Loan No. 07-0004403

GENERAL ELECTRIC CAPITAL CORPORATION
as Administrative Agent and a Lender,

THE FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER
BECOME PARTIES TO THIS LOAN AGREEMENT,
as Lenders,

and

THE PARTIES LISTED ON EXHIBIT B ATTACHED HERETO
as Borrowers

________________________________________________________

LOAN AGREEMENT

________________________________________________________

Dated as of: September 19, 2011

DOCUMENT PREPARED BY:

Jason Kaplan, Esq.
Reed Smith LLP
10 S. Wacker Drive, Suite 4000
Chicago, IL  60661

TABLE OF CONTENTS

EXHIBITS

Exhibits A-1 - A-3 -	Description of Projects
Exhibit B -	Borrowers
Exhibit C -	Loan Commitment
Exhibit D -	Names of Operating Tenants
Schedule I -	Form of Joinder Agreement
Schedule II -	Required Repairs/Post Closing Matters
Schedule III -	Form of Borrower’s Certificate
Schedule 2.1 -	Conditions to Advance of Tranche A Loan Proceeds
Schedule 2.1(a -	Conditions to Advance of Tranche B, Tranche C and Tranche D Loan Proceeds
Schedule 2.7 -	Sources and Uses
Schedule 6.22 -	Disclosures Regarding Healthcare Matters
Schedule 7.2 -	Compliance Certificate
Schedule 12.20 -	Allocated Loan Amounts
Schedule 12.37 -	Post-Closing Obligations

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of September 19, 2011 by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE Capital”), as Administrative Agent and collateral agent for the Lenders (as defined herein) (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”), THE FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER BECOME PARTIES TO THIS AGREEMENT as Lenders (together with their successors and permitted assigns, each a “Lender” and collectively, the “Lenders”), and THE PARTIES LISTED ON EXHIBIT B ATTACHED HERETO (each a “Borrower” and collectively, the “Borrowers”).

ARTICLE 1
DEFINITIONS

Section 1.1 Certain Definitions.  As used herein, the following terms have the meanings indicated:

“Acceleration Prepayment Premium” has the meaning assigned in Section 2.4(c).

“Acceptance Notice” has the meaning assigned in Section 12.32.

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“ACH” has the meaning assigned in Section 2.6(c).

“Acknowledgment of Property Manager” means the Acknowledgment and Agreement of Property Manager executed by Manager in favor of the Administrative Agent (on behalf of itself and the Lenders).

“Adjusted Expenses” means actual operating expenses related to the Projects, excluding any rent and interest paid and depreciation recorded by Operating Tenants on a stabilized accrual basis for the previous twelve (12) month period (as reasonably adjusted by Administrative Agent), including: (i) recurring expenses as determined under GAAP, (ii) real estate taxes, (iii) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income (or the actual management fee paid, if higher) and (iv) a replacement reserve (whether reserved or not) of not less than $.25 per rentable square foot.

“Adjusted Net Operating Income” or “ANOI” means annualized Adjusted Revenue less Adjusted Expenses, based upon the financial reports provided by Borrowers under Article 7 and approved by Administrative Agent in its reasonable discretion

“Adjusted Revenue” means revenues generated by the Operators at the Projects for the period in question (and if none specified, then for the most current twelve (12) months), as determined under GAAP, but excluding (a) nonrecurring income and non-property related income (as determined by Administrative Agent in its sole discretion) and income from tenants that is classified as “bad debt” under GAAP, and (b) late fees and interest income; provided, however, if actual occupancy of the Projects, taken as a whole, exceeds 95%, Adjusted Revenue shall be proportionately reduced assuming an occupancy of 95%.

“Administrative Agent” has the meaning assigned in the preamble to this Agreement.

“Affected Lender” has the meaning assigned in Section 2.13(a).

“Affiliate” means, with respect to a particular Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person is a trustee or beneficiary, (d) any Person which is directly or indirectly owned or controlled by such Person or any partner, shareholder, director, officer, member or manager of such Person, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person.  Any Borrower Party shall be deemed an Affiliate of Borrowers.

“Affiliate Borrowers” means the parties that are joined as additional Borrowers under the Loan Agreement in accordance with Section 12.40 and Schedule I.

“Affiliate Loan Documents” means any documents which are, by their terms and by the terms of the Loan Agreement, cross-collateralized or cross-defaulted with the Loan Documents, whether now existing or hereafter entered into by any Borrower, Affiliate Borrower or other Borrower Party with or for the benefit of Administrative Agent and/or Lenders, including without limitation, the Affiliate Notes and the agreements executed in connection therewith.

“Affiliate Loans” means Tranche A Loan, Tranche B Loan, Tranche C Loan and Tranche D Loan, and which are collectively evidenced by the Promissory Note for the Loan and the Affiliate Notes.

“Affiliate Notes” mean the Notes evidencing the Affiliate Loans, which loans have been made by Lenders on or prior to the date hereof, or, are anticipated to be made by Lenders after the date hereof, subject to the terms and conditions of this Agreement. The makers of the Affiliate Notes, the Affiliate Borrowers, are Affiliates of Borrowers.

“Affiliated Manager” means any property manager in which any Borrower, or any Affiliate of any Borrower has, directly or indirectly, any legal, beneficial or economic interest.

“Agreement” means this Loan Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Allocated Loan Amount” has the meaning assigned in Section 12.20.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1, et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701, et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Approved Fund” means, with respect to Administrative Agent or any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) Administrative Agent or such Lender, (ii) any Affiliate of Administrative Agent or such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages Administrative Agent or such Lender.

“Approved Insurer” means any insurer (other than Medicaid/Medicare/TRICARE) as may be approved by Administrative Agent from time to time in its sole discretion.

“Approved Successor Guarantor” shall mean (a) an Institutional Investor, or (b) another Person who is acceptable to Administrative Agent in its reasonable discretion, provided that in any event, such Institutional Investor or Person:

(i)           satisfies the Transfer Financial Criteria;

(ii)          owns (directly or indirectly) at least fifty-one percent (51%) of the beneficial interests in Borrowers;

(iii)         and its principals, owners, officers and directors meet all of the eligibility, credit, management and other standards customarily applied by Administrative Agent and/or Lenders at the time of the proposed transfer in connection with the origination or purchase of similar mortgages on healthcare facilities, to be determined by Administrative Agent and Lenders in their reasonable discretion, including but not limited to, any standards with respect to (A) previous relationships between Administrative Agent and/or Lenders and the Institutional Investor and its principals, (B) the reputation for integrity, honesty and veracity of the Institutional Investor and its principals, owners, officers and directors, (C) OFAC, money-laundering, anti-terrorism, SEC and other similar regulations and activities;

(iv)         organization, credit and experience in the management of similar properties are deemed by Administrative Agent and/or Lenders, in their reasonable discretion, to be appropriate to the overall structure and documentation of the existing financing secured by the Projects; and

(v)          shall have delivered to Lender a background and credit check along with such other diligence and background information in form and substance reasonably acceptable to Administrative Agent.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 12.3 (with the consent of any party whose consent is required by Section 12.3), accepted by the Administrative Agent, in form and substance satisfactory to Administrative Agent.

“Assignment of Leases and Rents” means the Assignment of Leases and Rents (whether one or more), executed by Borrowers for the benefit of Administrative Agent (on behalf of itself and the Lenders), and pertaining to the Leases, as amended, restated, supplemented, or otherwise modified from time to time.

“Assignment of Membership Interests” means the Assignment of Membership Interests (whether one or more), executed by the member(s) of each Borrower for the benefit of Administrative Agent (on behalf of the Lenders), and pertaining to all of the membership interests in each Borrower, as amended, restated, supplemented, or otherwise modified from time to time.

“ASTM” means the American Society for Testing and Materials.

“Award” has the meaning assigned in Section 3.3.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq.

“Bankruptcy Party” has the meaning assigned in Section 9.7.

“Borrower” and “Borrowers” have the meaning assigned in the preamble to this Agreement.

“Borrower Formation Documents” has the meaning assigned in Section 6.1(b).

“Borrower Party” means Borrower, any Guarantor, any general partner of any Borrower, and any general partner in any partnership that is a general partner of any Borrower, any managing member of any Borrower, and any managing member in any limited liability company that is a managing member of any Borrower.

“Borrowers’ Agent” has the meaning assigned in Section 7.7.

“Borrowers’ Certificate” shall mean the Borrowers’ Certificate executed by the Borrowers’ Agent, and in the form of Schedule III attached hereto.

“Borrowers’ Knowledge” means, (i) with respect to any representation, warranty or statement made as of the date of this Agreement, the actual knowledge of Steven Leathers, James A. Mezzanote, Todd Jensen or any Responsible Officer as of the date hereof as has been obtained in the normal course of business, after the exercise of reasonable diligence, including without limitation, reasonable inquiry of (a) the seller(s) of the Project to Borrowers, (b) where feasible, the current Operator of the Projects and (c) if applicable, reasonable inquiry of State Regulators and other governmental or quasi-governmental agencies having jurisdiction over the Projects; and (ii) with respect to any representation, warranty or statement made, deemed to be made, affirmed or reaffirmed, or deemed to be affirmed or reaffirmed (whether in a Compliance Certificate or otherwise), after the execution of this Agreement, the actual knowledge of the foregoing individuals as well as James A. Mezzanote, Russ Winget, Oleg Dashko (only until such date that any of the foregoing individuals are actually employed by any Borrower or any Borrower Party and thereafter, the successors in title to such Persons) or any Responsible Officer as of the date and time that the applicable representation, warranty or statement is made, deemed to be made, affirmed or reaffirmed, or deemed to be affirmed or reaffirmed, as has been obtained in the normal course of business, but without imposing or implying any duty of investigation or diligence, such as an inquiry of the current Operator of the Projects or of State Regulators or other governmental or quasi-governmental agencies having jurisdiction over the Projects.

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of Illinois are not open for general banking business.

“Casualty” has the meaning assigned in Section 3.2.

“Census Report” means, with respect to a Project, a report which records the number of licensed beds for the Project, as well as the number of patients and patient census days by Third Party Payor source.

“Closing Date” means the date the Tranche A Loan, Tranche B Loan, Tranche C Loan or Tranche D Loan is funded by the Lenders, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all real and personal property with respect to which Liens in favor of Administrative Agent are executed, identified or purported to be granted pursuant to the Loan Documents and which secure the Obligations described in the Loan Documents, and includes, without limitation, all of each Borrower’s right, title and interest in, to and under all personal property, real property, and other assets that arise from, are used in connection with, are related to or are located at the Projects, whether now owned by or owing to, or hereafter acquired by or arising in favor of any Borrower (including all personal property and other assets owned or acquired under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, a Borrower, and regardless of where located.

“Collateral Assignment of Acquisition Documents” means that certain Collateral Assignment of all of Borrowers’ rights under the Purchase Agreement together with all documents related thereto.

“Compliance Certificate” means the compliance certificate in the form of Schedule 7.2 attached hereto.

“CON” means a certificate of need or similar certificate, license or approval issued by the State Regulator for the Projects.

“Condemnation” has the meaning assigned in Section 3.3.

“Contract Rate” has the meaning assigned in Section 2.2.

“Control” or “controls” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract, by its position with such Person as general partner or managing member, or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the aggregate interest, fixed principal, and other payments due under the Loan and under any other permitted Debt relating to the Projects expressly approved by Administrative Agent for the period of time for which calculated.  The foregoing calculation shall exclude payments applied to escrows or reserves required by Administrative Agent or the Lenders.  In the event that Debt Service for a period of twelve (12) months (or other calculation period) is not available, Administrative Agent shall annualize the Debt Service for such period of time as is available.

“Debt Service Coverage Ratio” means the ratio of (i) Adjusted Net Operating Income for the Projects for a particular period, to (ii) Debt Service for such period.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable Law, and (b) five percent (5.0%) per annum in excess of the Contract Rate.

“Defaulting Lender” means a Lender that (a) has given written notice to Borrowers, Administrative Agent, or any other Lender that it will fail to fund any amounts to be funded by such Lender after the Closing Date under this Agreement or otherwise fails to fund such amount under this Agreement; (b) is in default for failing to make payments under one or more syndicated credit facilities (unless subject to a good faith dispute); or (c) has declared (or the holding company of such Lender has declared) bankruptcy or is otherwise involved in a liquidation proceeding and Administrative Agent has determined such Lender is reasonably likely to become a Defaulting Lender, or (d) is the subject of a receivership.

“Determination Date” has the meaning assigned in Section 8.15.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Electronic Transmission” means any process of communication that does not directly involve the physical transfer of paper and that is suitable for the retention, retrieval and reproduction of information by the recipient.

“Environmental Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement dated of even date hereof in favor of Administrative Agent (for itself and on behalf of the Lenders) executed by Borrowers and Guarantor with respect to the Projects, as amended, restated, supplemented, or otherwise modified from time to time.

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws (a) governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) governing or regulating the transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

“Event of Default” has the meaning assigned in Article 9.

“Exit Fee” has the meaning assigned in Section 2.11.

“Federal Bankruptcy Code” means Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as amended from time to time.

“Financing Notice” has the meaning assigned in Section 12.32.

“FIRREA” has the meaning assigned in Schedule 2.1.

“Funds” means, collectively, the Replacement Escrow Fund and Required Repair Fund.

“GAAP” means general accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date so indicated and consistently applied.

“GE Capital” has the meaning assigned in the Preamble to this Agreement.

“Ground Lease” means the any lease agreement, executed between a lessor, as ground lessor, and Borrower, as lessee, as amended or modified from time to time.

“Ground Lessor” means any ground lessor with respect to a Project, and any successor in interest thereto.

“Governmental Account Debtor” means any Account Debtor that is a Governmental Authority, including, without limitation, Medicare and Medicaid.

“Governmental Approvals” means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Projects.

“Governmental Authority” means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including, without limitation, the State Regulator), or any court, administrative tribunal, or public body.

“Guarantor” means collectively, American Realty Capital Healthcare Trust, Inc., a Maryland corporation and American Realty Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership.

“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws, (i) any excessive moisture, mildews, mold or other fungi in quantities and/or concentrations that could reasonably be expected to pose a risk to human health or the environment, or negatively impact the value of the Projects or (j) any elements, material, compounds, mixtures, chemicals, wastes, pollutants, contaminants or substances known to cause cancer or reproductive toxicity, that, because of its quantity, concentration or physical or chemical characteristics, exposure is limited or regulated by any Governmental Authority having jurisdiction over human health and safety, natural resources or the environment, or which poses a significant present or potential hazard to human health and safety, or to the environment, if released into the workplace or the environment.

“Healthcare Investigations” means any inquiries, investigations, probes, audits or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower, Guarantor or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit or procedures initiated by Fiscal Intermediary/Medicare Administrator Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, Attorney General, Office of Inspector General, Department of Justice or similar governmental agencies or contractors for such agencies).

“Healthcare Laws” means all applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including without limitation HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Projects or any part thereof as a long term acute care hospital facility, rehabilitation hospital facility or other healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including without limitation, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute”, 31 U.S.C Section 3729-33, and the “False Claims Act”.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HIPAA Compliance Date” has the meaning assigned in Section 8.16(b).

“HIPAA Compliance Plan” has the meaning assigned in Section 8.16(b).

“HIPAA Compliant” has the meaning assigned in Section 8.16(b).

“IEEPA” has the meaning assigned in Section 6.19(f).

“Indebtedness” means all payment obligations of Borrowers or any Borrower Party to Administrative Agent or to any Lender under the Loan or any of the Loan Documents, including, without limitation, any and all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post petition interest is allowed in any such proceeding.

“Initial Exit Fee Date” has the meaning assigned in Section 2.11.

“Institutional Investor” means (i) a state or public pension plan, (ii) a pension trust maintained by a non-governmental employer, (iii) an endowment or private foundation, (iv) a banking institution, (v) an insurance company, (vi) a corporation, (vii) a real estate investment trust, (viii) saving and loan association, (ix) trust company, (x) commercial credit corporation, (xi) mutual fund, or (xii) an entity wholly owned by any of the foregoing whose obligations are guaranteed by such owner.

“Insurance Impound” has the meaning assigned in Section 3.4.

“Insurance Premiums” has the meaning assigned in Section 3.1(c).

“Joinder” has the meaning assigned in Section 12.40.

“Land” means, collectively, the real property described in Exhibits A-l through A-3 attached hereto, together with such real property as may be acquired by a party that is joined as a Borrower hereunder, such acquisition to be financed by the Lenders.

“Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations and guidances and judicial opinions or presidential authority in the applicable jurisdiction, including but not limited to quality and safety standards, accreditation standards and requirements of any Governmental Authority or State Regulator having jurisdiction over Borrowers or the ownership, use, occupancy or operations of the Projects, each as it may be amended from time to time.

“Lease Party” means the party to any Lease that grants to the other party the right to use or occupy any portion of the Projects, whether it be a Borrower or any Operator.

“Leases” means all leases of, subleases of and occupancy agreements affecting the Projects or any part thereof now existing or hereafter executed (including all patient and resident care agreements and service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto.

“Lender(s)” has the meaning assigned in the preamble to this Agreement.

“Lender Transferee” has the meaning assigned in Section 12.3(f).

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any interest, or claim thereof, in the Projects securing an obligation owed to, or a claim by, any Person other than the owner of the Projects, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Projects.

“Loan” means collectively, the Tranche A Loan, Tranche B Loan, Tranche C Loan and Tranche D Loan, made to be made by the Lenders to Borrowers under this Agreement, together with all other amounts secured by the Loan Documents.

“Loan Commitment” means with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Loan (albeit Tranche A Loan, Tranche B Loan, Tranche C Loan or Tranche D Loan, as applicable) to the Borrowers.

“Loan Commitment Expiration Date” means March 31, 2012, the date upon which Lenders’ Loan Commitment shall terminate.

“Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Mortgage, (d) the Assignment of Leases and Rents, (e) Uniform Commercial Code financing statements, (f) such assignments of Management Agreements, contracts and other rights as may be required under the Term Sheet or otherwise requested by Administrative Agent or the Lenders, (g) the Collateral Assignment of Acquisition Documents, the Business Associate Agreement, if applicable, (h) the Recourse Guaranty Agreement, (i) Assignment of Membership Interests, (j) the Security Agreement, (k) Acknowledgment of Property Manager, (l) Operating Lease Subordination Agreements, (m) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, (n) any letter of credit provided to Administrative Agent (for itself and on behalf of the Lenders) in connection with the Loan, (o) all of the Affiliate Loan Documents (to the extent not already covered by clauses (a) – (n) above, and (p) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing; provided however, in no event shall the term “Loan Documents” include the Environmental Indemnity Agreement.

“Loan Origination Fee” means a fee in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) to be paid by Borrowers to Administrative Agent (for the benefit of Lenders) on a pro rata basis concurrent with the closing of the Tranche A Loan, Tranche B Loan, Tranche C Loan and Tranche D Loan, as applicable.

“Loan Year” means (a) for the first Loan Year, the period between the date hereof and one calendar year from the last day of the month in which the Closing Date occurs (unless the Closing Date is on the first day of a month, in which case the first Loan Year shall commence on such Closing Date and end one calendar year from the last day of the month immediately preceding the Closing Date) and (b) each consecutive twelve month calendar period after the first Loan Year until the Maturity Date.

“Make Whole Breakage Amount” means, as calculated by Administrative Agent, the greater of (i) one percent (1%) of the amount being prepaid and (ii) the excess, if any, of (A) the sum of the net present values of each scheduled interest and principal payment of the Loan, including the payment of the balance of the Loan (together with accrued interest thereon) on the then scheduled Maturity Date, discounted to the date of the prepayment at an interest rate equal to the Replacement Treasury Yield plus fifty (50) basis points, over (B) the amount of principal being prepaid.

“Management Agreements” means, collectively, those certain agreements between Borrowers and Property Manager for the management of the Projects.

“Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have any Borrower or any Borrower Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against any Borrower or any Borrower Party, to file a petition seeking, or consent to, reorganization or relief with respect to any Borrower or any Borrower Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for any Borrower or any Borrower Party or a substantial part of its respective property, to make any assignment for the benefit of creditors of any Borrower or any Borrower Party, the admission in writing by any Borrower or any Borrower Party of such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Change” or “material adverse change” means, in Administrative Agent’s reasonable discretion, the business prospects, operations or financial condition of a Person or Project has changed in a manner which would, considering the totality of facts and circumstances, prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents or Environmental Indemnity Agreement.

“Material Adverse Effect” or “material adverse effect” means, in Administrative Agent’s reasonable discretion, a material impairment of: (i) the ability of Borrowers and/or Guarantor to perform their obligations under the Loan Documents; (ii) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Borrowers taken as a whole; (iii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents; or (iv) the ability of the Borrowers or the Operators to operate all or a material portion of the Projects.

“Maturity Date” means the earlier of (a) September 18, 2015, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Medicaid” means Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states.

“Medicare” means Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.

“Mortgage” means, collectively (whether one or more), as applicable, the Mortgage(s), Assignment of Leases and Rents, Security Agreement and Fixture Filing, or the Deed(s) of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed by Borrowers in favor of Administrative Agent (for itself and on behalf of the Lenders), covering the Projects, as amended, restated, supplemented, or otherwise modified from time to time.

“Non-U.S. Lender Party” means each of the Administrative Agent, the Lenders and each participant, in each case that is not a U.S. Person.

“Note” and “Notes” means, respectively, (a) each Promissory Note executed at any time by Borrowers and payable to the order of a Lender in evidence of the Loan of such Lender and (b) all such Promissory Notes, together with all renewals, modifications and extensions thereof and any replacement or additional notes executed by Borrowers pursuant to the terms hereof.  The Borrowers shall execute a separate Note with respect to the Tranche A Loan, Tranche B Loan, Tranche C Loan and Tranche D Loan, respectively.  Each of the Affiliate Notes is a “Note” for purposes of this Agreement.

“Obligations” means the Indebtedness and all other obligations of Borrowers hereunder and under the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Operating Leases” means collectively, those certain lease agreements between Borrowers, and Operating Tenants, covering the Projects.

“Operational Lease Forbearance Period” has the meaning assigned in Section 10.4.

“Operational Default” has the meaning assigned in Section 10.4.

“Operating Lease Subordination Agreements” means collectively, those certain Subordination, Non-Disturbance and Attornment Agreements dated of even date herewith, executed by Operating Tenants, Borrowers and Administrative Agent (on behalf of Lenders).

“Operating Tenants” means the parties listed on Exhibit D and any successor operating tenant of the Projects approved by Administrative Agent or expressly permitted under this Agreement.

“Operator”, individually, and “Operators”, collectively, means the applicable Property Manager, Operating Tenant, property sublessee and/or operator under any Operating Agreement, approved by Administrative Agent and any successor to such Operator approved by Administrative Agent.  If there exists a Property Manager, Operating Tenant and a property sublessee, or any combination thereof, with respect to the Projects, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.

“Operators’ Agreements” means, collectively, the Management Agreements, the Operating Leases and/or other similar agreement regarding the management and operation of the Projects between Borrowers and/or Operating Tenants and Property Manager.

“Other Taxes” has the meaning assigned in Section 2.16(c).

“Overpaying Borrower” has the meaning assigned in Section 12.20.

“Overpayment Amount” has the meaning assigned in Section 12.20.

“Patriot Act” means the USA Patriot Act of 2001, Pub. L. No. 107-56.

“Payment Date” has the meaning assigned in Section 2.3(a), and is the date that a regularly scheduled payment of interest is due.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Exceptions” means the exceptions to title contained in the Title Policy insuring the liens created pursuant to the Mortgages and any other title matter to which Administrative Agent consents in writing.

“Permitted Transfer” means (a) a Sale or Pledge expressly permitted under Section 8.1(c) or (b) a Prohibited Transfer approved by the Required Lenders pursuant to Section 8.1(d) or 8.1(e).

“Permitted Transferee” shall mean a Person satisfying the following conditions: (i) such Person is (x) an entity wholly owned, either directly or indirectly, by an entity that satisfies the Transfer Financial Criteria, or (y) is otherwise acceptable to Administrative Agent in its reasonable discretion, (ii) such Person qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies, (iii) such Person’s counsel has delivered to Administrative Agent a non-consolidation opinion reasonably acceptable to Administrative Agent and acceptable to the Rating Agencies in their sole discretion (provided that if (1) a Securitization has not occurred or (2) a Securitization has occurred but a Rating Agency, within the period of time provided in the Securitization’s pooling and servicing agreement (or similar agreement), has not responded to the request for Rating Agency approval of such opinion or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency approval of such opinion, then Administrative Agent’s approval shall be required in lieu of such Rating Agency approval), if such non-consolidation opinion is required in conjunction with a Securitization of the Loan, (iv) such Person is reputable, of good character, creditworthy and with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other information reasonably requested by Administrative Agent; (v) Administrative Agent has received a background and credit check in form and substance reasonably acceptable to Administrative Agent with respect to any Person holding (together with such Person’s Affiliates), a twenty percent (20%) or greater (or lesser if required by Administrative Agent in its reasonable discretion) direct or indirect interest in such Person; and (vi) such other conditions as are reasonably required by Administrative Agent.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof: or any other form of entity.

“Post Closing Obligations” means the post closing obligations described on Schedule 12.37.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Primary Licenses” means, with respect to any Project or Person operating such Project, as the case may be, the CON, permit or license to operate as a medical office, acute surgery center, long-term care center, hospital or other health care facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement, if applicable.

“Prohibited Transfer” has the meaning assigned in Section 8.1(a).

“Projects” means the Land and medical office, acute surgery center, long-term care center, hospital or other health care facility located on the Land, and all related facilities, amenities, fixtures, and personal property owned by Borrowers and any improvements now or hereafter located on the Land.

“Project Yield” means the ratio, expressed as a percentage, of (a) annualized Adjusted Net Operating Income from the Projects, as determined by Administrative Agent for a particular period, to (b) the outstanding principal balance of the Loan.

“Property Condition Report” has the meaning assigned in Schedule 2.1.

“Property Manager” means the property manager of the Projects (whether one or more) approved by Administrative Agent, and any successor property manager approved by Administrative Agent.  Without limiting the foregoing, American Realty Capital Healthcare Properties, LLC, a Delaware limited liability company, and an Affiliate of the Borrowers, will serve as the initial Property Manager the Projects for which there shall be a single Tenant and CB Richard Ellis, Inc., a Delaware corporation, shall serve as the initial Property Manager for Projects for which there are multiple Tenants.

“Prorated Interest” has the meaning assigned in Section 2.4(b).

“Pro Rata Outstandings” means, with respect to any Lender at any time, the outstanding principal amount of the Loan owing to such Lender at such time.

“Pro Rata Share” means, with respect to any Lender at any time (a) on or prior to the date of the making of the Loan contemplated herein, the percentage obtained by dividing (i) the Loan Commitment of such Lender then in effect by (ii) the sum of the Loan Commitment and (b) after the making of the Loan, the percentage obtained by dividing (i) the Pro Rata Outstandings of such Lender by (ii) the total outstanding principal amount of the Loan; provided, however, that, if there is no Loan Commitment and no Pro Rata Outstandings, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to the terms of this Agreement.

“Purchase Agreement” means that certain Purchase Agreement dated July 14, 2011, 2011 by and between CCN Venture, LP, Durango Medical Plaza, LP, NW Houston MOB II, LP, ARC Med Partners, LP, GRSA IRF II, LP, North Dallas Hospital, BBD Partners, LP, Rome LTH Partners, LP, UMC Triangle MOB, LP, LA Mesa Med Partners, LP, Northwest Houston Hospital RE Partners, LP, CRTX Hospital Investors, LP and Village HC Partners, LP, collectively, as seller and Borrowers, as assignees of American Realty Capital V, LP, as buyer, as amended or modified from time to time.

“Rating Agencies” means each of Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by Administrative Agent to the extent that any of the foregoing have been or will be engaged by Administrative Agent or its designees.

“Rating Agency Confirmation” means a written affirmation from any one of the Rating Agencies (unless otherwise agreed by Administrative Agent) that an action or event shall not result in the qualification, downgrade or withdrawal of any credit rating by such Rating Agency.

“Recipient” has the meaning assigned in Section 12.38.

“Recourse Guaranty Agreement” means that certain Guaranty of Recourse Obligations executed by Guarantor, as amended, restated, supplemented, or otherwise modified from time to time.

“Register” has the meaning specified in Section 2.12(b).

“Related Persons” means, with respect to any Person, each of such Person’s Affiliates, officers, directors, employees, agents, trustees, representatives, attorneys, accountants, and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 11.4 or any comparable provision of any Loan Document.

“Replacement Escrow Fund” has the meaning assigned in Section 2.5.

“Replacement Operating Lease” has the meaning assigned in Section 10.4.

“Replacement Operating Tenant” has the meaning assigned in Section 10.4.

“Replacement Operator” has the meaning assigned in Section 10.4.

“Replacement Treasury Yield” means the rate of interest equal to the yield to maturity of the most recently issued U.S. Treasury security as quoted in the Wall Street Journal on any prepayment date.  If the remaining term is less than one year, the Replacement Treasury Yield will equal the yield for 1-Year Treasury’s.  If the remaining term of the Loan is 1-Year, 2-Year, etc., then the Replacement Treasury Yield will equal the yield for the Treasury’s with a maturity equaling the remaining term.  If the remaining term of the Loan is longer than one year but does not equal one of the maturities being quoted, then the Replacement Treasury Yield will equal the yield for Treasury’s with a maturity closest to but not exceeding the remaining term.  If the Wall Street Journal (i) quotes more than one such rate, the highest of such quotes shall apply, or (ii) ceases to publish such quotes, the U.S. Treasury security shall be determined from such financial reporting service or source as Administrative Agent shall determine.

“Reports” has the meaning assigned in Section 12.38.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares at such time are in excess of 50% in the aggregate; provided, however, the Loan Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Repair Fund” has the meaning assigned in Section 2.5.

“Required Repairs” means the repairs described on Schedule II.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the President, Secretary or Treasurer of any Borrower or any Borrower Party or any other officer specifically appointed under the operating agreement (limited liability company agreement) or formal resolutions of a Borrower or a Borrower Party, in each case as applicable.

“Restoration Threshold” means, as of any date, the lesser of (a) two and one-half percent (2.5%) of the replacement value of the improvements at the affected Project as of such date, and (b) $500,000.00.

“Restricted Party” means each Borrower, any Affiliated Manager, Guarantor or any shareholder, partner, member or non-member manager of any Borrower, Guarantor or of any Affiliated Manager.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, master lease, ground lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.

“Secured Parties” means the Lenders and the Administrative Agent and each such Person’s Related Persons.

“Security” means all of the real and personal property securing the Obligations described in the Loan Documents.

“Security Agreement” means the Security Agreement executed by Borrowers in favor of Administrative Agent (for itself and on behalf of the Lenders) covering certain personal property described therein, as amended, restated, supplemented, or otherwise modified from time to time.

“Security Deposits” means any and all security deposits and entrance fees from any tenant or occupant of the Projects collected or held by Borrowers or any Operator.

“Single Purpose Entity” means a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning and leasing the Projects, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies with the covenants set forth in Section 6.17 hereof.

“Site Assessment” means an environmental engineering report for each Project prepared at Borrowers’ expense by an engineer engaged by Borrowers, or by Administrative Agent on behalf of Borrowers, and approved by Administrative Agent, and in a manner reasonably satisfactory to Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about each Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-05 (or any successor thereto published by ASTM) and good customary and commercial practice.

“Social Security Act” means 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.

“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“State Regulator” has the meaning assigned in Section 8.14(a).

“Substitute Lender” has the meaning assigned in Section 2.13(a).

“Survey” has the meaning assigned in Schedule 2.1.

“Tax Impound” has the meaning assigned to such term in Section 3.5.

“Taxes” has the meaning assigned in Section 8.2.

“Tenant” means any tenant or occupant of a Project under a Lease.

“Term Sheet” means that mortgage loan proposal dated July 28, 2011 from GE Capital and accepted by and on behalf of Borrowers on July 29, 2011.

“Third Party Payor Programs” means any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Approved Insurer, and any other private commercial insurance managed care and employee assistance program, to which any Borrower or any Operator may be subject with respect to any Project.

“Title Policy” has the meaning assigned in Schedule 2.1.

“Tranche A & B Threshold” has the meaning assigned in Section 2.11.

“Tranche A Loan” means a loan in the amount of Forty Five Million Eight Hundred Fifty Nine Thousand One Hundred Forty Eight and no/100 Dollars ($45,859,148).

“Tranche A Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Tranche A Loan to the Borrowers, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C under the caption “Tranche A Lender’s Loan Commitment.”  The Tranche A Loan Commitment on the date hereof equals $45,859,148.

“Tranche B Loan” means a loan in the amount of Forty Five Million Forty Thousand Eight Hundred Fifty Two and no/100 Dollars ($45,040,852).

“Tranche B Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Tranche B Loan to the Borrowers, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C under the caption “Tranche B Lender’s Loan Commitment.”  The Tranche B Loan Commitment on the date hereof equals $45,040,852.

“Tranche C Loan” means a loan in the amount of Twenty Million Six Hundred Thousand Dollars ($20,600,000).

“Tranche C Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Tranche B Loan to the Borrowers, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C under the caption “Tranche B Lender’s Loan Commitment.”  The Tranche B Loan Commitment on the date hereof equals $20,600,000.

“Tranche D Loan” means a loan in the amount of Thirty Eight Million Five Hundred Thousand Dollars ($38,500,000).

“Tranche D Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Tranche D Loan to the Borrowers, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C under the caption “Tranche D Lender’s Loan Commitment.”  The Tranche D Loan Commitment on the date hereof equals $38,500,000.

“Transferee” has the meaning assigned in Section 8.1(d).

“Transfer Fee” has the meaning assigned in Section 8.1(d).

“Transfer Financial Criteria” shall mean, with respect to any Person, that such Person has a net worth of at least Twenty Five Million and 00/100 Dollars ($25,000,000.00) and assets of at least Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) and that such Person has covenanted in an agreement, in a form reasonably acceptable to Administrative Agent, to maintain such minimum net worth and asset levels for the duration of the term of the Loan.

“Triple Net Lease” means a Lease between any Borrower any its Tenant pursuant to which the Tenant is required to pay all costs associated with its lease of space at the Project, including without limitation, rent, its pro rata share of real estate taxes, insurance and common area maintenance/improvements.

“TWEA” has the meaning assigned in Section 6.19(g).

“U.S. Lender Party” means each of Administrative Agent, the Lenders, and each participant of a Lender, in each case that is a U.S. Person.

“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

“Withholding Taxes” has the meaning assigned in Section 2.16(a).

“Zoning Report” has the meaning assigned in Schedule 2.1.

Section 1.2 Definitions.  All terms defined in Section 1.1 above or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or Environmental Indemnity Agreement, or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole.  The words “include” and “include(s)” when used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

Section 1.3 Phrases.  When used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to Administrative Agent,” “satisfactory to Lenders,” and “satisfactory to Required Lenders” shall mean “in form and substance satisfactory to the applicable Person in all respects”, the phrases “with Administrative Agent’s consent,” “with the Lenders’ consent,” and “with the Required Lenders’ consent,” or “with Administrative Agent’s approval,” “with the Lenders’ approval,” and “with the Required Lenders’ approval” shall mean such consent or approval at such Person’s sole discretion, and the phrases “acceptable to Administrative Agent,” “acceptable to Lenders,” and “acceptable to the Required Lenders” shall mean “acceptable to such Person at such Person’s sole discretion” unless otherwise specified in this Agreement.

ARTICLE 2
LOAN TERMS

Section 2.1 The Loan.

(a)           Tranche A Loan.  Upon satisfaction of all the terms and conditions set forth in the Term Sheet and Schedule 2.1 attached hereto, each Lender severally, but not jointly, agrees to make its Pro Rata Share of the Tranche A Loan in Dollars to Borrowers in the amount of such Lender’s Loan Commitment, which shall be funded in one advance on the Tranche A Closing Date and repaid in accordance with the terms of this Agreement and the Notes.  Borrowers hereby agree to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.  Lenders’ Loan Commitment shall terminate on the Loan Commitment Expiration Date.

(b)           Tranche B Loan.  Upon satisfaction of all the terms and conditions set forth in the Term Sheet and Schedule 2.1(a) attached hereto, each Lender severally, but not jointly, agrees to make its Pro Rata Share of the Tranche B Loan in Dollars to Borrowers in the amount of such Lender’s Loan Commitment, which shall be funded in one advance on the Tranche B Closing Date and repaid in accordance with the terms of this Agreement and the Notes.  Borrowers hereby agree to accept the Tranche B Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

(c)           Tranche C Loan.  Upon satisfaction of all the terms and conditions set forth in the Term Sheet and Schedule 2.1(b) attached hereto, each Lender severally, but not jointly, agrees to make its Pro Rata Share of the Tranche C Loan in Dollars to Borrowers in the amount of such Lender’s Loan Commitment, which shall be funded in one advance on the Tranche B Closing Date and repaid in accordance with the terms of this Agreement and the Notes.  Borrowers hereby agree to accept the Tranche C Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

(d)           Tranche D Loan.  Upon satisfaction of all the terms and conditions set forth in the Term Sheet and Schedule 2.1(b) attached hereto, each Lender severally, but not jointly, agrees to make its Pro Rata Share of the Tranche D Loan in Dollars to Borrowers in the amount of such Lender’s Loan Commitment, which shall be funded in one advance on the Tranche D Closing Date and repaid in accordance with the terms of this Agreement and the Notes.  Borrowers hereby agree to accept the Tranche D Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

Section 2.2 Interest Rate; Late Charge.  The outstanding principal balance of the Loan shall bear interest as follows: (i) the Tranche A Loan shall bear interest at a fixed per annum rate equal to Five and 01/100 percent (5.01%) per annum; and (ii) for the Tranche B Loan, Tranche C Loan and Tranche D Loan, at a fixed rate of interest per annum to be determined as of the Closing Date of such Loan in accordance with the terms set forth in the Term Sheet (in each case as applicable, the “Contract Rate”).  If Borrowers fail to pay any installment of interest or principal (exclusive of the payment due on the Maturity Date) within five (5) days after the date on which the same is due, Borrowers shall pay to Administrative Agent, for the account of the Lenders (other than any Defaulting Lender), a late charge on such past due amount, as liquidated damages and not as a penalty, equal to three percent (3.0%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law.  The Administrative Agent shall pay to each Lender (other than any Defaulting Lender) its portion of the late charge based on each Lender’s Pro Rata Share of the Loan in accordance with Section 2.6.  The foregoing late charge is intended to compensate Lenders for the expenses incident to handling any such delinquent payment and for the losses incurred by each Lender as a result of such delinquent payment.  Borrowers agree that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses each Lender will incur by reason of late payment.  Borrowers and each Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix.  Acceptance of the late charge shall not constitute a waiver of the Event of Default arising from the overdue installment, and shall not prevent any Lender from exercising any other rights or remedies available to such Lender with respect to such Event of Default.  While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3 Terms of Payment.  The Loan shall be payable as follows:

(a)           Interest.  On the date hereof, Borrowers shall pay to Administrative Agent for the account of the Lenders (other than a Defaulting Lender), interest only representing interest accrued from the date hereof through the last day of the current month computed at the Contract Rate.  Thereafter, commencing on November 1, 2011, and continuing on the first (1st) day of each calendar month thereafter (each such date a “Payment Date”), Borrowers shall pay interest only computed at the Contract Rate on the outstanding principal balance of the Loan.

(b)           Maturity.  On the Maturity Date, Borrowers shall pay to Administrative Agent for the account of the Lenders (other than a Defaulting Lender), all outstanding principal, accrued and unpaid interest, default interest, late charges, the Exit Fee and any and all other amounts due under the Loan Documents.

Section 2.4 Prepayment.

(a)           Voluntary Prepayment.  The Loan may be prepaid in whole, but not in part, on a Payment Date at any time, provided the Borrowers provide not less than ten (10) Business Days’ notice to Administrative Agent of such prepayment and pay with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents as more fully described in Section 2.4(b) below.

(b)           Prepayment Not Made on a Payment Date.  If for any reason the Loan or any portion thereof is prepaid on a day other than a scheduled monthly Payment Date, interest shall be prorated through the date of prepayment (the “Prorated Interest”).  On the prepayment date, the Borrowers shall pay to Administrative Agent, for the account of Lenders, the applicable principal of the Loan, Prorated Interest, Make Whole Breakage Amount, Exit Fee, if any, and any other amounts, if any, required under this Agreement.

(c)           Involuntary Prepayment.  If the Loan is accelerated for any reason other than casualty or condemnation, and the Loan is otherwise closed to prepayment, Borrowers shall pay to Administrative Agent, for the account of the Lenders, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium equal to the sum of (i) the Make Whole Breakage Amount (in accordance with Section 2.3(b)) and (ii) two percent (2%) of the outstanding balance of the Loan (the “Acceleration Prepayment Premium”).

(d)           Prepayment Due to Casualty or Condemnation.  In the event of a prepayment resulting from the application of insurance or condemnation proceeds pursuant to Article 3 hereof, no prepayment penalty or premium shall be imposed.

(e)           Character of Acceleration Prepayment Premium.  The Acceleration Prepayment Premium does not constitute a penalty, but rather represents the reasonable estimate, agreed to between Borrowers and each Lender, of fair compensation for the loss that may be sustained by such Lender due to the payment of the principal Indebtedness prior to the Maturity Date and/or the increased cost and expense to such Lender resulting from an acceleration of the Loan.  Any Acceleration Prepayment Premium shall be paid without prejudice to the right of any Lender to collect on its behalf any of the amounts owing under the Note, this Loan Agreement or the other Loan Documents or otherwise, to enforce any of its rights or remedies arising out of an Event of Default.

Section 2.5 Security; Establishment of Funds.

(a)           Security.  The Loan shall be secured by the Mortgages creating a first lien on the Projects, the Assignment of Leases and Rents and the other Loan Documents.

(b)           Establishment of Funds.  With respect to those Projects that are not subject to Triple Net Leases, if required by Administrative Agent, Borrowers agree to establish the following reserves with Administrative Agent, to be held by Administrative Agent as further security for the Loan:

(i)           on the Closing Date, as applicable, Borrowers shall deposit with Administrative Agent the amount required by Administrative Agent (the “Required Repair Fund”) which shall be held by Administrative Agent for the completion of the required repairs set forth on Schedule II annexed hereto on or before the date set forth in Schedule II, as applicable; and

(ii)           Borrowers shall deposit with Administrative Agent on each Payment Date the product of 25/100 Dollars ($.25) multiplied by the number of rentable square feet in such Projects, which shall be held by Administrative Agent for replacements and repairs required to be made to the Projects during the term of the Loan, Tenant improvements and leasing commissions (the “Replacement Escrow Fund”).

Administrative Agent shall hold the Funds, and any and all other impounds or reserves otherwise provided for in this Agreement, for the benefit of all Lenders.

Borrowers covenant and agree that with respect to all Operating Tenants that are subject to Triple Net Leases, Borrowers shall: (i) cause all such Operating Tenants to make all repairs and maintenance with respect to such Project as may be required under the terms of the Operating Lease; and (ii) make all such repairs and maintenance in the event that the Operating Tenant fails to do so.  If: (i) Borrowers fail to comply with the foregoing covenant; or (ii) upon the occurrence and continuation of an Event of Default, Administrative Agent, in its reasonable discretion and on such terms as are reasonably required by it, may require the Borrower to establish additional Funds in respect of such Projects with the Administrative Agent, to be held by the Administrative Agent as further security for the Loan.

(c)           Pledge and Disbursement of Funds.  Borrowers hereby pledge to Administrative Agent and the Lenders, and grant a security interest in, any and all monies now or hereafter deposited in the Funds as additional security for the payment of the Loan.  Administrative Agent may reasonably reassess its estimate of the amount necessary for the Funds from time to time and may adjust the monthly amounts required to be deposited into the Funds upon thirty (30) days notice to Borrowers.  Administrative Agent shall make disbursements from the Funds as requested by Borrowers, and approved by Administrative Agent in its reasonable discretion, on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrowers of Administrative Agent’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Administrative Agent, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment.  For any disbursements requested in excess of One Hundred Thousand Dollars ($100,000), Administrative Agent may require an inspection of the Projects at Borrowers’ expense prior to making a quarterly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought.  The Lenders and the Borrowers acknowledge and agree that the Funds shall be held without interest in Administrative Agent’s name and may be commingled with Administrative Agent’s own funds at financial institutions selected by Administrative Agent in its reasonable discretion.  Upon the occurrence of an Event of Default, Administrative Agent may (and at the direction of the Required Lenders shall) apply any sums then present in the Funds to the payment of the Loan in any order in the reasonable discretion of the Administrative Agent.  Until expended or applied as above provided, the Funds shall constitute additional security for the Loan.  Administrative Agent shall have no obligation to release any of the Funds while any Event of Default or Potential Default exists or any Material Adverse Change has occurred in any Borrower or any Borrower Party or any Project.  All reasonable costs and expenses incurred by Administrative Agent in the disbursement of any of the Funds shall be paid by Borrowers promptly upon demand or, at Administrative Agent’s sole discretion, deducted from the Funds.

Section 2.6 Application of Payments.

(a)           Waterfall.  Prior to the occurrence of an Event of Default, all payments received by Administrative Agent under the Loan Documents shall be applied, (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent pursuant to this Agreement or any Loan Document, (ii) second, to pay interest then due and payable to the Lenders (other than a Defaulting Lender) in respect of the Loan calculated at the Contract Rate, (iii) third, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders (other than a Defaulting Lender) pursuant to this Agreement or any Loan Document, (iv) fourth, to principal payments due under the Loan owing to the Lenders (other than a Defaulting Lender), (v) fifth, to any reserves, escrows or other impounds required to be maintained pursuant to the Loan Documents, (vi) sixth, to any Exit Fee then due, and (vii) seventh, to the ratable payment of all other Obligations (other than Obligations owing to a Defaulting Lender); and (viii) eighth, to repay all Obligations owing to a Defaulting Lender.  Upon the occurrence of an Event of Default, all payments shall be applied in such order as the Administrative Agent shall determine in its sole discretion.  Notwithstanding anything herein to the contrary, if at any time following an Event of Default or acceleration of the Obligations or on or after the Maturity Date, the Administrative Agent applies any payments received or the proceeds of any Collateral to principal payments on the Loan, the Administrative Agent shall apply such payments or proceeds pro rata between such principal payments on the Loan based on the outstanding principal balance of the Loan.

(b)           Application of Payments Generally.  All repayments of the Loan shall be applied to reduce ratably the remaining installments of such outstanding principal amounts of the Loans in the inverse order of maturity.  If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.6, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations.  Any priority level set forth in this Section 2.6 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.  All prepayments of principal shall be applied in the inverse order of maturity.

(c)           Payments and Computations.  The Borrowers shall make each payment under any Loan Document not later than 11:00 a.m. (Eastern Standard or Daylight Savings time) on the day when due to the Administrative Agent by wire transfer or Automated Clearing House (“ACH”) transfer (which shall be the exclusive means of payment hereunder) to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrowers in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Bank:	Deutsche Bank Trust Co.
New York, NY
ABA No.:	021001033
Account Number:	50-256-477
Account Name:	GE HFS - GEMSA
Referenced Loan No.:	07-0004403

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.6(a) on the same Business Day as funds are deemed received.  Payments received by the Administrative Agent after 11:00 a.m. (Eastern Standard or Daylight Savings time) shall be deemed to be received on the next Business Day.

(d)           Computations of Interests and Fees.  All computations of interest and of fees shall be made by the Administrative Agent on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial disbursement under the Loan or the date of the preceding Payment Date, as the case may be, to the date of the next Payment Date or the Maturity Date.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(e)           Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees.

(f)           Advancing Payments.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the current rate of the Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.7 Sources and Uses.  The sources and uses of funds for the contemplated transaction are as described on Schedule 2.7 attached hereto.  Borrowers shall deliver such information and documentation as Administrative Agent shall request to verify that the sources and uses are as indicated on Schedule 2.7.  A reduction in the amounts necessary for any of the uses may, at Administrative Agent’s election, shall result in an equal reduction in the amount of the Loan.

Section 2.8 Capital Adequacy; Increased Costs; Illegality.

(a)           If any Lender determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender, pay to such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the affected Lender to Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.8(a).

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan, then Borrowers shall from time to time, upon demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrowers by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.8(b).

(c)           Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law under subsection (b) above and/or a change in capital adequacy requirements under subsection (a) above, as applicable, regardless of the date enacted, adopted or issued.

(d)           If, under this Section 2.8, Borrowers are required to pay an additional amount which would exceed $10,000 in the aggregate in any single Loan Year, then Borrowers shall have the right to prepay in full (within ninety (90) days of Borrowers’ receipt of notice from Administrative Agent of such additional required payment) such Lender’s Pro Rata Share of the Loan, together with interest accrued thereon, but without payment of any Prepayment Premium.  Or the avoidance of doubt, so long as Borrowers repay the Loan within said ninety (90) day period, they shall not be required to pay more than $10,000 in the aggregate under this Section 2.8 in any single Loan Year.

Section 2.9 Intentionally omitted.

Section 2.10 Intentionally omitted.

Section 2.11 Exit Fee.

(a)           If the aggregate principal balance of the Loan is less than Ninety Million and no/100 Dollars ($90,000,000) (the “Tranche A & B Threshold”) by the date eight (8) months from the Tranche A Closing Date (the “Initial Exit Fee Date”), Borrowers shall pay a non-refundable fee to Administrative Agent equal to one percent (1.0%) of ((i) the Loan Commitment (in the aggregate) less (ii) the aggregate amount of the funded Loan Commitment as of the Initial Exit Fee Date).  Notwithstanding the foregoing, in lieu of the preceding fee, Administrative Agent, in its sole discretion, may (but shall not in any way be obligated to) consider either: (i) granting a cure period to Borrowers to extend the Initial Exit Fee Date through the date twelve (12) months following the Tranche A Closing Date for purposes of satisfying the Tranche A & B Threshold; and/or (ii) a substitution of Collateral.

(b)           If Borrowers acquire the collateral for the Tranche C Loan and/or Tranche D Loan and Lenders do not fund the Tranche C Loan Commitment and/or Tranche D Loan Commitment (for any reason other than Lenders’ determination not to make such Loans), Borrowers shall pay to Administrative Agent (for the benefit of Lenders), a non-refundable fee equal to one percent (1.0%) of the unfunded Tranche C Loan Commitment and Tranche D Loan Commitment.

(c)           The fee(s) due and owing pursuant to the preceding paragraph (a) or (b), as the case may be, is individually and collectively referred to herein as the “Exit Fee”.

Section 2.12 Evidence of Debt.

(a)           Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing the Indebtedness of Borrowers to each Lender resulting from the Pro Rata Share of the Loan of such Lender from time to time outstanding, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, with respect to each Lender having sold a participation interest in any of the Obligations owing to it, such Lender, acting as agent of Borrowers solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 12.1 (or at such other address as Administrative Agent shall notify Borrowers) a record of ownership, in which such Lender shall register by book entry (i) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such participant in any Obligation owing to such Lender, in any Loan Commitment or any portion of the Loan and in any right of such Lender to receive any payment hereunder.

(b)           Records of Administrative Agent.  The Administrative Agent, acting as agent of  Borrowers solely for tax purposes and solely with respect to the actions described in this Section 2.12, shall establish and maintain at its address referred to in Section 12.1 (or at such other address as the Administrative Agent may notify the Borrowers) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loans and the Pro Rata Outstandings, and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.13 (Substitution of Lenders) and Section 12.3 (Assignments and Participations; Binding Effect)), (B) the Loan Commitment of each Lender, (C) the amount of each of the Pro Rata Outstandings and any assignment of a Lender’s Pro Rata Share of the Loan, (D) the amount of any principal or interest due and payable or paid, and (E) any other payment received by the Administrative Agent from the Borrowers and its application to the Obligations.

(c)           Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) shall constitute a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.12 and Section 12.3 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)           Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.12 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Borrower or any Borrower Party to repay the Loan in accordance with its terms.  In addition, Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by Borrowers, the Administrative Agent and such Lender at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

Section 2.13 Substitution of Lenders.

(a)           In the event that any Lender that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under Section 2.8 or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Borrowers may either pay in full such Affected Lender without any additional cost or prepayment premium with respect to amounts due with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld, conditioned or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b)           To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrowers shall deliver a notice to the Administrative Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrowers (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 12.3 and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Loan Commitment of the Affected Lender.

(c)           Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Loan Commitment shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to the Loans, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Loan Commitment, (B) the Substitute Lender shall become a “Lender” hereunder having a Loan Commitment in the amount of such Affected Lender’s Loan Commitment and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.14 Defaulting Lenders.

(a)           Cure of Defaulting Lender Status.  A Defaulting Lender may regain its status as a non-defaulting Lender hereunder upon satisfaction of each of the following conditions, as applicable:  (i) payment by such Defaulting Lender of all amounts owing hereunder (whether to the Administrative Agent for indemnity purposes or otherwise); (ii) receipt by Administrative Agent of (A) a written revocation by Defaulting Lender of any written notice by Defaulting Lender to Borrower, Administrative Agent, or any other Lender that such Defaulting Lender will fail to fund under this Agreement, or (B) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender has publicly revoked any public announcement of the same; (iii) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender is no longer in default for failing to make payments under one or more syndicated credit facilities; and (iv) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender (or the holding company of such Defaulting Lender) is no longer the subject of a bankruptcy proceeding and is not otherwise involved in any liquidation proceeding, and Administrative Agent has determined such Defaulting Lender is able to meet its obligations hereunder.

(b)           Right of Offset.  Anything herein to the contrary notwithstanding, upon receipt of any payment from the Borrowers hereunder for the account of the Lenders, Administrative Agent may, in its discretion, offset against a Defaulting Lender’s Pro Rata Share of such payment, the amount of any unfunded reimbursement obligations of such Defaulting Lender.

(c)           Replacement of Defaulting Lender.  If any Lender is a Defaulting Lender, the Administrative Agent may, upon notice to such Lender and the Borrowers, replace such Lender by causing such Lender to assign its Loan (with the related assignment fee to be paid by Borrowers only if a Potential Default or Event of Default shall be continuing) pursuant to Section 12.3 to one or more Persons eligible under such Section procured by the Administrative Agent.  The Borrowers shall pay in full all principal, interest, fees and other amounts owing to such Defaulting Lender through the date of replacement.  Any Defaulting Lender being replaced under this Section 2.14(c) shall execute and deliver an Assignment with respect to such Lender’s Pro Rata Share of the Loan.

Section 2.15 Fees and Expenses.  Borrowers agree to pay to the Administrative Agent for the benefit of the Lenders the fees and expenses provided in the Term Sheet.

Section 2.16 Withholding Taxes.

(a)           Payments Free and Clear of Withholding Taxes.  Except as otherwise provided in this Section 2.16, each payment by the Borrowers under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Withholding Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender as a result of a connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Lender to deliver the documentation required to be delivered pursuant to clause (f) below.

(b)           Gross-Up.  If any Withholding Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Lender (i) such amount shall be increased as necessary to ensure that, after all required deductions for Withholding Taxes are made (including deductions applicable to any increases to any amount under this Section 2.16), such Lender receives the amount it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, (iii) the relevant Lender shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the Borrowers shall deliver to Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and Borrowers shall not be required to indemnify any such Lender pursuant to clause (d) below for, Withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement in the capacity under which such Lender makes a claim under this clause (b), except in each case to the extent such Lender is a direct or indirect assignee (other than pursuant to Section 2.13 (Substitution of Lenders)) of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under this clause (b).

(c)           Other Taxes.  In addition, Borrowers agree to pay, and authorize Administrative Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within thirty (30) days after the date of any payment of Withholding Taxes or Other Taxes by any Borrower, Borrowers shall furnish to Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof.

(d)           Indemnification.  Borrowers shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Administrative Agent), each Lender for all Withholding Taxes and Other Taxes (including any Withholding Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Withholding Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Lender (or of Administrative Agent on behalf of such Lender) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrowers with copy to Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, Administrative Agent and such Lender may use any reasonable averaging and attribution methods.

(e)           Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)           Tax Forms.

(i)           Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by Borrowers or Administrative Agent (or, in the case of a participant, the relevant Lender), provide Administrative Agent and Borrowers (or, in the case of a participant, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless Borrowers and Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers and Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)           Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by Borrowers or Administrative Agent (or, in the case of a participant, the relevant Lender), provide Administrative Agent and Borrowers (or, in the case of a participant, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)           Each Lender having sold a participation in any of its Obligations shall collect from such participant the documents described in this clause (f) and provide them to Administrative Agent.

(g)           Refunds.  If a Lender has received a refund of (or tax credit with respect to) any Withholding Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund (or the benefit realized as a result of such tax credit) to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Withholding Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Lender (including any Withholding Taxes imposed with respect to such refund) as is determined by the Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Lender, agree to repay as soon as reasonably practicable the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  This Section 2.16 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Withholding Taxes or Other Taxes which it deems in good faith to be confidential) to the Borrowers or any other person.

ARTICLE 3
INSURANCE, CONDEMNATION AND IMPOUNDS

Section 3.1 Insurance.  Borrowers shall maintain (or cause to be maintained) insurance as follows:

(a)           Casualty; Business Interruption.  Borrowers shall keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism and other specified action/inaction), and shall maintain boiler and machinery insurance, acts of domestic and foreign terrorism endorsement coverage and such other casualty insurance as reasonably required by Administrative Agent.  Administrative Agent reserves the right to require from time to time the following additional insurance: flood; earthquake/sinkhole; windstorm; worker’s compensation; and/or building law or ordinance.  Borrowers shall keep the Projects insured against loss by flood if any Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (i) the maximum amount of the Loan or (ii) the maximum limit of coverage available under said acts.  Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration.  Borrowers shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, for all periods covered by Borrowers’ property insurance for a limit equal to twelve (12) calendar months’ exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction.  Borrowers shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Administrative Agent in all respects.  The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Administrative Agent, on behalf of the Lenders, to be applied as provided in Section 3.2.

(b)           Liability.  Borrowers shall maintain (i) commercial general liability insurance with respect to each Project providing for limits of liability in the amount approved by Administrative Agent for both injury to or death of a person and for property damage per occurrence, (ii) umbrella liability coverage in the amount and to the extent required by Administrative Agent, and (iii) other liability insurance as reasonably required by Administrative Agent.  In addition, Borrowers shall cause each Operator to maintain (A) worker’s compensation insurance and employer’s liability insurance covering employees at the Projects employed by such Operator (in the amounts required by applicable Laws) and (B) professional liability insurance.  In no event shall Borrowers consent to any decrease in the amount or scope of coverage or increase the deductibles from those previously approved by Administrative Agent.

(c)           Form and Quality.  All insurance policies shall be endorsed in form and substance acceptable to Administrative Agent to name Administrative Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Administrative Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause and shall not contain a Protective Safeguard Endorsement.  Administrative Agent shall act on behalf of the Lenders in respect of insurance matters.  All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the state in which the applicable Project is located, with a rating of “A IX” or better as established by Best’s Rating Guide and “AA” or better by Standard & Poor’s Ratings Group.  Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Administrative Agent and that no act or thing done by Borrowers shall invalidate any policy as against Administrative Agent.  Blanket policies shall be permitted only if (i) Administrative Agent receives appropriate endorsements and/or duplicate policies containing Administrative Agent’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies and (ii) the policy contains a sublimit equal to the replacement cost of the Projects in an amount approved by Administrative Agent which is expressly allocated for each Project, and any such policy shall in all other respects comply with the requirements of this Section.  Borrowers authorize Administrative Agent to pay the premiums for such policies (the “Insurance Premiums”) from the Insurance Impound as the same become due and payable annually in advance.  If Borrowers fail to deposit funds into the Insurance Impound sufficient to permit Administrative Agent to pay the Insurance Premiums when due, Administrative Agent may obtain such insurance and pay the premium therefor and Borrowers shall, on demand, reimburse Administrative Agent for all expenses incurred in connection therewith.

(d)           Assignment.  Borrowers shall assign the policies or proofs of insurance to Administrative Agent (for the benefit of the Lenders), in such manner and form that

Administrative Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan.  If requested by Administrative Agent, Borrowers shall deliver copies of all original policies certified to Administrative Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder.  If Borrowers elect to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 3.1(c), and such additional insurance shall not be canceled without prior notice to Administrative Agent.  From time to time upon Administrative Agent’s request, Borrowers shall identify to Administrative Agent all insurance maintained by Borrowers with respect to the Projects.  The proceeds of insurance policies coming into the possession of Administrative Agent shall not be deemed trust funds, and Administrative Agent shall be entitled to apply such proceeds as herein provided.

(e)           Adjustments.  Borrowers shall give prompt written notice of any loss to the insurance carrier and to Administrative Agent.  Borrowers hereby irrevocably authorize and empower Administrative Agent, as attorney in fact for Borrowers coupled with an interest, to notify any of Borrowers’ insurance carriers to add Administrative Agent (for itself and the benefit of the Lenders) as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrowers (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s reasonable expenses incurred in the collection of such proceeds.  Nothing contained in this Section 3.l(e), however, shall require Administrative Agent to incur any expense or take any action hereunder.

Section 3.2 Use and Application of Insurance Proceeds.

(a)           Notice; Repair Obligation.  If any Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice thereof to Administrative Agent.  Following the occurrence of a Casualty, Borrowers, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable Law.

(b)           Application of Insurance Proceeds.  Administrative Agent shall make insurance proceeds available to Borrowers for application to the costs of restoring the damaged Project or to the payment of the Loan as follows:

(i)           if the loss is less than or equal to the Restoration Threshold, Administrative Agent shall make the insurance proceeds available to Borrowers, which proceeds shall be used by Borrowers to pay for the restoration of the damaged Project provided (A) no Event of Default or Potential Default exists, and (B) Borrowers promptly commence and are diligently pursuing restoration of the damaged Project;

(ii)           if the loss exceeds the Restoration Threshold but is not more than 25% of the replacement value of the improvements constructed on the damaged Project, Administrative Agent shall disburse the insurance proceeds to Borrowers, which proceeds shall be used by Borrowers for the restoration of the damaged Project provided that (A) at all times during such restoration no Event of Default or Potential Default exists; (B) Administrative Agent determines throughout the restoration that there are sufficient funds available to restore and repair the damaged Project to a condition approved by Administrative Agent or if Administrative Agent reasonably determines there is any such insufficiency, Borrowers provide additional security to address such insufficiency to Administrative Agent’s satisfaction; (C) Administrative Agent determines that the Adjusted Net Operating Income of the Projects (including the damaged Project) during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay Debt Service; (D) Administrative Agent determines that the ratio of the outstanding principal balance of the Loan to appraised value of the Projects after restoration of the damaged Project will not exceed the loan-to-value ratio that existed on the Closing Date; (E) Administrative Agent determines that after restoration of the damaged Project the Debt Service Coverage Ratio and Project Yield will be at least to the covenant levels that were imposed by Administrative Agent as conditions to the funding of the particular Loan that covers such Project; (F) Administrative Agent determines that restoration and repair of the damaged Project to a condition approved by Administrative Agent will be completed within six months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (G) Borrowers promptly commence and are diligently pursuing restoration of the damaged Project; and (H) the Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances; and

(iii)           if the conditions set forth in (i) and (ii) above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b)(ii) above, (A) if no Event of Default exists hereunder, in Required Lenders’ reasonable discretion, Required Lenders may direct Administrative Agent to apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan pursuant to Section 2.4(e), or allow all or a portion of such proceeds to be used for the restoration of the damaged Project and (B) if an Event of Default exists hereunder, Administrative Agent shall apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan pursuant to Section 2.4(e), unless the Required Lenders otherwise consent in writing to allow all or a portion of the proceeds to be used for the restoration of the damaged Project.

(c)           Disbursement of Insurance Proceeds.  Insurance proceeds received by Administrative Agent and to be applied to restoration pursuant to the terms of this Section 3.2, will be disbursed by Administrative Agent to Borrowers on a monthly basis, commencing within ten (10) Business Days following receipt by Administrative Agent of plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates all in form reasonably satisfactory to Administrative Agent, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner).

Section 3.3 Condemnation Awards.  Borrowers shall promptly give Administrative Agent written notice of the actual or threatened (by written notification) commencement of any condemnation or eminent domain proceeding affecting any Project (a “Condemnation”) and shall deliver to Administrative Agent copies of any and all papers served in connection with such

Condemnation.  Following the occurrence of a Condemnation, Borrowers, regardless of whether any award or compensation (an “Award”) is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law.  Administrative Agent may participate in any such proceeding (for itself and on behalf of the Lenders) and Borrowers will deliver to Administrative Agent all instruments necessary or required by Administrative Agent to permit such participation.  Without Administrative Agent’s prior consent, Borrowers (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined.  All Awards for the taking or purchase in lieu of condemnation of any Project or any part thereof are hereby assigned to and shall be paid to Administrative Agent.  Administrative Agent is hereby irrevocably appointed as Borrowers’ attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation and to give proper receipts and acquittances therefor, and in Administrative Agent’s sole discretion (in consultation with the Required Lenders) to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the applicable Project; provided, however, if the Award is less than or equal to $100,000 and Borrowers request that such proceeds be used for nonstructural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such Condemnation, Administrative Agent will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default.  Borrowers, upon request by Administrative Agent, shall execute all instruments requested to confirm the assignment of the Awards to Administrative Agent, free and clear of all liens, charges or encumbrances.  Anything herein to the contrary notwithstanding, if a Potential Default or Event of Default exists, Administrative Agent is authorized to adjust such Award without the consent of Borrowers and to collect such Award in the name of Administrative Agent (on behalf of itself and the Lenders) and Borrowers.

Section 3.4 Insurance Impounds.  Upon the occurrence and continuation of an Event of Default, at the option of Administrative Agent, Borrowers shall deposit with Administrative Agent, monthly on each Payment Date, a sum of money (the “Insurance Impound”) equal to one-twelfth (l/12th) of the annual charges for the Insurance Premiums.  Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the Insurance Premiums for the current year.  All funds so deposited shall be held by Administrative Agent.  These sums may be commingled with the general funds of Administrative Agent, and shall not be deemed to be held in trust for the benefit of Borrowers.  Borrowers hereby grant to Administrative Agent (for its benefit and the benefit of the Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan.  While an Event of Default exists, the funds deposited may be applied in payment of the Insurance Premiums for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Administrative Agent, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent.  Borrowers shall furnish Administrative Agent with bills for the Insurance Premiums for which such deposits are required at least thirty (30) days prior to the date on which the Insurance Premiums first become payable.  If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrowers before such Insurance Premiums are payable, is insufficient to pay such Insurance Premiums, Borrowers shall deposit any deficiency with Administrative Agent immediately upon demand.  Administrative Agent shall pay such Insurance Premiums when the amount on deposit with Administrative Agent is sufficient to pay such Insurance Premiums and Administrative Agent has received a bill for such Insurance Premiums.  On the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 3.4 shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrowers.  Borrowers shall provide Administrative Agent with proof of payment with respect to all of Borrowers’ insurance, in each case not later than fifteen (15) Business Days prior to the stated due date therefore.  Borrowers’ failure to provide such proof of payment within such time periods shall constitute an Event of Default.  If Borrowers cure the foregoing Event of Default that occurred as a result of Borrowers’ failure to provide evidence of payment of insurance, and so long as no other Event of Default shall be continuing hereunder, Borrowers’ obligations to deposit Insurance Impounds with Administrative Agent under this Section 3.4 shall cease and terminate.

Section 3.5 Real Estate Tax Impounds.  Upon the occurrence and continuation of an Event of Default, at the option of Administrative Agent Borrowers shall deposit with Administrative Agent, monthly on each Payment Date, a sum of money (the “Tax Impound”) equal to one-twelfth (1/12th) of the annual Taxes.  Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the Taxes for the current year (after giving effect to any reassessment or, at Administrative Agent’s election, on the basis of the Taxes for the prior year, with adjustments when the Taxes are fixed for the then current year).  All funds so deposited shall be held by Administrative Agent.  Borrowers and Lenders acknowledge and agree that these sums may be commingled with Administrative Agent’s general funds and shall not be deemed to be held in trust for the benefit of Borrowers.  Borrowers hereby grant to Administrative Agent (for its benefit and the benefit of the Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan.  While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Administrative Agent, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent.  Borrowers shall furnish Administrative Agent with bills for the Taxes for which such deposits are required at least thirty (30) days prior to the date on which the Taxes first become payable.  If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrowers before such Taxes are payable, is insufficient to pay such Taxes, Borrowers shall deposit any deficiency with Administrative Agent immediately upon demand.  Administrative Agent shall pay such Taxes when the amount on deposit with Administrative Agent is sufficient to pay such Taxes and Administrative Agent has received a bill for such Taxes.  The obligation of Borrowers to pay the Taxes, as set forth in the Loan Documents, is not affected or modified by the provision of this paragraph; provided, however, that Borrowers shall not be in default under the Loan for failure to pay Taxes if and to the extent there are sufficient funds on deposit in the Tax Impound to timely pay such Taxes.  On the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 3.5 shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrowers.  Borrowers shall provide Administrative Agent with proof of payment with respect to all of Borrowers’ Taxes, in each case not later than fifteen (15) Business Days prior to the stated due date therefore.  Borrowers’ failure to provide such proof of payment within such time periods shall constitute an Event of Default.  If Borrowers cure the foregoing Event of Default that occurred as a result of Borrowers’ failure to provide evidence of payment of Taxes, and so long as no other Event of Default shall be continuing hereunder, Borrowers’ obligations to deposit Tax Impounds with Administrative Agent under this Section 3.4 shall cease and terminate.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1 Representations and Warranties on Environmental Matters.  To each Borrower’s Knowledge, except as set forth in the Site Assessment, and except in compliance with Environmental Laws, (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Projects or any property adjacent to the Projects (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Projects in full compliance with Environmental Laws) and no Hazardous Material was removed or transported from any Project, (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of each Project, does not, and did not previously, violate any Environmental Laws, (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding is pending or threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with any Project concerning Hazardous Materials or Environmental Laws; (d) no underground storage tanks exist on any part of any Project; and (e) Borrowers have not received and to Borrowers’ Knowledge, no prior owner or current or prior tenant, subtenant, or other occupant of all or any part of the Projects has received, any written notice from any Person, public or private, alleging any violation of or potential liability under any Environmental Law with regard to the Projects, nor have Borrowers, nor, to Borrower’s Knowledge, have any of the third-parties described above, received any administrative order or entered into any administrative consent order with any governmental agency with respect to Hazardous Materials on or at the Projects.

Section 4.2 Covenants on Environmental Matters.

(a)           Borrowers shall (i) comply strictly and in all respects with applicable Environmental Laws; (ii) notify Administrative Agent promptly upon any Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous or otherwise affecting any Project; (iii) promptly remove such Hazardous Materials and remediate the applicable Project in full compliance with Environmental Laws or as reasonably required by Administrative Agent based upon the recommendations and specifications of an independent environmental consultant approved by Administrative Agent if Administrative Agent has a reasonable basis to change such consultant; and (iv) promptly forward to Administrative Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect any Project or Borrowers.

(b)           Borrowers shall not cause and shall prohibit any other Person from (i) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about any Project or the transportation of any Hazardous Materials to or from any Project (except for cleaning and other products used in connection with routine maintenance or repair of such Project in full compliance with Environmental Laws), (ii) installing any underground storage tanks at any Project, or (iii) conducting any activity that requires a permit or other authorization under Environmental Laws not heretofore issued or in place with respect to any Project.

(c)           Upon Administrative Agent’s reasonable suspicion of Hazardous Materials at or near a Project, Administrative Agent may request, at Borrowers’ expense, a Site Assessment or, if required by Administrative Agent in its reasonable discretion, an update to any existing Site Assessment for the applicable Project, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within such Project.  Borrowers shall pay the cost of no more than one such Site Assessment or update for each Project in any twelve (12) month period, unless Administrative Agent’s request for a Site Assessment is based on information provided under Section 4.2(a), there exists a reasonable suspicion of Hazardous Materials at or near the applicable Project, a breach of representations under Section 4.1, or an Event of Default, in which case any such Site Assessment or update shall be at Borrowers’ expense.

Section 4.3 Allocation of Risks and Indemnity.  As between Borrowers and Administrative Agent and each Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Projects, shall lie solely with Borrowers.  Accordingly, Borrowers shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Administrative Agent or by law.  Borrowers shall indemnify, defend and hold Administrative Agent and each Lender and their respective shareholders, directors, officers, employees and agents harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs, and other litigation expenses) arising out of or associated, in any way, with (a) the non-compliance with Environmental Laws, or (b) the existence of Hazardous Materials in, on, or about the Projects, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials; (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, (e) a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, or (f) the imposition of any environmental lien encumbering any Project; provided, however, Borrowers shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from such indemnified Person’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Borrowers’ obligations under this Section 4.3 shall arise whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in any Site Assessment and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in any Project (by foreclosure, deed in lieu of foreclosure or otherwise).

Section 4.4 Administrative Agent’s Right to Protect Collateral.  If any discharge of Hazardous Materials or the threat of any discharge of Hazardous Materials affecting any Project occurs or Borrowers fail to comply with any Environmental Laws and the Borrowers have not, within ten (10) Business Days of the occurrence of such event, taken commercially reasonable steps to begin the remediation of such condition as required by Section 4.3, Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable at the expense of Borrowers in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials.  Any amounts payable to Administrative Agent by reason of the application of this Section 4.4 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent until paid.  The obligations and liabilities of Borrowers under this Section 4.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure.

Section 4.5 No Waiver.  Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Environmental Indemnity Agreement or the Loan Documents, neither Administrative Agent nor any Lender waives, and each of them expressly reserves, all rights and benefits now or hereafter accruing to Administrative Agent and the Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended.  No action taken by Administrative Agent or any Lender pursuant to the Environmental Indemnity Agreement or the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

ARTICLE 5

LEASING MATTERS

Section 5.1 Representations and Warranties on Leases.

(a)           Leases.  Borrowers represent and warrant to Administrative Agent and the Lenders with respect to the Leases, to Borrowers’ Knowledge: (i) the rent roll with respect to such Leases, if any, delivered to Administrative Agent is true and correct; (ii) such Leases are in full force and effect; (iii) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (iv) the copies of the Leases delivered to Administrative Agent are true and complete; (v) neither the landlord nor any tenant is in default under any of the Leases; (vi) Borrowers have no knowledge of any notice of termination or default with respect to any Lease; (vii) Borrowers have not assigned or pledged any of the Leases, the rents or any interests therein except to Administrative Agent and the Lender; (viii) no Tenant or other party has an option to purchase all or any portion of any Project; (ix) no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; (x) no Tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two months’ rent); and (xi) all existing Leases are (or will be) subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement.

(b)           Operating Leases.  Borrowers represent and warrant to Administrative Agent and the Lenders with respect to each Operating Lease that to Borrower’s Knowledge: (i) each Operating Lease is valid and in full force and effect; (ii) the copy of each Operating Lease delivered to Administrative Agent is true and complete; (iii) Borrowers have not assigned or pledged any Operating Lease, the rents or any interests therein; and (iv) Operating Tenant does not have an option to purchase all or any portion of the Projects.

Section 5.2 Standard Lease Form; Approval Rights  All Leases and other rental arrangements shall in all respects be approved by Administrative Agent and shall be on a standard lease form (except those Leases in effect as of the date hereof, which such Leases shall be deemed approved by Administrative Agent) approved by Administrative Agent with no modifications (except as approved by Administrative Agent, which approval will not be unreasonably withheld, conditioned or delayed).  Such lease form shall provide that (a) the lease is subordinate to the Mortgage, (b) the tenant shall attorn to Administrative Agent, and (c) that any cancellation, surrender, or amendment of such lease without the prior written consent of Administrative Agent shall be voidable by Administrative Agent.  Borrowers shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrowers.  Within ten (10) days after Administrative Agent’s request, Borrowers shall furnish to Administrative Agent a statement of all tenant security deposits, and copies of all Leases not previously delivered to Administrative Agent, certified by Borrowers as being true and correct.  Notwithstanding anything contained in the Loan Documents, Borrowers (or Operators) shall have the right to enter into Leases without Administrative Agent’s consent provided (i) the economic terms of the Lease conform to those of the market, (ii) the initial term is not longer than five (5) years, and (iii) the leased premises are not in excess of 3,000 square feet of any Project, (iv) the Lease is in the form previously approved by Administrative Agent without material modification, (v) the Lease and the tenant thereunder comply with the requirements of the Ground Lease, if applicable; and (vi) if required under the terms of the Ground Lease, Lender shall have received evidence of written approval of the Lease by Ground Lessor.

Section 5.3 Covenants.

(a)           Leases.  Borrowers shall (or cause Operator to) (i) perform the obligations which any Lease Party is required to perform under the Leases; (ii) enforce the obligations to be performed by the Tenants under the Leases; (iii) promptly furnish to Administrative Agent any notice of default or termination received by any Borrower from any Tenant, and any notice of default or termination given by any Borrower to any Tenant; (iv) not collect any rents for more than one month in advance of the time when the same shall become due, except for bona fide Security Deposits not in excess of an amount equal to two month’s rent; (v) not enter into any ground lease or master lease of any part of the Projects, except as approved by Administrative Agent; (vi) not further assign or encumber any Lease; (vii) not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of any Lease other than in the ordinary course of Borrower’s business exercising good business judgment and for which such termination shall not cause a Material Adverse Effect; (viii) not, except with Administrative Agent’s prior written consent, modify or amend any Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease); and (ix) assign to Administrative Agent any letter of credit evidencing a security deposit on such terms as may be required by Administrative Agent and shall deliver the original of such letter(s) of credit to Administrative Agent.  Any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 5.3(a) shall be void at the election of Administrative Agent.  Borrowers and Operator, as applicable, will not suffer or permit any breach or default to occur in any of any Lease Party’s obligations under any of the Leases, nor suffer or permit the same to terminate by reason of any failure of Lease Party to meet any requirement of any Lease.

(b)           Operating Leases.  Borrowers shall (i) perform the obligations which Borrower is required to perform under the Operating Leases; (ii) enforce the material obligations to be performed by the Operating Tenants under the Operating Leases; (iii) not collect any rents for more than one month in advance of the time when the same shall become due under the Operating Leases, except for bona fide security deposits not in excess of an amount equal to two months rent; (iv) not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of the Operating Leases other than in the ordinary course of Borrower’s business exercising good business judgment and for which such termination shall not cause a Material Adverse Effect; and (v) not, except with Administrative Agent’s prior written consent, modify, amend or terminate any of the Operating Leases, and any action in violation of clauses (iv) and (v) of this Section 5.3(c) shall be void at the election of Administrative Agent.  In addition to the foregoing, Borrowers shall promptly furnish to Administrative Agent (A) any notice of default or termination received by Borrowers from Operating Tenants and (B) a copy of any notice of default or termination given by Borrowers to Operating Tenants under the Operating Leases.

Section 5.4 Tenant Estoppels.

(a)           Leases.  At Administrative Agent’s request, Borrowers shall obtain and furnish (or cause Operator to obtain and furnish) to Administrative Agent, written estoppels in form and substance set forth in the respective Lease, or if the form is required then as reasonably satisfactory to Administrative Agent, executed by Tenants under Leases in excess of 3,000 square feet of any Project and confirming the term, rent, and other provisions and matters relating to such Leases.

(b)           Operating Leases.  At Administrative Agent’s reasonable request (and in no case more frequently than three (3) times per year provided that no Event of Default shall be continuing hereunder (in which case no such limitation shall apply)), Borrowers shall use commercially reasonable efforts to obtain from Operating Tenants and furnish to Administrative Agent, a written estoppel in form and substance set forth in the respective Lease, or if the form is required then as satisfactory to Administrative Agent, executed by Operating Tenants and confirming the term, rent and other provisions and matters relating to the Operating Leases.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

Each Borrower represents, warrants and covenants to Administrative Agent and Lenders unless otherwise specified, as of the Closing Date and as of the date of each Compliance Certificate delivered to Administrative Agent pursuant to Section 7.2 hereof that:

Section 6.1 Organization, Power and Authority; Formation Documents.

(a)           Organization, etc.  Each Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence and is in compliance with all legal requirements applicable to doing business in the state in which such Borrower owns its Project(s).  No Borrower is a “foreign person” within the meaning of §l445(f)(3) of the Code.  Each Borrower and each Borrower Party has only one state of incorporation or organization.  All other information regarding each Borrower and each Borrower Party contained in the Borrower Certificates, including the ownership structure of each Borrower and its constituent entities, is true and correct as of the Closing Date.

(b)           Formation Documents.  A true and complete copy of the formation documents creating each Borrower and any and all amendments thereto (collectively, the “Borrower Formation Documents”) has been furnished to Administrative Agent.  The Borrower Formation Documents constitute the entire agreement regarding each Borrower among the members of such Borrower and are binding upon and enforceable against each of the members in accordance with its terms.  There are no other agreements, oral or written, among any of the members regarding such Borrower.  No breach exists under the Borrower Formation Documents and no condition exists which, with the giving of notice or the passage of time, would constitute a breach under the Borrower Formation Documents.

Section 6.2 Validity of Loan Documents.  The execution, delivery and performance by each Borrower and each Borrower Party of the Loan Documents and the Environmental Indemnity Agreement: (a) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents and/or the Environmental Indemnity Agreement.  The Loan Documents and/or the Environmental Indemnity Agreement constitute the legal, valid and binding obligations of each Borrower and each Borrower Party who is a party to such Loan Documents and/or the Environmental Indemnity Agreement, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 6.3 Liabilities; Litigation.

(a)           Financial Statements.  The financial statements delivered by Borrowers and each Borrower Party are true and correct with no significant change since the date of preparation.  Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, any Borrower or any Borrower Party in any materially adverse respect.  Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to Borrower’s Knowledge, threatened, against any Project, any Borrower or any Borrower Party which if adversely determined could have a Material Adverse Effect on such party, any Project or the Loan.

(b)           Contemplated Actions.  None of any Borrower, or any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and none of any Borrower, or any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.4 Taxes and Assessments.  There are no unpaid or outstanding real estate or other taxes or assessments on or against the Projects or any part thereof, except general real estate taxes not due or payable.  Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.  There are no pending or, to Borrowers’ Knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.

Section 6.5 Other Agreements Defaults.  None of any Borrower, or any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of any Borrower, or any Borrower Party.  None of any Borrower, or any Borrower Party is in violation of any agreement which violation could reasonably be expected to have a Material Adverse Effect on Borrower or any Borrower Party or any Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 6.6 Compliance with Laws.  To any Borrowers’ Knowledge each Operator has all requisite Permits and Primary Licenses to own, lease and operate the Projects and carry on its business, and each Project is in compliance with all applicable zoning, building and other legal requirements and restrictive covenants and is free of structural defects.  All of the building systems contained in each Project are in good working order, subject to ordinary wear and tear.  No Project constitutes, in whole or in part, a legally non-conforming use under applicable legal requirements.

Section 6.7 Condemnation.  No condemnation has been commenced or, to any Borrower’s Knowledge, is contemplated with respect to all or any portion of the Projects or for the relocation of roadways providing access to any Project.

Section 6.8 Access.  Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities.  All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting the applicable Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Project.  All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Section 6.9 Location of Borrowers.  Each Borrower’s principal place of business and chief executive offices are located at the address stated in Borrower’s Certificate and, except as otherwise set forth in the applicable Borrower’s Certificate, at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 6.10 ERISA Employees.

(a)           As of the Closing Date hereof and throughout the term of the Loan, (i) no Borrower is nor will be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERlSA, and (ii) the assets of Borrowers do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.

(b)           As of the Closing Date hereof and throughout the term of the Loan (i) no Borrower is or will be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii) transactions by or with any Borrower are not and will not be subject to state statutes applicable to any Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(c)           No Borrower has any employees.

Section 6.11 Margin Stock.  No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.12 Forfeiture.  There has not been and shall never be committed by any Borrower or any other person in occupancy of or involved with the operation or use of the Projects any act or omission affording the federal government or any state or local government the right of forfeiture as against the Projects or any part thereof or any monies paid in performance of Borrowers’ obligations under any of the Loan Documents or the Environmental Indemnity Agreement.  Borrowers hereby covenant and agree not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 6.13 Tax Filings.  Each Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such Borrowers and each Borrower Party, respectively.  Each Borrower and each Borrower Party believes that its respective tax returns properly reflect the income and taxes of such Borrower and each Borrower Party, respectively, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

Section 6.14 Solvency.  After giving effect to the Loan, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities (provided, however, for purposes hereof, each Borrower’s joint liability hereunder as to portions of the Loan in excess of the Allocated Loan Amount applicable to the Project owned by such Borrower is not considered), including subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loan, be greater than such Borrower’s probable liabilities, based upon the Allocated Loan Amount applicable to the Project owned by such Borrower.  No Borrower’s assets do and, immediately following the making of the Loan, will constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  No Borrower intends to, nor believes that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower).  Except as expressly disclosed to Administrative Agent in writing, no petition in bankruptcy has been filed against any Borrower or any Restricted Party in the last seven (7) years, and no Borrower and no Restricted Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  No Borrower and no Restricted Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and no Borrower and no Restricted Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.15 Full and Accurate Disclosure.  No statement of fact made by or on behalf of any Borrower or any Borrower Party in this Agreement, in any of the other Loan Documents or the Environmental Indemnity Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to any Borrower which has not been disclosed to Administrative Agent which adversely affects, nor as far as any Borrower can foresee, might adversely affect, any Project or the business, operations or condition (financial or otherwise) of any Borrower, or any Borrower Party.  All information supplied by Borrowers regarding any other Collateral is accurate and complete in all material respects.  All evidence of each Borrower’s and each Borrower Party’s identity provided to Administrative Agent and Lenders is genuine, and all related information is accurate.

Section 6.16 Flood Zone.  No portion of the improvements comprising the Projects is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrowers have obtained and will maintain the insurance prescribed in Section 3.1 hereof.

Section 6.17 Single Purpose Entity/Separateness.  Each Borrower represents, warrants and covenants, from and after the Closing Date for so long as any obligation under the Loan Documents remains outstanding, as follows:

(a)           Limited Purpose.  The sole purpose conducted or promoted by each Borrower is to engage in the following activities:

(i)           to acquire, own, hold, lease, operate, manage, maintain, develop and improve the Projects (or an undivided interest therein) and to contract for the operation, maintenance, management and development of the Projects;

(ii)           to enter into and perform its obligations under the Loan Documents and Environmental Indemnity Agreement;

(iii)           to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Projects to the extent permitted under the Loan Documents; and

(iv)           to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of its jurisdiction of formation that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b)           Limitations on Debt, Actions.  Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of each Borrower, each Borrower shall not:

(i)            other than with respect to the pledge of its assets to secure the debt of the other Borrowers, guarantee any obligation of any Person, including any Affiliate of any Borrower, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii)           engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section 6.17;

(iii)           incur, create or assume any Debt other than (A) the Loan and (B) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Projects and which shall (1) not exceed two percent (2%) of the outstanding balance of the Loan, (2) not be evidenced by a note, (3) be paid within sixty (60) days, and (4) otherwise expressly be permitted under the Loan Documents;

(iv)          make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that Borrowers may invest in those investments permitted under the Loan Documents;

(v)           to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of each Borrower’s business;

(vi)          buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii)         form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

(viii)        own any asset or property other than the Projects (or an undivided interest therein) and incidental personal property necessary for the ownership or operation of the Projects; or

(ix)           take any Material Action without the unanimous written approval of all members of each Borrower and its manager.

(c)           Separateness Covenants.  In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate of any Borrower, each Borrower represents and warrants that in the conduct of its operations since its organization it has observed, and covenants that it will continue to observe, the following covenants:

(i)           maintain books and records and bank accounts separate from those of any other Person;

(ii)          maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii)         comply with all organizational formalities necessary to maintain its separate existence;

(iv)         hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v)          maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that each Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of such Borrower from such Affiliate and to indicate that such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(vi)         other than with respect to the consolidated tax return of its Affiliates, prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii)        allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii)       not enter into any transaction with any Person owned or controlled by an Affiliate of Borrowers except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(ix)          conduct business in its own name, and use separate stationery, invoices and checks;

(x)           not commingle its assets or funds with those of any other Person other than as required or permitted by this Agreement;

(xi)          not assume, guarantee or pay the debts or obligations of any other Person other than with respect to the pledge of its assets to secure the debt of the other Borrowers;

(xii)           correct any known misunderstanding as to its separate identity;

(xiii)           not permit any Affiliate of Borrowers to guarantee or pay its obligations (other than limited guarantees and indemnities set forth in the Loan Documents and in the Environmental Indemnity Agreement);

(xiv)           not make loans or advances to any other Person;

(xv)           pay its liabilities and expenses out of and to the extent of its own funds;

(xvi)           maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(xvii)          maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to any Borrower;

(xviii)         cause the managers, officers, employees, agents and other representatives of each Borrower to act at all times with respect to such Borrower consistently and in furtherance of the foregoing and in the best interests of such Borrower;

(xix)           not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such obligation;

(xx)           not pledge its assets for the benefit of any other Person other than to Administrative Agent and Lenders in connection with the Loan; and

(xxi)          observe all partnership, corporate or limited liability company formalities, as applicable.

Failure of any Borrower to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of such Borrower as a separate legal entity.

Section 6.18 Compliance With International Trade Control Laws and OFAC Regulations.  Each Borrower represents, warrants and covenants to Administrative Agent and Lenders that:

(a)           It is not now nor shall it be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)           Each Borrower is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC and all applicable Anti-Money Laundering Laws.

(c)           No Borrower Party and no Person who owns a direct interest in any Borrower is now nor shall be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Section 6.19 Borrowers’ Funds.  Each Borrower represents, warrants and covenants to each Lender and the Administrative Agent that:

(a)           It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in each Borrower are derived (i) from transactions that do not violate U.S. law and, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)           To Borrowers’ Knowledge, no Borrower, nor any Borrower Party, nor any holder of a direct interest in any Borrower, nor any Person providing funds to any Borrower (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (iii) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(c)           Borrowers shall make payments on the Loan using funds invested in Borrowers, Adjusted Revenues or insurance proceeds unless otherwise agreed to by Administrative Agent.

(d)           To each Borrower’s Knowledge, as of the Closing Date and at all times during the term of the Loan, all revenues arising from the Projects are and will be derived from lawful business activities of Tenants of the Projects or other permissible sources under U.S. law.

(e)           On the Maturity Date, Borrowers will take reasonable steps to verify that funds used to repay the Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

(f)           Each Borrower is and at all times shall be in compliance with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act (“TWEA”), 50 U.S.C. App. Section 1 et seq. and the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. Section 1701 et seq., as the TWEA and the IEEPA may apply to such Borrower’s activities;

(g)           Each Borrower is and at all times shall be in compliance with (i) the Patriot Act and all rules and regulations promulgated under the Patriot Act applicable to Borrowers and (ii) other federal or state laws relating to “know your customer” and other anti-money laundering rules and regulations; and

(h)           Each Borrower (i) is not now, nor has ever been, under investigation by any Governmental Authority for, nor has been charged with or convicted for a crime under, 18 U.S.C. Sections 1956 or 1957 or any predicate offense thereunder, or a violation of the Bank Secrecy Act; (ii) has never been assessed a civil penalty under any Anti-Money Laundering Laws or predicate offenses thereunder; (iii) has not had any of its funds seized, frozen or forfeited in any action relating to any Anti-Money Laundering Laws or predicate offenses thereunder; (iv) has taken such steps and implemented such policies as are reasonably necessary to ensure that each Borrower is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally derived property, or of money or monetary instruments which are (or which such Borrower suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (v) has taken such steps and implemented such policies as are reasonably necessary to ensure that each Borrower is in compliance with all laws and regulations applicable to its business for the prevention of money laundering and with anti terrorism laws and regulations, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent any Borrower is required to develop such a programs under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

Section 6.20 Operators’ Agreements.  A true, correct and complete copy of each of the Operators’ Agreements, together with all amendments thereto, have been delivered to Administrative Agent; and the Operators’ Agreements and all amendments thereto are in full force and effect as of the Closing Date.

Section 6.21 Physical Condition.  Except as specifically set forth in the Property Condition Report, to Borrowers’ Knowledge, (a) the Projects, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (b) there exists no structural or other material defects or damages in any Project, whether latent or otherwise.  No Borrower has received written notice from any insurance company or bonding company of any defects or inadequacies in any Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 6.22 Healthcare Representations.  Each Borrower represents and warrants to Administrative Agent and Lenders that:

(a)           To Borrowers’ Knowledge, each Project (i) is in conformance with all insurance, reimbursement and cost reporting requirements, (ii) for those Projects where Operator is required by applicable Laws to maintain provider agreement pursuant to Medicare and/or Medicaid, said provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in compliance with all applicable Requirements of Law including without limitation (A) health and fire safety codes, including quality and safety standards, (B) those relating to the prevention of fraud and abuse, (C) government payment program requirements and disclosure of ownership and related information requirements, (D) requirements of applicable Governmental Authorities, including those relating to the Projects’ physical structure, environment, quality and adequacy of medical care and licensing, and (E) those related to reimbursement for the type of care or services provided by Operators with respect to the Projects. To Borrowers’ Knowledge, there is no threatened in writing, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third Party Payor Program, other than those which have been disclosed to Agent, if any.

(b)           All Primary Licenses necessary for using and operating the Projects for the uses described in clause (a), above are either held by, or will be held by the applicable Borrower, or the applicable Operator, as required under applicable Law, and are in full force and effect.

(c)           Except as set forth on Schedule 6.22 hereof, to Borrowers’ Knowledge, with respect to any Project, there are no inquiries, investigations, probes, audits or proceedings by any Governmental Authority or notices thereof, or any other third party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate such Project for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (iii) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payors Programs, or any successor programs thereto at then current rate certifications, or (iv) result in any other civil or criminal penalty or remedy, or which could result in the appointment of a receiver.

(d)           With respect to any Project, except as set forth on Schedule 6.22, to Borrowers’ Knowledge (i) no Project has received a notice of violation at a level that under applicable Law requires the immediate or accelerated filing of a plan of corrections, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Project, (ii) no Operator currently has outstanding any violation, and no statement of charges or material deficiencies has been made or penalty enforcement action has been undertaken each that remain outstanding against any Project, any Operator or against any officer, director, partner, member or stockholder of any Operator , by any Governmental Authority, and there have been no violations threatened in writing against any Project’s, or any Operator’s certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs that remain open or unanswered that are, in each case of subclauses (i) through (iii), reasonably likely to result in a Material Adverse Effect.

(e)           To Borrowers’ Knowledge, with respect to any Project, there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at any Project that would result in a Material Adverse Effect, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, have a Material Adverse Effect on any Borrower or Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Approved Insurer’s programs.

(f)           No Borrower and to Borrower’s’ Knowledge, no Operator has received federal funds authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended.

(g)           Intentionally omitted.

(h)           To Borrowers’ Knowledge, each Borrower’s and each Operator’s private payor, Medicaid, Medicare, and/or managed care company, insurance company or other third party insurance accounts receivable with respect to the Projects are free of any Liens and neither Borrowers nor Operators have pledged any of its receivables as collateral security for any loan or indebtedness.

(i)           No Borrower and to Borrowers’ Knowledge, no Operator is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at the Projects and there are no threatened or pending labor disputes at the Projects.

Section 6.23 No Change in Facts or Circumstances; Disclosure.  To the best of Borrowers’ Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrowers or the Projects.

ARTICLE 7
FINANCIAL REPORTING

Section 7.1 Financial Statements.  Borrowers shall furnish to Administrative Agent and shall cause each Borrower Party to furnish to Administrative Agent such financial statements and other financial information as Administrative Agent may require pursuant to this Article 7 and such other financial information as Administrative Agent may reasonably request from time to time.  All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrowers at the dates and for the period indicated and shall be sufficient to permit Administrative Agent and Lenders to calculate and/or verify Borrowers’ calculation of Debt Service Coverage Ratio, Project Yield and Adjusted Net Operating Income.

(a)           Financial Information.  In furtherance of the foregoing, Borrowers will furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to each Borrower, Guarantor, each Project and/or each Operator (as applicable), in each case in form and format and providing information satisfactory to Administrative Agent in its discretion, provided that Borrowers’ obligation to provide same with respect to an Operator shall not apply where Operator is not required by the terms of its Operating Lease to deliver same to Borrower:

(i)           within twenty-five (25) days after the end of each calendar month, internally prepared monthly financial statements (including income statements and balance sheets) prepared for the Borrowers and each Project which fairly present the financial condition for the Borrowers and each Project for such period;

(ii)           within twenty-five (25) days after the end of each calendar quarter, in each case only if Operators deliver same to Borrowers under the Operating Leases, (A) a detailed operating statement (B) a current Census Report, (C) cash flow statements for the Operators (which may be prepared on a consolidated basis, if applicable) and (D) an accounts receivable and accounts payable aging report for each Project;

(iii)           within sixty (60) days after the end of each fiscal quarter, a description of the type and amount of all capital expenditures incurred by Borrowers during such period;

(iv)           within thirty (30) days before the end of each fiscal year, annual projected (A) profit and loss statements and (B) operating and capital budgets (each prepared on a monthly basis) for the succeeding fiscal year;

(v)           within sixty (60) days after the end of each fiscal year, internally prepared annual financial statements prepared for each Borrower in accordance with GAAP (except for the absence of footnotes and year-end adjustments) and based on an accrual basis of accounting consistent with industry standards;

(vi)           within one hundred twenty (120) days after the end of each fiscal year, annual consolidated audited financial statements for (A) Borrowers in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent and (B) Operators, but only if Operators are required by the applicable Operating Lease to deliver and have delivered same to Borrowers (which may be on a consolidated basis with respect to the Operating Tenants);

(vii)           if applicable, copies of all cost reports and rate letters filed with Medicare and Medicaid or any other Third Party Payor by each Operator but only if Operator has delivered same to Borrowers;

(viii)          within five (5) days after receipt from an Operator, a written statement, duly acknowledged by each Operator, setting forth any right of set-off, counterclaim or other defense that may exist under any Leases;

(ix)           if applicable, copies of state and local health inspection and regulatory surveys (including complaint surveys), to be provided within twenty-five (25) days after the completion of such surveys;

(x)           within twenty-five (25) days after the end of each calendar quarter, internally prepared monthly financial statements (including income statements and balance sheets) prepared for Guarantor which fairly present the financial condition for Guarantor for such period;

(xiii) within one hundred twenty (120) days after the end of each fiscal year, annual consolidated audited financial statements prepared for Guarantor in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent; and

(xiv) such additional information, reports or statements regarding the Borrowers, the Projects, Guarantor or Operators (to the extent Operators deliver same to Borrowers under the Operating Leases) as Administrative Agent may from time to time reasonably request.

(b)           Certification of Financial Statements.  Each financial statement provided by an Operator hereunder shall be in scope and detail as set forth in the Operating Lease with respect to that Operator, as applicable; and each financial statement provided by Borrowers hereunder shall be in scope and detail reasonably satisfactory to Administrative Agent and certified by the chief financial representative of the Borrower’s Agent on behalf of the Borrowers or Guarantors.  Borrowers will maintain a system of accounting established and administered in accordance with sound business practices to (i) permit preparation of financial statements on an accrual basis consistent with industry standards and substantially in accordance with GAAP, and (ii) provide the information required to be delivered to Administrative Agent hereunder.

(c)           Additional Reports.  Borrowers shall deliver to Administrative Agent as soon as reasonably available but in no event later than thirty (30) days after such items become available to Borrowers in final form:

(i)           copies of any final engineering or environmental reports prepared for Borrowers with respect to any Project;

(ii)           a copy of any notice received by Borrowers from any Governmental Authority having jurisdiction over any Project with respect to a condition existing or alleged to exist or emanate from or at any Project;

(iii)           if requested by Administrative Agent, a summary report listing Tenants and square footage occupied by such Tenants;

(iv)           from time to time, if any Lender determines that obtaining appraisals is necessary in order for such Lender to comply with applicable Laws (including any appraisals required to comply with FIRREA), Borrowers shall furnish to Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market value of each Project; provided, however, that such report shall not be required more frequently than once during the term of the Loan unless (A) an Event of Default exists or (B) any Lender is required to obtain such report under applicable Law.

(d)           Tax Reports.  Promptly upon receipt or filing thereof, Borrowers shall deliver to Administrative Agent copies of any reports or notices related to any material taxes and any other material reports or notices received by Borrower or Guarantor from, or filed by any Borrower or any Guarantor with, any Governmental Authority.

Section 7.2 Compliance Certificate.  Within thirty (30) days after the end of each calendar quarter, Borrowers’ Agent on behalf of Borrowers shall deliver (and cause Guarantors to deliver) such financial reports and information as Administrative Agent shall require, together with a fully completed Compliance Certificate executed by an officer of Borrower’s Agent on behalf of Borrowers (or of their managing member or general partner), and, if requested by Administrative Agent, back-up documentation as Administrative Agent shall reasonably require evidencing compliance with the covenants, terms and conditions of this Agreement.

Section 7.3 Accounting Principles.  All financial statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Administrative Agent).  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 7.4 Other Information; Access.  Borrowers shall deliver to Administrative Agent such additional information regarding Borrowers, their subsidiaries, their business, any Borrower Party, and the Projects within thirty (30) days after Administrative Agent’s request therefor, including, if requested by Administrative Agent, copies of the regular monthly bank statements provided to Borrowers or any Operator and such other information relating to the Borrowers’ operating accounts as shall reasonably be requested by Administrative Agent, in each case, to the extent such bank has the operational ability to do so, by providing Administrative Agent with internet access to such statements or information.  Borrowers shall permit Administrative Agent to examine such records, books and papers of Borrowers, at Borrowers’ offices, which reflect upon its financial condition and the income and expenses of the Projects.  In the event that Borrowers fail to forward the financial statements required in this Article 7 within the time periods specified for delivery of the same, and then also within thirty (30) days after written request, Administrative Agent shall have the right to audit such records, books and papers at Borrowers’ expense.

Section 7.5 Annual Budget.  At least thirty (30) days prior to the commencement of each fiscal year, Borrowers will provide to Administrative Agent Borrowers’ proposed annual operating and capital improvements budget for the Projects for such fiscal year for review and approval by Administrative Agent.

Section 7.6 Books and Records/Audits.  Borrowers shall keep and maintain or cause to be kept and maintained at all times at the Projects, or such other place as Administrative Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Projects and to provide the financial statements required to be provided to Administrative Agent pursuant to above and copies of all written contracts, material correspondence, and other material documents affecting the Projects.  Administrative Agent and its designated agents shall have the right to inspect and copy any of the foregoing, subject to compliance with Healthcare Laws.  Additionally, if an Event of Default exists or if Administrative Agent or any Lender has a reasonable basis to believe that the Borrowers’ records are materially inaccurate, Administrative Agent and each Lender may, subject to compliance with Healthcare Laws conduct a joint audit and determine, in such Person’s reasonable discretion, the accuracy of Borrowers’ records and computations.

Section 7.7 Agent for Borrowers.

(a)           Each of the entities comprising Borrower hereby irrevocably appoints and constitutes American Realty Healthcare Trust Operating Partnership as its agent (“Borrower’s Agent”) to request and receive advances in respect of the Loan (and to otherwise act on behalf of each such entity pursuant to this Agreement and the other Loan Documents) in the name or on behalf of each such Borrower.  Administrative Agent may disburse proceeds of the Loan to the bank account of any one or more of such entities without notice to any of the other entities comprising Borrower or any other Person at any time obligated on or in respect of the Obligations.

(b)           Each of the entities comprising Borrower hereby irrevocably appoints and constitutes Borrowers’ Agent as its agent to receive statements of account and all other notices from Administrative Agent with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(c)           Each of the entities comprising Borrower hereby irrevocably appoints and constitutes Borrowers’ Agent as its agent to execute and deliver the Loan Documents, the Environmental Indemnity Agreement, any amendments to or waivers of any of the foregoing and any other agreements, documents, consents, instruments, records or filings delivered under or in connection with this Agreement, the other Loan Documents and the Environmental Indemnity Agreement, in the name of or on behalf of such entity.  Each of the entities comprising Borrowers hereby ratifies any and all Loan Documents, the Environmental Indemnity Agreement and any and all other agreements, documents, instruments, records or filings previously executed and delivered by Borrowers’ Agent under or in connection with this Agreement, the other Loan Documents and the Environmental Indemnity Agreement in such Borrower’s name or on its behalf.

(d)           No purported termination of the appointment of Borrowers’ Agent as agent for Borrowers shall be effective without the prior written consent of Administrative Agent.

ARTICLE 8
COVENANTS

Each Borrower covenants and agrees with each Lender and Administrative Agent as follows:

Section 8.1 Transfers or Encumbrance of Property.

(a)           Except as otherwise provided in Section 8.1(c) below, Borrowers shall not cause or permit a Sale or Pledge of the Projects or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”) without the prior written consent of the Administrative Agent, other than pursuant to Leases of space in the improvements to Tenants in accordance with the provisions of Article 5.  For the avoidance of doubt, any transfer by a Tenant under a Lease that occurs as a result of such Tenant’s contractual right under such Lease (and for which Borrower consent is not required under such Lease), including a sublease, assignment, merger, financing, sale of all or substantially all of its assets, transfer of an ownership interest in such Tenant, as applicable, shall be deemed a permitted transfer and not a Prohibited Transfer under this Agreement.

(b)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sale agreement wherein Borrowers agree to sell the Projects or any part thereof for a price to be paid in installments; (ii) an agreement by Borrowers leasing all or a substantial part of the Projects for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s right, title and interest in and to any Leases or any rents; (iii) except as otherwise provided in Section 8.1(c) below, if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) except as otherwise provided in Section 8.1(c) below, if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) except as otherwise provided in Section 8.1(c) below, if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) except as otherwise provided in Section 8.1(c) below, if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the Property Manager (including an Affiliated Manager) other than in accordance with Section 8.3 or (viii) a Sale or Pledge which could result in an Event of Default under the Ground Lease.

(c)           Notwithstanding anything in this Section 8.1 to the contrary, Administrative Agent shall not withhold its consent to the one-time conveyance of either (i) one hundred percent (100%) of the direct membership interests in all of the Borrowers, or (ii) one hundred percent of the equity interests in the sole member of all of the Borrowers, to a Permitted Transferee (which, for the avoidance of doubt, shall also be deemed a Transferee under subclause (f) of this Section 8.1) provided that (A) the conditions set forth at subclause (f) of this Section 8.1 are satisfied in their entirety; (B) at least thirty (30) days prior to such transfer, Borrowers must provide Administrative Agent with all of the material provisions of such transfer, including, without limitation, the proposed closing date, and the name, net worth, background and address of the Proposed Transferee and the purchase price; (C) the Borrowers and/or the Permitted Transferee shall pay the Transfer Fee to Administrative Agent; and (D) the Permitted Transferee shall provide Administrative Agent with such evidence as Administrative Agent may require that such transfer shall not affect, impair or restrict Administrative Agent’s and/or Lenders’ Security or their  rights and remedies under the Loan Documents.

(d)           Notwithstanding the provisions of Section 8.1(b) and provided they would not result in an Event of Default under the Ground Lease, any of the following transfers shall not be deemed to be a Prohibited Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; or (ii) the Sale or Pledge, in one or a series of transactions after the date hereof, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, any such transfer shall be subject to the following additional conditions: (A) no such transfers shall result in a change in Control in the Restricted Party or change in control of the Projects, (B) no transfer shall be made to any Person that is not in compliance with Section 6.18, (C) Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed transfer; or (iii) any Sale or Pledge of the stock in any publicly traded company whose shares are listed on the New York Stock Exchange or such other nationally recognized stock exchange.  Notwithstanding the foregoing, any transfer that results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party must comply with the requirements of Section 8.l(d) hereof.

(e)           Administrative Agent reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (i) a modification of the terms hereof and, if the Sale or Pledge is of the Borrowers’ interest in the Project, an assumption of the Note and the other Loan Documents as so modified in connection with the proposed Prohibited Transfer, (ii) receipt of payment of all of Administrative Agent’s and Lenders’ expenses incurred in connection with such Prohibited Transfer and a transfer fee (the “Transfer Fee”) equal to (A) .10% of the outstanding principal balance of the Loan with respect to the first such Prohibited Transfer and (B) .25% of the outstanding principal balance of the Loan for any subsequent Prohibited Transfers (which Transfer Fee shall be payable to the Administrative Agent for the account of the Lenders), (iii) receipt of Rating Agency Confirmation with respect to the Prohibited Transfer, (iv) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Section 6.17) and the other Loan Documents, (v) any new Property Manager for the Projects and a new management agreement being satisfactory to Administrative Agent, (vi) a new guaranty(ies) and environmental indemnity, substantially in the form of the Recourse Guaranty Agreement and Environmental Indemnity Agreement being delivered contemporaneously with this Agreement, from guarantor(s) and indemnitor(s) satisfactory to Administrative Agent, and (vii) the satisfaction of such other conditions and/or legal opinions as Administrative Agent shall determine in its sole discretion to be in the interest of the Lenders.  All expenses incurred by Administrative Agent and Lenders shall be payable by Borrowers whether or not Administrative Agent or such Lender consents to the Prohibited Transfer.  Neither Administrative Agent and nor any Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon a Prohibited Transfer made without Administrative Agent’s consent.  This provision shall apply to each and every Prohibited Transfer, whether or not Administrative Agent has consented to any previous Prohibited Transfer.

(f)           Administrative Agent’s consent to any proposed Prohibited Transfer will be conditioned upon satisfaction of the following, it being understood that Administrative Agent will not unreasonably withhold its consent to any proposed Prohibited Transfer so long as such conditions are satisfied in their entirety:

(i)           no Potential Default or Event of Default shall have occurred and remain uncured;

(ii)           the proposed transferee (“Transferee”) and its principals, owners, officers and directors meet all of the eligibility, credit, management and other standards customarily applied by Administrative Agent and the Required Lenders at the time of the proposed transfer to the approval of Borrowers in connection with the origination or purchase of similar mortgages on healthcare facilities/medical office buildings, long-term acute care hospital, ambulatory surgery center, hospital facility or post-acute care facility, as the case may be, to be determined by Administrative Agent in its reasonable discretion, including but not limited to, any standards with respect to (i) previous relationships between Administrative Agent or any Lender and the Transferee and its principals, (ii) the reputation for integrity, honesty and veracity of the Transferee and its principals, owners, officers and directors, and (iii) OFAC, money-laundering, anti-terrorism, SEC and other similar regulations and activities;

(iii)           the Transferee and its property manager shall have sufficient experience in the ownership and management of properties similar to the Projects, and Administrative Agent shall be provided with reasonable evidence thereof (and Administrative Agent reserves the right to approve the Transferee without approving the substitution of the property manager);

(iv)           if required by Administrative Agent, Administrative Agent shall have received Rating Agency Confirmation with respect to the transfer and Transferee;

(v)           Administrative Agent shall have received evidence satisfactory to it that the single purpose nature and bankruptcy remoteness of Borrowers and each Borrower’s shareholders, partners, or members, as the case may be, following such transfer are in accordance with the standards of the Rating Agencies and the requirements of Section 6.17;

(vi)           To the extent that the Transfer results in the Transferee holding fee simple title to the Projects, the Transferee shall have executed and delivered to Administrative Agent an assumption agreement in form and substance acceptable to Administrative Agent, evidencing such Transferee’s agreement to abide and be bound by the terms of the Note, the Mortgage and the other Loan Documents, and containing such modifications to the Loan Documents as Administrative Agent may require, together with such legal opinions and title insurance endorsements as may be reasonably requested by Administrative Agent;

(vii)           Administrative Agent shall have received on or prior to the date of the sale or transfer (A) the Transfer Fee, (B) a rating confirmation fee for each of the Rating Agencies delivering a Rating Agency Confirmation pursuant to clause (iv) above, which confirmation fees shall be equal to the then customary fees charged by each applicable Rating Agency for such confirmation, and (C) the payment of all costs and expenses incurred by Administrative Agent and any Lender in connection with such assumption (including reasonable attorneys’ fees and costs);

(viii)           Administrative Agent shall have received such additional documentation as Administrative Agent may require in connection with the sale or transfer, including, but not limited to, a new Recourse Guaranty Agreement and Environmental Indemnity Agreement (substantially in the form delivered to Administrative Agent contemporaneously herewith) from Persons acceptable to Administrative Agent affiliated with the Transferee, amendments to financing statements naming the Transferee as debtor and documentary evidence of the organization and good standing of the Transferee and authorization of the sale or transfer;

(ix)           The satisfaction of such other conditions and/or legal opinions as Administrative Agent shall determine in its reasonable discretion; and

(x)           Without limiting the foregoing, if Administrative Agent shall consent to a transfer of the Projects, the written assumption agreement described in Section 8.1(e)(vi) above shall provide for the release of Borrowers, but only as to acts or events occurring, or obligations arising, after the closing of such transfer.

All expenses incurred by Administrative Agent and Lenders shall be payable by Borrowers whether or not the Required Lenders consent to the Prohibited Transfer.  Neither Administrative Agent nor any Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon a Prohibited Transfer made without the Required Lenders’ consent.  This provision shall apply to each and every Prohibited Transfer, whether or not the Required Lenders have consented to any previous Prohibited Transfer.

Section 8.2 Taxes Utility Charges.  Except to the extent sums sufficient to pay all Taxes (defined herein) have been previously deposited with Administrative Agent as part of the Tax Impound and subject to Borrowers’ right to contest in accordance with Section 12.14 hereof, Borrowers shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges (the “Taxes”) that may become a Lien upon the Projects or become payable during the term of the Loan.  Borrowers’ compliance with Section 3.4 of this Agreement relating to impounds for Taxes shall, with respect to payment of such Taxes, be deemed compliance with this Section 8.2.  Borrowers shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property.  Borrowers shall promptly pay for all utility services provided to the Projects.

Section 8.3 Management.

(a)           Borrowers acknowledge that the Lenders are making the Loan, in part, based upon the operational expertise of the Property Manager.  Borrowers shall not surrender, terminate, cancel, modify in any material respect, renew, amend, or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Project with Property Manager or any other Person, or consent to the assignment by the Property Manager of its interest under the Management Agreement, in each case without the express written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and shall be based upon Administrative Agent’s evaluation of the proposed substitute manager’s and operator’s financial condition, credit history and credit worthiness, experience in operating and managing properties similar to the Projects, performance and compliance history in connection with healthcare facilities, reputation for honesty and integrity and prior experience with Administrative Agent and the Lenders; provided, further, however, with respect to a new manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement.  If at any time Administrative Agent consents to the appointment of a new manager, such new manager and Borrowers shall, as a condition of Administrative Agent’s consent, execute an Acknowledgment and Agreement of Property Manager in form and substance similar to the Acknowledgment and Agreement of Property Manager executed by the Property Manager as of the Closing Date.  Any change in ownership or control of the Property Manager shall be cause for Administrative Agent to re-approve such Property Manager and Management Agreement.  Each Property Manager shall hold and maintain all necessary licenses, certifications and permits required by law to operate and manage the Project for which it is providing management services.

(b)           Borrowers shall cause Property Manager to manage the Project in accordance with the Management Agreement.  Borrowers shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrowers to be performed and observed, (ii) promptly notify Administrative Agent of any notice to Borrowers of any default by Borrower in the performance or observance of any of the material terms, covenants or conditions of the Management Agreement on the part of Borrowers to be performed and observed, and (iii) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement.  The management fee payable under the Management Agreement shall not exceed four percent (4.0%) of rental collections.

(c)           Administrative Agent shall have the right to require Borrowers to replace the Property Manager with a Person which is not an Affiliate of, but is chosen by, Borrowers and approved by Administrative Agent, such approval not to be unreasonably withheld or delayed, upon the occurrence of anyone or more of the following events: (a) at any time following the occurrence and continuance of an Event of Default, (b) if Property Manager shall be in default under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct or if at any time the Manager is insolvent or a debtor in a bankruptcy proceeding, and/or (c) if the Debt Service Coverage Ratio for the Project is less than the requirements imposed by Administrative Agent as a condition for funding the Loan with respect to such Project for two (2) consecutive calendar quarters.

Section 8.4 Operation; Maintenance; Inspection.  Borrowers shall observe and comply with all legal requirements applicable to the ownership, use and operation of the Projects.  Borrowers shall maintain the Projects in good condition and promptly repair any damage or casualty, normal wear and tear excepted.  Borrowers, subject to the Leases and rights of Tenants thereunder, shall permit Administrative Agent and its agents, representatives and employees, upon reasonable prior notice to Borrowers, to inspect the Projects and upon receipt of reasonable evidence that a violation of Environmental Law exists, as determined by Administrative Agent, to conduct such environmental and engineering studies as Administrative Agent may require, provided such inspections and studies do not materially interfere with the use and operation of the Projects, and/or any Operator or Tenant.

Section 8.5 Taxes on Security.  Borrowers shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender.  If there shall be enacted any law (a) deducting the Loan from the value of any Project for the purpose of taxation, (b) affecting any Lien on the Projects, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrowers shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is or may be liable as a result thereof.

Section 8.6 Legal Existence, Name, Etc.  Each Borrower shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of any Project such Borrower owns.  Neither any Borrower nor any general partner or managing member of any Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Affiliate of any Borrower to do so.  Without limiting the foregoing, no Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date.  Each Borrower and each general partner or managing member in each Borrower shall conduct business only in its own name and shall not change its name, identity, state of formation, or organizational structure, or the location of its chief executive office or principal place of business unless such Borrower (a) shall have obtained the prior written consent of Administrative Agent to such change, and (b) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.  If any Borrower does not have an organizational identification number and later obtains one, such Borrower shall promptly notify Administrative Agent of its organizational identification number.  Each Borrower (and each general partner or managing member in such Borrower, if any) shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity.

Section 8.7 Further Assurances.  Each Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents and the Environmental Indemnity Agreement, (b) provide, and cause each Borrower Party to provide, Administrative Agent such additional information and documentation on each Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures, and sources of funds as Administrative Agent deems necessary or prudent to enable Administrative Agent and each Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the Collateral for the Loan, to correct any omissions in the Loan Documents or the Environmental Indemnity Agreement to perfect, protect or preserve any liens created under any of the Loan Documents and the Environmental Indemnity Agreement, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.  Each Borrower grants Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Administrative Agent and the Lenders under the Loan Documents and the Environmental Indemnity Agreement, at law and in equity, including without limitation such rights and remedies available to Administrative Agent pursuant to this Section 8.7.  From time to time upon the written request of Administrative Agent, Borrowers shall deliver to Administrative Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrowers.

Section 8.8 Estoppel Certificates Regarding Loan.  Borrowers, within ten (10) days after receipt of written request, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.

Section 8.9 Notice of Certain Events.  Borrowers shall promptly notify Administrative Agent, to Borrowers’ Knowledge of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by Borrowers under other obligations relating to the Projects or otherwise material to Borrowers’ business, including any notices of violations of any laws, regulations, codes or ordinances; (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrowers and any Governmental Authority, materially adversely affecting Borrowers, any Borrower Party or any Project; (d) a copy of each notice of default or termination given or made to any Operator by Borrowers or received by Borrowers from any Operator; and (e) a copy of each notice of default or termination under any license or permit necessary for the operation of the Projects in the manner required by this Agreement; and in the case of clauses (b), (d) or (e), promptly provide Administrative Agent with copies of such notices referred to therein.

Section 8.10 Indemnification.  Borrowers shall protect, defend, indemnify and save harmless Administrative Agent and each Lender, their respective shareholders, directors, officers, employees and agents (each, an “Indemnified Person”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation reasonable attorneys’ fees and expenses and other costs of investigation, or defense, including, but not limited to, those uncured upon any appeal or in connection with responding to subpoenas, third parties or otherwise), imposed upon or incurred by or asserted against any Indemnified Person by reason of (a) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith; (b) ownership of the Mortgages, the Projects or any interest therein or receipt of any rents and the exercise of rights and remedies thereunder; (c) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) any use, nonuse or condition in, on or about the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Projects or any part thereof; and (e) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made.  Any amounts payable to Administrative Agent or any Lender by reason of the application of this Section 8.10 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent or such Lender until paid.

Section 8.11 [Intentionally Omitted].

Section 8.12 Payment For Labor and Materials.  Subject to Borrowers’ right to contest in accordance with Section 12.14 hereof, Borrowers will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Projects and never permit to exist beyond the due date thereof in respect of any Project or any part thereof any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of any Project or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Encumbrances (defined in the Mortgage).

Section 8.13 Use and Proceeds, Revenues.  Borrowers shall use the proceeds of the Loan for proper business purposes.  No portion of the proceeds of the Loan shall be used by Borrowers in any manner that might cause the borrowing or the application of such proceeds to violate Regulation D, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934.  Except as otherwise specifically provided in the Loan Documents, revenues and other proceeds from the Projects received by Borrowers shall be applied to the Indebtedness then due and payable, actual operating expenses relating to the Projects of the type included in the definition of “Adjusted Expenses”, or other budgeted capital improvements, repairs or replacements for the Projects before distribution by Borrowers to any Borrower Party.

Section 8.14 Compliance with Laws and Contractual Obligations.

(a)           Borrowers will comply with, and to the extent permitted by the terms of the Operating Lease, will cause Operator to comply with (i) the requirements of all applicable Laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements, taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety, quality and safety standards, accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”), as are now in effect and which may be imposed upon Borrowers or Operator or the maintenance, use or operation of the Projects or the provision of services to the occupants of the Projects and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of Borrowers, and as they relate to the Projects and Operator.

(b)           Borrowers will obtain and maintain and will cause Operator to obtain and maintain, all licenses, qualifications and permits now held or hereafter required to be held by Borrowers or Operator for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a material adverse effect upon the financial condition of Borrowers or the ability to operate the Projects in compliance with the requirements of the Loan Documents and as it has been operated prior to the date hereof.

Section 8.15 Intentionally omitted.

Section 8.16 Healthcare Laws and Covenants.

(a)           Without limiting the generality of any other provision of this Agreement, each Borrower and Operator and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of Borrowers or any Operator (with respect to its operation of the Projects) shall be in compliance in all material respects with all applicable Healthcare Laws. Each Borrower and each Operator have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws and to Borrowers’ Knowledge there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws.  Borrowers and Operators have and will maintain all Primary Licenses, Permits and other Governmental Approvals necessary under applicable Laws to own and/or operate the Projects, as applicable (including such Governmental Approvals as are required under such Healthcare Laws); or, if applicable Licenses have been applied for, but not yet issued to, Operators, Operator has Operators have entered into applicable agreements with the prior operator of the Projects to operate the Projects under the current Primary Licenses.

Borrowers represent that no Borrower is (i) a “covered entity” within the meaning of HIPAA or submits claims or reimbursement requests to Third Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA.  If any Borrower or Operator at any time becomes a “covered entity” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant.  For purposes hereof, “HIPAA Compliant” shall mean that each Borrower and each Operator, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) if and to the extent any Borrower or any Operator are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect any Borrower’s or any Operator’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by Borrowers or any Operator of the then effective provisions of HIPAA.

(b)           Intentionally omitted.

(c)           Borrowers shall not, nor shall Borrowers permit any Operator to do (or suffer to be done) any of the following with respect to any Project:

(i)           Transfer the Primary Licenses to any location other than the Projects;

(ii)           Amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged, a material impairment of the ability of Operating Tenants to make the required rental payments under the Operating Leases or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without Administrative Agent’s consent;

(iii)           [Intentionally omitted];

(iv)           Replace or transfer all or any part of any Project’s units or beds to another site or location other than to another Project; or

(v)           Voluntarily transfer or encourage the transfer of any resident of any Project to any other facility (other than to another Project), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at the facility or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the facility.

(d)           If and when Borrowers or Operator participate in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Projects, the Projects will remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs.  If and when an Operator participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Projects, where expressly empowered by the applicable Operating Lease, Borrowers shall enforce the express obligation of the Operator thereunder (if any) to cause its Project to remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs.  Where expressly empowered by the applicable Operating Lease, Borrower shall enforce the express obligation of the Operator thereunder (if any) cause its Project to remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, have the Operator’s current provider agreement that is in full force and effect under Medicare and Medicaid.

(e)           If Borrowers receive written notice of any Healthcare Investigation after the Closing Date, Borrowers will promptly provide to Administrative Agent the following information with respect thereto to the extent such information is actually known to Borrowers, or if not known to Borrowers, to the extent that the applicable Operator actually provides the same to Borrowers: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

Section 8.17 Cooperation Regarding Licenses and Permits.  From time to time, upon the request of Administrative Agent, if (i) an Event of Default exists hereunder; and (ii) an event of default exists under an Operating Lease and such default continues beyond the expiration of the applicable notice, cure and grace periods thereunder, Borrowers shall, and shall exercise reasonable efforts to cause Operator to, complete, execute and deliver to Administrative Agent any applications, notices, documentation, and other information necessary or desirable, in Administrative Agent’s judgment, to permit Administrative Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Primary Licenses for the Projects (or to become the owner of the existing Primary Licenses for the Projects) and to the extent permitted by applicable Laws to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Projects by Administrative Agent or its designee for their current use (including any applications for change of ownership of the existing Primary Licenses or change of control of the owner of the existing Primary Licenses).  To the extent permitted by applicable Laws and provided that: (i) an Event of Default exists hereunder; (ii) an event of default exists under an Operating Lease and such default continues beyond the expiration of the applicable notice, cure and grace periods thereunder; and (iii) provided that such action is not in violation of the Operating Lease Subordination Agreements: (A) Administrative Agent is hereby authorized (without the consent of Borrowers or Operators) to submit any such applications, notices, documentation or other information which Borrowers caused to be delivered to Administrative Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Administrative Agent may deem advisable to obtain, maintain or renew any Primary License or Permits or other Governmental Approvals in connection with the operation of the Projects for their current use, and Borrowers agree to cooperate and to exercise reasonable efforts to cause Operators to cooperate with Administrative Agent in connection with the same and (B) Borrowers, upon demand by Administrative Agent, shall take any action and exercise reasonable efforts to cause Operators to take any action necessary or desirable, in Administrative Agent’s sole judgment, to permit Administrative Agent or its designee (including a receiver) to use, operate and maintain the Projects for its current use.  If Borrowers fail to comply with the provisions of this Section 8.17 for any reason whatsoever, Borrowers hereby irrevocably appoint Administrative Agent and its designee as Borrowers’ attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Administrative Agent’s sole judgment to permit Administrative Agent or its designee to undertake Borrowers’ obligations under this Section 8.17, including obtaining any Licenses or Governmental Approvals then required for the operation of the Projects by Administrative Agent or its designee for their current uses.  The foregoing power of attorney is coupled with an interest and is irrevocable and Administrative Agent may exercise its rights thereunder in addition to any other remedies which Administrative Agent may have against Borrowers or any Borrower Party as a result of Borrowers’ breach of the obligations contained in this Section 8.17.

Section 8.18 Transactions With Affiliates.  Without the prior written consent of Administrative Agent, Borrowers shall not engage in any transaction affecting the Projects with an Affiliate of Borrowers, except as expressly contemplated by this Agreement.

Section 8.19 Representations and Warranties.  Borrowers shall cause all representations and warranties in the Loan Documents and Environmental Indemnity Agreement to remain true and correct in all material respects at all times while any portion of the Loan remains outstanding.

Section 8.20 Alterations.  Administrative Agent’s prior approval shall be required in connection with any alterations to the Projects (except tenant improvements under any Lease approved by Administrative Agent or under any Lease for which approval was not required by Administrative Agent under this Agreement) (a) that adversely affect the structural components of the Projects, utilities, HVAC or the exterior of the Projects, (b) that are reasonably likely to have a Material Adverse Effect or result in a material impairment of the ability of Operating Tenants to make the required rental payments under the Operating Leases or (c) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Restoration Threshold, which approval may be granted or withheld in Administrative Agent’s sole discretion.  If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Projects shall at any time exceed the Restoration Threshold, Borrowers shall promptly deliver to Administrative Agent as security for the payment of such amounts and as additional security for Borrowers’ obligations under the Loan Documents any of the following: (i) cash, (ii) letters of credit, (iii) U.S. Obligations, (iv) other securities acceptable to Administrative Agent, or (v) a completion bond in form acceptable to Administrative Agent.  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Projects (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Restoration Threshold.

Section 8.21 Business and Operations.  Borrowers will continue to engage only in the businesses currently conducted by them on the date hereof, as and to the extent the same are necessary for the ownership and leasing of the Projects.  Borrowers shall at all times cause the Projects to be maintained in accordance with the Projects’ use as a healthcare facility or medical office facility, as applicable.

Section 8.22 Severability of Covenants.  Any representations, warranties or covenants made by Borrowers regarding such entities or their Affiliates (as contrasted with the Projects) shall be deemed to have been made solely on behalf of such entity, and no Borrower shall be deemed to be making such representations or covenants or warranties regarding any other entity.

Section 8.23 Required Repairs and Post Closing Obligations.  Borrowers shall provide evidence reasonably satisfactory to Administrative Agent that the Required Repairs have been completed within the time periods set forth on Schedule II, all of which shall be performed in a manner satisfactory to Administrative Agent and shall be subject to inspection by Administrative

Agent.  Borrowers shall also satisfy the Post Closing Obligations within the time periods set forth on Schedule 12.37.

ARTICLE 9
EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder and under the Loan:

Section 9.1 Payments.  Failure of Borrowers to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or failure of Borrowers to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 9.2 Insurance; Taxes.  Borrowers’ failure to: (i) maintain insurance as required under Section 3.1 of this Agreement; (ii) provide Administrative Agent with evidence of payment of all insurance and Taxes, in each case in accordance with the time periods required under Section 3.4 and Section 3.5 of this Agreement.

Section 9.3 Sale, Encumbrance, Etc.  The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of any Project, or any interest therein, or of any interest in any Borrower, in violation of this Agreement.

Section 9.4 Covenants.  Borrowers’ failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents or Environmental Indemnity Agreement (other than those agreements, covenants and provisions referred to elsewhere in this Article 9), and the continuance of such failure for thirty (30) days after notice by Administrative Agent to Borrowers; however, subject to any shorter period for curing any failure by Borrowers as specified in any of the other Loan Documents or Environmental Indemnity Agreement, Borrowers shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within thirty (30) days; (c) Borrowers are diligently undertaking to cure such default; and (d) Borrowers have provided Administrative Agent with security reasonably satisfactory to Administrative Agent against any interruption of payment or impairment of collateral under the Loan Documents as a result of such continuing failure.  The notice and cure provisions of this Section 9.4 do not apply to the other Events of Default described in this Article 9 or to Borrowers’ failure to perform, observe or comply with any of the agreements, covenants or provisions referenced elsewhere in this Article 9 (for which no notice and cure period shall apply).

Section 9.5 Representations and Warranties.  Any representation or warranty made in any Loan Document or the Environmental Indemnity Agreement proves to be untrue in any material respect when made or deemed made.

Section 9.6 Other Encumbrances.  Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof, is not cured within any applicable grace or cure period therein.

Section 9.7 Involuntary Bankruptcy or Other Proceeding.  Commencement of an involuntary case or other proceeding against any Borrower, any Borrower Party or any other Person having an ownership or security interest in the Projects (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 9.8 Voluntary Petitions, etc.  Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 9.9 Default Under Operating Agreement.  The occurrence of a default under any of the Operating Agreements, which remains uncured beyond any applicable grace or cure periods available to Borrowers.

Section 9.10 Certain Covenants.  Any Borrower’s failure to (i) maintain its status as a Single Purpose Entity; (ii) timely deliver the Compliance Certificate; (iii) comply with the provisions of Section 8.16(c); and (iv) provide Administrative Agent with ten (10) days subsequent written notice of changes of the state of any Borrower’s formation or any Borrower’s name.

Section 9.11 Financial Information.  Borrowers’ failure to deliver financial statements and reports as required by Article 7 and the continuance of such failure for twenty (20) days after the required delivery date.

Section 9.12 Default Under Recourse Guaranty Agreement.  The occurrence of a default under the Recourse Guaranty Agreement and such default is not cured within any grace or cure periods provided therein.

Section 9.13 Criminal Act.  Any Borrower’s or any Borrower Party’s commission of a criminal act.

Section 9.14 Business Associate Agreement.  The termination by any Borrower (or such other party thereto) of the Business Associate Agreement (if applicable) between Borrowers or such other party(ies), Administrative Agent, and Lenders.]

Section 9.15 Environmental Indemnity Agreement.  There shall have occurred any default under the Environmental Indemnity Agreement which remains uncured beyond any applicable grace or cure periods available under the Environmental Indemnity Agreement.

Section 9.16 Required Repairs and Post Closing Obligations. The failure to complete the Required Repairs or satisfy the Post Closing Obligations within the time periods set forth on Schedule II and Schedule 12.37, respectively.

Section 9.17 Ground Lease.  The (i) occurrence of a default under the Ground Lease which remains uncured beyond any applicable grace or cure periods provided therein, or (ii) the modification, termination or surrender of the Ground Lease.

ARTICLE 10
REMEDIES; SPECIAL CURE RIGHT

Section 10.1 Remedies - Insolvency Events.  Upon the occurrence of any Event of Default described in Sections 9.7 or 9.8, all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrowers; however, if the Bankruptcy Party under Sections 9.7 or 9.8 is other than Borrowers, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole discretion, as agent for the Lenders.

Section 10.2 Remedies - Other Events.  Except as set forth in Section 10.1 above, while any Event of Default exists, Administrative Agent may and at the direction of the Required Lenders shall (a) by written notice to Borrowers, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrowers, and (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.  Notwithstanding anything to the contrary contained in the Loan Documents or the Environmental Indemnity Agreement, the enforcement of the obligations of Borrowers and the Borrower Parties under the Loan Documents and the Environmental Indemnity Agreement and the exercise of rights and remedies thereunder shall be undertaken solely by Administrative Agent in its capacity as agent for the Lenders.

Section 10.3 Administrative Agent’s Right to Perform the Obligations.  If Borrowers shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents or the Environmental Indemnity Agreement, then while any Event of Default exists, and without notice to or demand upon Borrowers and without waiving or releasing any other right, remedy or recourse Administrative Agent may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrowers, and shall have the right to enter upon the

Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate.  If Administrative Agent shall elect to pay any sum due with reference to the Projects, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof.  Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.  Borrowers shall indemnify, defend and hold Administrative Agent harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs, or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Administrative Agent pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent, except as a result of Administrative Agent’s gross negligence or willful misconduct.  All sums paid by Administrative Agent pursuant to this Section 10.3, and all other sums expended by Administrative Agent to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrowers to Administrative Agent upon demand.

Section 10.4 Special Cure Right.  Notwithstanding any other provision of this Agreement, if (x) a default occurs under any Operating Lease, or (y) an Event of Default occurs as a result of an act or omission of the Operating Tenant or any non-Affiliate Operator, including without limitation the failure, refusal or unwillingness of an Operating Tenant or non-Affiliate Operator to take an action or refrain from taking an action at the request of Borrowers where doing so is not required under the terms of the applicable Operator Agreement (and such act, omission or failure is outside Borrowers’ control and not otherwise caused by Borrowers) (clauses (x) and (y) referred to herein as an “Operational Default”), such Operational Default shall not constitute an “Event of Default” under this Agreement if (and only if) all of the following conditions are satisfied as determined by Administrative Agent in its reasonable discretion:

(a)         There exists no other Event of Default hereunder (excluding another Operational Default, subject to the limitations et forth in the next to last paragraph of this Section 10.4).

(b)         Borrowers send notice to Administrative Agent describing in reasonable detail the Operational Default.

(c)         All debt service payments and all other amounts due under the Loan Documents are paid current at all times (regardless of whether or not there is available revenue from the Projects or rent from the Operating Lease to make such payments).

(d)         There is no Material Adverse Effect or Material Adverse Change as a result of the act or omission that caused the Operational Default.  Without limiting the foregoing, the mere occurrence of an Operational Default will not give rise to a presumption of a Material Adverse Effect or Material Adverse Change.  Rather, Administrative Agent shall make such determination in accordance with the terms of this Agreement.

(e)         Borrowers diligently pursue all rights and remedies available to Borrowers under the Operator(s) Agreement and under applicable Laws to (1) cure (or cause the Operator to cure) such Operational Default, and if Borrowers elect to cure (or cause the Operator to cure) such Operational Default, such Operational Default is actually cured within one hundred twenty (120) days of the occurrence of such Operational Default (such one hundred twenty (120) day period from the occurrence of the Operational Default is referred to as the “Operating Lease Forbearance Period”) or (2) at any time during the Operating Lease Forbearance Period, terminate the Operating Lease, remove the Operating Tenant and install a new operating tenant (the “Replacement Operating Tenant”) to operate the Projects (which Replacement Operating Tenant shall be acceptable to the Administrative Agent in its sole discretion and which Replacement Operating Tenant shall thereafter be deemed to be the “Operating Tenant” for all purposes hereunder and under the other Loan Documents).  If the Borrowers elect to (i) cure the Operational Default in accordance with this subsection (e)(1) by requiring the Operating Tenant to replace the Operator (each, a “Replacement Operator”) for a particular Project and provided that Borrowers or the Operating Tenant are diligently pursuing (or causing the Replacement Operator to diligently pursue) the satisfaction of all regulatory and licensing requirements necessary to permit the Replacement Operator to operate the applicable Project for its intended use, as applicable, the Operating Lease Forbearance Period shall be automatically extended for an additional sixty (60) days to obtain the required license(s), if applicable or (ii) replace the Operating Tenant in accordance with this subsection (e)(2) and provided that Borrowers are diligently pursuing (or causing the Replacement Operating Tenant to diligently pursue) the satisfaction of all regulatory and licensing requirements necessary to permit the Replacement Operating Tenant to operate the applicable Projects for their intended use, the Operating Lease Forbearance Period shall be automatically extended for an additional ninety (90) days to obtain the required Primary Licenses.  If at the expiration of the extended Operating Lease Forbearance Period described in subsection (i) above, the required Primary Licenses have not been issued to the Replacement Operator for the affected Project, if applicable, Administrative Agent and Lenders shall have all rights and remedies hereunder or as otherwise provided at law or in equity.

(f)         Not later than the end of the Operating Lease Forbearance Period, provided Borrowers elect to install a Replacement Operating Tenant as provided above (and not cure the Operational Default), Borrowers cause such Replacement Operating Tenant to execute a Operating Lease (such replacement lease is referred to herein as the “Replacement Operating Lease”) in a form substantially similar to the Operating Leases and otherwise acceptable to Administrative Agent in its reasonable discretion, which Replacement Operating Lease shall thereafter be deemed to be the "Operating Lease" with respect to the Projects for all purposes hereunder and under the other Loan Documents.

(g)         Concurrently with the execution of the Replacement Operating Lease, provided Borrowers elect to install a Replacement Operating Tenant as provided above (and not cure the Operational Default), Borrowers cause Replacement Operating Tenant to execute and deliver to Administrative Agent a subordination and non-disturbance agreement substantially similar to the form previously executed by the prior Operating Tenant and otherwise acceptable to Administrative Agent in its reasonable discretion.

(h)         The Borrowers take commercially reasonable steps to cause the Primary Licenses required to operate the Projects in accordance with their intended use, as applicable, and if applicable, the reimbursement agreements with respect to the Projects to remain in full force and effect under applicable Laws.

(i)         Borrowers pay all of Administrative Agent’s and each Lender's reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with the matters set forth in this Section 10.4.

(j)         On a bi-weekly basis during the pendency of the Operating Lease Forbearance Period, Borrowers furnish to Administrative Agent a detailed written statement summarizing the then current status of Borrowers' attempts to (1) cure such Operational Default or (2) remove Operating Tenant and appoint a Replacement Operating Tenant, and otherwise comply with the terms of this Section 10.4.

(k)         Borrowers at all times during the Operating Lease Forbearance Period take such additional action and/or execute such additional documents (and/or causes Operating Tenant, Replacement Operating Tenant or Replacement Operator to take such additional action and/or execute such additional documents, as applicable) as Administrative Agent may reasonably require in connection with the matters set forth in this Section 10.4.

Anything herein to the contrary notwithstanding, Administrative Agent and Lenders shall have no obligation to forbear from exercising remedies by reason of (a) an Operational Default of any type for which Borrowers elect to install a Replacement Operating Tenant more than five (5) times during the term of the Loan and (b) an Operational Default of any type for which Borrowers elect to cure such Operational Default more than ten (10) times in the aggregate during the term of the Loan or more than twice in any twelve (12) month period during the term of the Loan.

For the avoidance of doubt, Administrative Agent and Lenders shall have no obligation to forbear from submitting any pleadings in any bankruptcy or other proceeding to the extent that a failure to do so could result in any prejudice to Lenders or a rejection or termination of the Operating Leases or could otherwise adversely affect the Collateral securing the Loan

ARTICLE 11
ADMINISTRATIVE AGENT

Section 11.1 Appointment and Duties.

(a)           Each Lender hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 11.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and the Environmental Indemnity Agreement and accept delivery thereof on its behalf from Borrower or any Borrower Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and the Environmental Indemnity Agreement and (iii) exercise such powers as are reasonably incidental thereto.

(b)           Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents and the Environmental Indemnity Agreement (including in any proceeding described in Section 9.7 or Section 9.8 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document and the Environmental Indemnity Agreement to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.7 or Section 9.8 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document and the Environmental Indemnity Agreement, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents or the Environmental Indemnity Agreement, applicable law or otherwise, (vii) execute any amendment, consent or waiver under the Loan Documents and the Environmental Indemnity Agreement on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by the Borrowers or a Borrower Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed and (viii) provide each Lender within ten (10) Business Days following receipt, copies of the reports and financial information received from Borrowers under Article 7 and notices of default delivered by or received by Administrative Agent under this Agreement.

(c)           Under the Loan Documents and the Environmental Indemnity Agreement, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.13(b) with respect to the Register and in Section 11.10), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document and the Environmental Indemnity Agreement other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document or the Environmental Indemnity Agreement, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 11.2 Binding Effect.  Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents and the Environmental Indemnity Agreement, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 11.3 Use of Discretion.

(a)           The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or the Environmental Indemnity Agreement or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)           Notwithstanding clause (a) of this Section 11.3, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or the Environmental Indemnity Agreement or applicable Requirement of Law.

Section 11.4 Delegation of Rights and Duties.  The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document or the Environmental Indemnity Agreement by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article 11 to the extent provided by the Administrative Agent.

Section 11.5 Reliance and Liability.

(a)           The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.3, (ii) rely on the Register to the extent set forth in Section 2.12, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Borrower or any Borrower Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document or the Environmental Indemnity Agreement, and each Lender and the Borrowers and the Borrower Parties hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Administrative Agent:

(i)           shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)           shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or the Environmental Indemnity Agreement;

(iii)           makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Borrower or any Borrower Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Borrower or any Borrower Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)           shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Borrower or any Borrower Party or as to the existence or continuation or possible occurrence or continuation of any Potential Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrowers, any Lender describing such Potential Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrowers and the Borrower Parties hereby waives and agrees not to assert any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 11.6 Administrative Agent Individually.  The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Borrower or any Borrower Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor.  To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” and “Required Lender,” and any similar terms shall, except where otherwise expressly provided in any Loan Document or the Environmental Indemnity Agreement, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 11.7 Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Borrower and each Borrower Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or the Environmental Indemnity Agreement or with respect to any transaction contemplated in any Loan Document or the Environmental Indemnity Agreement, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document or the Environmental Indemnity Agreement to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any Borrower Party or any Affiliate of any Borrower or any Borrower Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 11.8 Expenses; Indemnities.

(a)           Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Borrower or any Borrower Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and other taxes paid in the name of, or on behalf of, any Borrower or any Borrower Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document and the Environmental Indemnity Agreement.

(b)           Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Borrower or any Borrower Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Loans of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or the Environmental Indemnity Agreement or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 11.9 Resignation of Administrative Agent.

(a)           The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrowers, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective.  If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that have accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)           Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Environmental Indemnity Agreement, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document or the Environmental Indemnity Agreement other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement.  Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement.

(c)           Administrative Agent may be removed as Administrative Agent upon the request of all Lenders (other than Affiliates of Administrative Agent) upon the determination by a court of competent jurisdiction that Administrative Agent has committed actions constituting gross negligence or willful misconduct under this Agreement.  The provisions of subsection (b) above shall apply upon such removal.

Section 11.10 Additional Secured Parties.  The benefit of the provisions of the Loan Documents and the Environmental Indemnity Agreement directly relating to any guaranty of the Obligations or the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 11, Section 12.6 (Right of Setoff), Section 12.7 (Sharing of Payments, Etc.) and Section 12.36 (Non-Public Information; Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 11.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document or the Environmental Indemnity Agreement.

ARTICLE 12
MISCELLANEOUS

Section 12.1 Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a specifically designated representative of the receiving party, or sent by facsimile (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1).  All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below

If to Borrowers:	c/o American Realty Capital
405 Park Avenue, 15th Floor New York, NY 10022 Attention: William M. Kahane, President Facsimile: 646-861-7806

With a copy to:	c/o American Realty Capital
405 Park Avenue, 15th Floor New York, NY 10022 Attention: Jesse C. Galloway, General Counsel Facsimile: 646-861-7806

If to Administrative Agent:	General Electric Capital Corporation
Loan No. 07-0004403 500 West Monroe Street Chicago, Illinois 60661 Attention: Brad S. Haber, Managing Director Facsimile: (866) 744-3360

with a copy to:	General Electric Capital Corporation
Loan No. 07-0004403 5804 Trailridge Drive Austin, Texas 78731 Attention: Diana Pennington, Chief Counsel- HFS Real Estate Facsimile: (866) 221-0433

If to a Lender:	To the address set forth on Exhibit C attached hereto

Any notice or request so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgages).  Any notice or request so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender, or Borrowers, as the case may be.  If given by facsimile, a notice or request shall be deemed given and received when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1.  If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1.  Except for facsimile and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means.  Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 12.2 Amendments and Waivers.

(a)           No amendment or waiver of any provision of the Environmental Indemnity Agreement or any Loan Document and no consent to any departure by any Borrower or any Borrower Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Borrowers, (2) in the case of any other amendment, waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall be effective, unless in writing and signed by each Lender (or by the Administrative Agent with the consent of the Lenders), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, and such amendment, consent or waiver does any of the following:

(i)           waives any condition precedent to the effectiveness of this Agreement, except any condition referring to any other provision of any Loan Document;

(ii)           increases the Loan Commitment of any Lender or subjects any Lender to any additional obligation or otherwise increases the principal amount of the Loan;

(iii)           reduces (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrowers to repay (whether or not on a fixed date), any outstanding amount under the Loan owing to Lenders or (B) any fee or accrued interest payable to any Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 8 or in any definition set forth therein or principally used therein;

(iv)           waives or postpones any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on the Loan (including any agreement to forbear that would have the same effect) or fee owing to such Lender or for the reduction of such Lender’s Loan Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.5(c), or to the application of any payment, including as set forth in Section 2.7;

(v)           releases all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of the Borrowers;

(vi)           reduces or increases the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders,” “Pro Rata Share,” or “Pro Rata Outstandings”; or

(vii)           amends Section 12.7 (Sharing of Payments, Etc.) or this Section 12.2;

(b)           Anything herein to the contrary notwithstanding, (A) any waiver of any payment applied pursuant to Section 2.6 (Application of Payments) to, and any modification of the application of any such payment to the Loans shall require the consent of the Required Lenders, (B) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article 11 or the application thereof), and (C) (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Loan Commitment or of such Lender may not be increased or extended without the consent of such Lender, (y) the outstanding balance of such Lender’s Pro Rata Share of the Loan may not be forgiven without the consent of such Lender, and (z) the interest rate on the Loan cannot be reduced unless the Defaulting Lender is treated the same as all other Lenders; (2) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loan; (3) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; and (4) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

(c)           Each waiver or consent under any Loan Document or the Environmental Indemnity Agreement shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Borrower or any Borrower Party shall entitle such Person to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(d)           This Agreement and the other Loan Documents and the Environmental Indemnity Agreement shall not be executed, entered into, altered, amended, or modified by electronic means.  Without limiting the generality of the foregoing, Borrowers, Administrative Agent, and each Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 12.1 regarding notices.  Any reference to a Loan Document or the Environmental Indemnity Agreement, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document or the Environmental Indemnity Agreement as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 12.3 Assignments and Participations; Binding Effect.

(a)           This Agreement shall become effective when it shall have been executed by the Administrative Agent, the Lenders party hereto, and the Borrowers.  Thereafter, it shall be binding upon and inure to the benefit of the Borrowers (except for Article 11), the Administrative Agent, each Lender and, to the extent provided in Section 12.4, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document or the Environmental Indemnity Agreement none of the Borrowers or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)           Each Lender (other than a Defaulting Lender) may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Loan Commitment and its rights and obligations with respect to the Loan) to (i) any existing Lender (other than a Defaulting Lender), (ii) any Affiliate or Approved Fund of any existing Lender (so long as such Person would not, upon acceptance of such rights and obligations hereunder, constitute a Defaulting Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default is continuing, the Borrowers; provided, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loan subject to any such sale shall be in a minimum amount of $1,000,000, unless such sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Loan or is made with the prior consent of and the Administrative Agent.  A Defaulting Lender may not sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder except with Administrative Agent’s consent or at Administrative Agent’s direction in accordance with Section 2.14(c) hereof unless the circumstance which caused such Lender to become a Defaulting Lender will be fully cured in connection with such sale, transfer, negotiation or assignment.  A Defaulting Lender (or Person that would constitute a Defaulting Lender upon acceptance of rights and obligations hereunder) may not be the recipient of the sale, transfer, negotiation or assignment of any rights or obligations hereunder except with the consent of the Administrative Agent and, so long as no Event of Default is continuing, the Borrowers.

(c)           The parties to each transfer or sale made in reliance on clause (b) above (other than those described in clause (d) or (e) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such transfer or sale, together with any existing Note subject to such transfer or sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms or other forms required to be delivered by the Administrative Agent, and payment of an assignment fee in the amount of $3,500, provided that (1) if a transfer or sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such transfer or sale, and (2) if a transfer or sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such transfer or sale.  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 12.3(b)(iii), upon the Administrative Agent (and the Borrowers, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)           Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.12(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents and the Environmental Indemnity Agreement have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Loan Commitment and the payment in full of the Obligations) and be released from its obligations under the Loan Documents and the Environmental Indemnity Agreement, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents and the Environmental Indemnity Agreement, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 11, Section 12.6 (Right of Setoff), Section 12.7 (Sharing of Payments) and Section 12.36 (Non-Public Information; Confidentiality).

(e)           In addition to the other rights provided in this Section 12.3, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

                      EACH LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE IF PRO RATA SHARE OF THE LOAN OR ITS NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE ENVIRONMENTAL INDEMNITY AGREEMENT, THE LOAN, ITS NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “LENDER TRANSFEREE”).  Borrowers agree to cooperate with Lenders in connection with any such restatement, division, sale, assignment or transfer.  Each Lender Transferee shall have all of the rights and benefits with respect to the Loan, the Obligations, any Notes, the Collateral, the Loan Documents and the Environmental Indemnity Agreement held by it as fully as if the original holder thereof, and either Lender or any Lender Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein.  Notwithstanding any other provision of any Loan Document and the Environmental Indemnity Agreement, a Lender may disclose to any Lender Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

(f)           In addition to the other rights provided in this Section 12.3, each Lender may, without notice to or consent from the Administrative Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents and the Environmental Indemnity Agreement; provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make advances of the Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document and the Environmental Indemnity Agreement shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant shall be entitled to the benefit of Section 2.8 (Capital Adequacy; Increased Costs; Illegality); provided, however, that in no case shall a participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document and the Environmental Indemnity Agreement or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents and the Environmental Indemnity Agreement (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii), (iv), and (v) of Section 12.2(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant would otherwise be entitled.

Section 12.4 Indemnities.

(a)           Borrowers agree to indemnify, hold harmless and defend the Administrative Agent, each Lender, and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any related transaction, or any securities filing of, or with respect to, any Borrower, any Borrower Party or the Projects, (ii) any commitment letter, proposal letter or term sheet with any Person and any contractual obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall have no liability under this Section 12.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, each Borrower and each Borrower Party waives and agrees not to assert against any Indemnitee any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)           Without limiting the foregoing, “Indemnified Matters” includes all environmental Liabilities as set forth in Article 4 whether or not, with respect to any such environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Borrower or Borrower Party and (ii) are attributable solely to acts of such Indemnitee.

(c)           Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document and all representations and warranties made in any Loan Document shall (i) survive the termination of the Loan Commitment and the payment in full of other Obligations and (ii) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

(d)           In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of Borrowers and Borrower Parties hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.5 Debtor-Creditor Relationship.  The relationship between the Lenders and the Administrative Agent, on the one hand, and the Borrowers, on the other hand, is solely that of debtor and creditor.  No Secured Party has any fiduciary relationship or duty to any Borrower or Borrower Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Borrower and Borrower Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 12.6 Right of Setoff.  Each of the Administrative Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrowers), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of the Borrowers against any Obligation of any Borrower or any Borrower Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of the Administrative Agent and each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 12.6 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders, and their Affiliates and other Secured Parties may have.

Section 12.7 Sharing of Payments, Etc.  If any Lender, directly or through an affiliate or branch office thereof, obtains any payment of any Obligation of any Borrower or any Borrower Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 2.8 (Capital Adequacy; Increased Costs; Illegality) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 12.8 Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Borrower or any Borrower Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from any Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 12.9 Limitation on Interest.  It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrowers, Administrative Agent and Lenders with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent and any Lender or charged by Administrative Agent or any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Loan would be usurious under applicable law (including the laws of the State of Illinois and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents and the Environmental Indemnity Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrowers); and (b) if maturity is accelerated by reason of an election by Administrative Agent, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law.  In such case, excess interest, if any, provided for in the Loan Documents and the Environmental Indemnity Agreement or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrowers).  The terms and provisions of this Section 12.9 shall control and supersede every other provision of the Loan Documents.  The Loan Documents and the Environmental Indemnity Agreement are contracts made under and shall be construed in accordance with and governed by the laws of the State of Illinois, except that if at any time the laws of the United States of America permit Administrative Agent or the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Illinois (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Administrative Agent or the Lenders may contract for, take, reserve, charge or receive under the Loan Documents and the Environmental Indemnity Agreement.

Section 12.10 Invalid Provisions.  If any provision of any Loan Document or the Environmental Indemnity Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Environmental Indemnity Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Environmental Indemnity Agreement and/or such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 12.11 Reimbursement of Expenses.  Any action taken by any Borrower or Borrower Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Borrower or Borrower Party, and no Secured Party shall be required under any Loan Document to reimburse any Borrower or Borrower Party therefor except as expressly provided therein.  In addition, the Borrowers jointly and severally agree to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Loans by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent and each Lender for all reasonable costs and expenses incurred by them or any of their Related Persons in connection with internal audit reviews, field examinations, financial investigation, and Collateral examinations, including, without limitation, any tax service company (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners), (c) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Borrower or any Borrower Party, Loan Document, Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel), (d) costs incurred in connection with settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and (e) fees and costs for Uniform Commercial Code and litigation searches and background checks, and Rating Agency fees and expenses in connection with a Rating Agency Confirmation, if required.

Borrowers shall also pay to Administrative Agent a one-time fee, in addition to all other amounts due under the Loan Documents, the sum of Eight Hundred Fifty and No/l00 Dollars ($850.00) per Project, which Administrative Agent shall collect at the closing of a Tranche and shall apply against the cost and expenses incurred in connection with the annual on-site audit and inspection of the Projects.

Section 12.12 Approvals; Third Parties; Conditions.  All approval rights retained or exercised by Administrative Agent or the Lenders with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Administrative Agent’s and the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that Administrative Agent or the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrowers or any other Person.  This Agreement is for the sole and exclusive use of Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrowers and may not be enforced, nor relied upon, by any Person other than the Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrowers.  All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of the Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that any Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by any Lender at any time in such Lender’s sole discretion.

Section 12.13 Administrative Agent and Lenders Not in Control; No Partnership.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or the Lenders the right or power to exercise control over the affairs or management of Borrowers, the power of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Environmental Indemnity Agreement or the Loan Documents.  The relationship between Borrower, and each of the Administrative Agent and the Lenders is, and at all times shall remain, solely that of debtor and creditor.  No covenant or provision of the Environmental Indemnity Agreement or the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income among Administrative Agent and the Lenders or any of them, on the one hand, and Borrowers, on the other hand, or to create an equity interest in the Projects in Administrative Agent or any Lender.  None of Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrowers or to any other Person with respect to the Projects or the Loan, except as expressly provided in the Environmental Indemnity Agreement and the Loan Documents; and notwithstanding any other provision of the Environmental Indemnity Agreement or the Loan Documents:  (a) none of Administrative Agent or any Lender are, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrowers or any Borrower’s stockholders, members, or partners and Administrative Agent and the Lenders do not intend to ever assume such status; (b) Administrative Agent and the Lenders shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrowers; and (c) Administrative Agent and the Lenders shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrowers or any Borrower’s stockholders, members, or partners.  Administrative Agent and the Lenders and Borrowers disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income among the Administrative Agent and the Lenders or any of them, on the one hand, and Borrowers, on the other hand, or to create an equity interest in the Projects in Administrative Agent or the Lenders, or any sharing of liabilities, losses, costs or expenses.

Section 12.14 Contest of Certain Claims.  Borrowers may contest the validity of Taxes or any mechanic’s or materialman’s lien asserted against any Project so long as (a) Borrowers notify Administrative Agent that they intend to contest such Taxes or liens, as applicable, (b) Borrowers provide Administrative Agent with an indemnity, bond or other security reasonably satisfactory to Administrative Agent assuring the discharge of Borrowers’ obligations for such Taxes or liens, as applicable, including interest and penalties, (c) Borrowers are diligently contesting the same by appropriate legal proceedings in good faith and at their own expense and conclude such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which any Project is scheduled to be sold for non-payment, (d) Borrowers promptly upon final determination thereof pay the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith, and (e) notwithstanding the foregoing, Borrowers shall immediately upon request of Administrative Agent pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the opinion of Administrative Agent, any Project or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost.  Administrative Agent may pay over any cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Administrative Agent, the entitlement of such claimant is established.

Section 12.15 Time of the Essence.  Time is of the essence with respect to this Agreement.

Section 12.16 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders, and Borrowers and their respective successors and assigns, provided that no Borrower nor any other Borrower Party shall, without the prior written consent of the Lenders, assign any of its rights, duties or obligations hereunder.

Section 12.17 Renewal, Extension or Rearrangement.  All provisions of the Environmental Indemnity Agreement and the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 12.18 Waivers.  No course of dealing on the part of Administrative Agent or the Lenders or their respective officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or the Lenders under the Environmental Indemnity Agreement and any of the Loan Documents, shall operate as a waiver thereof.

Section 12.19 Cumulative Rights; Joint and Several Liability.  Rights and remedies of Administrative Agent (on behalf of the Lenders) under the Environmental Indemnity Agreement and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.  If more than one person or entity has executed this Agreement as a “Borrower,” the obligations of all such persons or entities hereunder shall be joint and several.

Section 12.20 Joint and Several Liability of the Borrowers.

(a)           Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Loan Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)           Each Borrower hereby agrees such Borrower is, and each such Borrower’s heirs, personal representatives, successors and assigns are, jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all of the Indebtedness and all other Obligations of Borrowers, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12.20 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12.20 shall be absolute and unconditional.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The guaranty obligations of each Borrower under the provisions of this Section 12.20 constitute full recourse and binding obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Loan Agreement or any other circumstances whatsoever, including without limitation, the following:

(i)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document, the Environmental Indemnity Agreement or any other agreement, document or instrument to which any other Borrower is or may become a party;

(ii)           the absence of any action to enforce this Loan Agreement (including this Section 12.20) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(iii)           the existence, value or condition of, or failure to perfect any lien or any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

(iv)           the insolvency of any other Borrower;

(v)           the institution of any proceeding under the Federal Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Federal Bankruptcy Code;

(vi)           any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Federal Bankruptcy Code;

(vii)           the disallowance, under Section 502 of the Federal Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of the Obligations; or

(viii)           any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than the payment and performance, in full, of the Obligations.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(e)           Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Loan Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Loan Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 12.20, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 12.20, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 12.20 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 12.20 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, Administrative Agent or any Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)           Notwithstanding anything to the contrary in this Agreement or in any other Loan Document or the Environmental Indemnity Agreement, and except as set forth in Section 12.20(j), each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash.  Each Borrower acknowledges and agrees that this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12.20, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.20.

(g)           If Administrative Agent or any Lender may, under applicable Law, proceed to realize its benefits under any of the Loan Documents or the Environmental Indemnity Agreement giving Administrative Agent or such Lender a lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12.20.  If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12.20, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lenders might otherwise be entitled but for such bidding at any such sale.

(h)           The provisions of this Section 12.20 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 12.20 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 12.20 will forthwith be reinstated and in effect as though such payment had not been made.

(i)           Each Borrower’s liability under this Section 12.20 shall be limited to an amount not to exceed as of any date of determination the greater of the following:

(i)           the amount of the Loan allocated to the Project owned by each Borrower as set forth on Schedule 12.20 hereto (with respect to the applicable Project, the “Allocated Loan Amount”); and

(ii)           the amount that could be claimed by Administrative Agent and any Lender from such Borrower under this Section 12.20 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.20(j) below.

(j)           Contribution with Respect to Guaranty Obligations:

(i)           To the extent that any Borrower (the “Overpaying Borrower”) incurs (i) any payment in excess of its Allocated Loan Amount, or (ii) a loss of its Collateral due to the foreclosure (or other realization by Lenders) of, or the delivery of deeds in lieu of foreclosure relating to it Collateral, and the value of such Collateral exceeded its Allocated Loan Amount (the “Overpayment Amount”), then such Overpaying Borrower shall be entitled, after indefeasible payment in full and the satisfaction of all Obligations to Lenders under this Loan Agreement, to contribution from each of the benefited Borrowers, on a pro rata basis, for the amounts so paid, advanced or benefited, in an amount equal to the difference between the Overpayment Amount and such benefited Borrower’s then current Allocated Loan Amount.  Any such contribution payments shall be made within ten (10) Business Days after demand therefor.

(ii)           This Section 12.20(j) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.20(j) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.20(a) above.  Nothing contained in this Section 12.20(j) shall limit the liability of any Borrower to pay all or any part of the Loan made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(iii)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(iv)           The rights of the indemnifying Borrowers against other Borrowers under this Section 12.20(j) shall be exercisable only upon the full and indefeasible payment of the Obligations.

(k)           The liability of Borrowers under this Section 12.20 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents and the Environmental Indemnity Agreement to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 12.21 Singular and Plural.  Words used in this Agreement, the other Loan Documents and the Environmental Indemnity Agreement, in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.22 Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.23 Titles of Articles, Sections and Subsections.  All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.24 Promotional Material.  Borrowers authorize Administrative Agent and any Lender to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities and such materials may describe the Loan in general terms or in detail and Administrative Agent’s and such Lender’s participation therein in the Loan.  All references to Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrowers shall be approved in writing by Administrative Agent in advance of issuance.

Section 12.25 Survival.  All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), under the indemnification provisions of the other Loan Documents and under the Environmental Indemnity Agreement, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of any Borrower.

Section 12.26 WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH BORROWER, ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE ENVIRONMENTAL INDEMNITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER INTO THIS AGREEMENT.

Section 12.27 Waiver of Punitive or Consequential Damages.  None of Administrative Agent, any Lender, nor any Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto.  Borrowers represent and warrant to Administrative Agent and each Lender that as of the Closing Date no Borrower nor any Borrower Party has any claims against Administrative Agent or any Lender in connection with the Loan.

Section 12.28 Governing Law.  UNLESS OTHERWISE NOTED THEREIN TO THE CONTRARY, THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS’ PRINCIPLES OF CONFLICTS OF LAW) AND APPLICABLE UNITED STATES FEDERAL LAW, EXCEPT FOR THOSE PROVISIONS IN THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY PERTAINING TO THE CREATION, PERFECTION OR VALIDITY OF OR EXECUTION ON LIENS OR SECURITY INTERESTS ON PROPERTY LOCATED IN THE STATES WHERE THE PROJECTS ARE LOCATED, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATES WHERE THE PROJECTS ARE LOCATED AND APPLICABLE UNITED STATES FEDERAL LAW.

Section 12.29 Entire Agreement.  This Agreement, the other Loan Documents and the Environmental Indemnity Agreement embody the entire agreement and understanding between Administrative Agent, each Lender and Borrowers and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents and the Environmental Indemnity Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.  If any conflict or inconsistency exists between the Term Sheet and this Agreement, any of the other Loan Documents, or the Environmental Indemnity Agreement, the terms of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement, as applicable, shall control.

Section 12.30 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.31 Consents and Approvals.  To the extent that Administrative Agent, Lenders and/or Required Lenders provide any consent or approval as provided for in this Agreement, such consent shall be limited to the specific matter approved and shall NOT be construed to (a) relieve Borrowers from compliance with all of the other terms and obligations of this Agreement, or (b) constitute a consent to any further similar action (as to which a prospective consent or approval shall be required and may not necessarily be granted), or (c) constitute a consent to any other obligation to which any Lender may be a party.

Section 12.32 Right of First Negotiation.  Borrowers shall not borrow any money for the refinancing of the Loan without first providing Administrative Agent and Lenders with written notice of the intention to incur said financing, which notice shall contain all terms and conditions of the contemplated financing to be obtained from a third party (“Financing Notice”).  Borrowers shall give Administrative Agent the exclusive first right to provide said financing on the same terms and conditions as contemplated in the Financing Notice.  Administrative Agent shall have the right to provide said financing to Borrowers by sending Borrowers notice of Administrative Agent’s intent to provide the financing (“Acceptance Notice”) within five (5) Business Days of receipt by Administrative Agent of the Financing Notice.  If Administrative Agent timely sends an Acceptance Notice to Borrowers, then Administrative Agent or Lenders and Borrowers shall consummate the proposed loan in accordance with the terms and conditions of the Financing Notice within sixty (60) days after receipt of the Acceptance Notice by Borrowers.  Borrowers and Administrative Agent shall reasonably cooperate with each other to permit such Lender or Lenders to ascertain if Administrative Agent wants to provide such financing, and if so, to close said loan and to reasonably negotiate all open terms and conditions of said loan.  If no Lender timely sends an Acceptance Notice to Borrowers, Borrowers may close said loan under the terms and conditions of the Financing Notice with the applicable lender referenced therein, subject to the other provisions of this Agreement.

Section 12.33 Effectiveness of Facsimile Documents and Signatures.  The Loan Documents and Environmental Indemnity Agreement may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents and Environmental Indemnity Agreement, as applicable.  Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 12.34 Venue.  EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.35 Patriot Act.  Each of the Administrative Agent and Lenders hereby notifies the Borrower Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of each Borrower Party and other information that will allow Administrative Agent and Lenders to identify each Borrower Party in accordance with the Patriot Act.

Section 12.36 Non-Public Information; Confidentiality.  Administrative Agent and each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Borrowers, the Borrower Parties, and their Affiliates and securities and agrees to use such information in compliance with all relevant policies, procedures and contractual obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).Section 12.37 Post-Closing Obligations of Borrowers.  Notwithstanding the fact that Borrowers have not satisfied certain of the conditions to the advance of the Loan proceeds as of the Closing Date, Lenders have agreed to advance the proceeds of the Loan to Borrowers, subject to the satisfaction of the other conditions to funding contained herein and each of the requirements set forth in Schedule 12.37 attached hereto.  Borrowers shall complete the same within the time periods specified in Schedule 12.37, or as otherwise specified in the schedule provided to and approved by Administrative Agent under this Section 12.37.

Section 12.38 Release and Waiver Regarding Special Audits.  Borrowers and Lenders acknowledge that from time to time during the term of the Loan, one or more Lenders and/or Borrowers may request that GE Capital provide Borrowers and/or the Lenders (collectively, the “Recipient”) with certain internally generated reports (whether oral and/or written, the “Reports”), which Reports may include oral and/or written information, assessments, notes, memoranda and analyses prepared by employees of GE Capital for the limited purpose of preparing an audit of the progress one or more of the Projects has made with respect to a plan of correction (or similar remedial obligation of the Borrowers or any Operator under any Healthcare Laws) that may be issued from time to time with respect to one or more Projects.  With respect to any Reports that may be provided to the Recipient from time to time during the term of the Loan, Lenders and Borrowers hereby acknowledge and agree as follows:  (a) the Reports may be prepared based on procedures that may not include all procedures deemed necessary for the Recipient’s own purposes; (b) GE Capital will not be able or willing to make any recommendations based on the Reports and GE Capital shall not in any way be deemed a consultant, agent or other representative to the Recipient in any manner; (c) the Recipient does not acquire any rights as a result of the disclosure of the Reports and its access thereto, and GE Capital  assumes no duties or obligations in connection with, or as a result of, such access; (d) the Recipient is not entitled to rely on the Report; (e) the Recipient will not distribute or disclose the Reports or the information contained therein to any third party, except if compelled by legal process, and it will, to the extent permitted by applicable Law, indemnify and hold harmless GE Capital, together with its employees, officers, advisors and Affiliates from and against any and all claims, losses or expenses (including reasonable attorneys’ fees) arising as a result of GE Capital having disclosed the Reports to the Recipient; (f) the Recipient waives its right to recover from, and releases and discharges any legal action against, GE Capital with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise, including, without limitation, reasonable attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Report; and (g) and with respect to the Reports, GE Capital is not acting as an agent, fiduciary or representative for the Recipient, and the Recipient will (i) make its own independent investigation of the subject matter of the Reports and (ii) be solely responsible for its own review, assessments, conclusions and decisions with respect to the Loan, the Projects and the relevant Borrowers and/or Operators.

 Section 12.39Method of Payment.  All amounts payable under this Agreement and the other Loan Documents must be paid by Borrowers in accordance with Section 2.6(c).  Payments in the form of cash, money order, third party payment, cashier’s check, a check drawn on a foreign bank or non-bank financial institution, or any form of payment other than those provided in the preceding sentence will not be accepted.

Section 12.40  Joinder of Additional Borrowers.  Borrowers, Administrative Agent and  Lenders hereby acknowledge and agree that Borrowers may seek to have an additional Person  joined as a Borrower to this Agreement in accordance with the Joinder set forth at Schedule I (“Joinder”).  Such Joinder shall be subject to the approval of Administrative Agent in its sole discretion.

ARTICLE 13
LIMITATIONS ON LIABILITY

Section 13.1 Limitation on Liability.

(a)           Subject to the qualifications below, neither the Administrative Agent nor any Lender shall enforce the liability and obligation of Borrowers to perform and observe the Obligations by any action or proceeding wherein a money judgment shall be sought against Borrowers, except that Administrative Agent and the Lenders may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and the Lenders to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Projects, or any other Collateral given to Administrative Agent and the Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrowers only to the extent of Borrowers’ interest in the Projects and in any other collateral given to Administrative Agent and the Lenders to secure the Obligations, and Administrative Agent and each Lender, as applicable, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrowers in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.

(b)           The provisions of this Section 13.1 shall not, however, (i) constitute a waiver, release or impairment of any Obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Administrative Agent or any Lender to name any Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Administrative Agent or any Lender thereunder; (iv) impair the right of Administrative Agent or any Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents; (vi) constitute a prohibition against Administrative Agent or any Lender to commence any appropriate action or proceeding in order for Administrative Agent or any Lender to exercise its remedies against the Projects; or (vii) constitute a waiver of the right of Administrative Agent or any Lender to enforce the liability and obligation of Borrowers, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation (including reasonable attorneys’ fees and costs), causes of action, suits, claims, demands and judgments of any nature or description whatsoever, which may be imposed upon, incurred by or awarded against Administrative Agent or any Lender or any affiliate thereof as a result of, arising out of or in connection with (and Borrowers shall be personally liable and shall indemnify Administrative Agent and such Lender for) the following:

(A)           any Borrower’s commission of a criminal act;

(B)           Borrowers’ failure to permit (or cause Operators to permit) on-site inspections of any Project or to provide the financial reports and other financial information, each as required by, and in accordance with the terms and provisions of, this Agreement and the other Loan Documents;

(C)           the failure by Borrowers or any Borrower Party to apply any funds derived from the Projects, including Security Deposits, Adjusted Revenue, insurance proceeds and condemnation awards as required by the Loan Documents;

(D)           any material misrepresentation by Borrowers or any Borrower Party made in or in connection with the Loan Documents or the Loan;

(E)           Borrowers’ collection of rents more than one month in advance or entering into or modifying or canceling Leases, or receipt of monies by Borrowers or any Borrower Party in connection with the modification or cancellation of any Leases, in violation of this Agreement or any of the other Loan Documents;

(F)           Borrowers’ interference with Administrative Agent’s or any Lender’s exercise of rights under the Assignment of Leases and Rents following the occurrence of an Event of Default;

(G)           Borrowers’ (or Operators’) failure to turn over to Administrative Agent all Security Deposits upon Administrative Agent’s demand following an Event of Default;

(H)           if applicable, Borrowers’ failure to timely renew any letter of credit issued in connection with the Loan;

(I)           Borrowers’ failure to maintain insurance as required by this Agreement or to pay any Taxes or assessments affecting the Projects;

(J)           damage or destruction to any Project caused by the acts or omissions of any Borrower, its agents, employees, or contractors;

(K)           Any Borrower’s failure to perform its obligations under the Environmental Indemnity Agreement or with respect to environmental matters under Article 4;

(L)           Borrowers’ failure to pay for any loss, liability or expense (including attorneys’ fees) incurred by Administrative Agent or any Lender arising out of any claim or allegation made by Borrowers, their successors or assigns, or any creditor of any Borrower, that this Agreement or the transactions contemplated by the Loan Documents and the Environmental Indemnity Agreement establish a joint venture, partnership or other similar arrangement among Borrowers, the Administrative Agent, or any Lender;

(M)           any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents;

(N)           uninsured damage to any Project resulting from acts of terrorism;

(O)           the physical waste of any Project by any Borrower;

(P)           the removal or disposal of any personal property from any Project in which Administrative Agent or the Lenders have a security interest in violation of the terms and conditions of the Loan Documents; or

(Q)           the voluntary termination of the Ground Lease, if applicable.

(c)           Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, all of the Obligations shall be fully recourse to Borrowers and Borrowers shall be personally liable therefor in the event of: (i) any Sale or Pledge of any Project or any Borrower in breach of any of the covenants in this Agreement or the Mortgage, (ii) any Borrower’s failure to comply with the covenants in Section 6.17 hereof; (iii) the commission of fraud by any Borrower or any Borrower Party in connection with the Loan, or (iv) the filing by any Borrower or any Borrower Party or the filing against any Borrower or any Borrower Party by any Borrower, any Borrower Party or any Affiliate of any Borrower of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by any Borrower or any Borrower Party or the consenting to, acquiescing in or joining in any such proceeding by any Borrower or Borrower Party, or the modification, termination or surrender of the Ground Lease or Declaration.

(d)           Borrowers also shall be personally liable to Administrative Agent and the Lenders for any and all reasonable attorneys’ fees and expenses and court costs incurred by Administrative Agent and the Lenders in enforcing this Section 13.1 or otherwise incurred by Administrative Agent or any Lender in connection with any of the foregoing matters, regardless whether such matters are legal or equitable in nature or arise under tort or contract law.  The limitation on the personal liability of Borrowers in this Section 13.1 shall not modify, diminish or discharge the personal liability of any Guarantor.  Nothing herein shall be deemed to be a waiver of any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Administrative Agent and the Lenders under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.

Section 13.2 Limitation on Liability of Lender’s Officers, Employees, etc.

  Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of the Administrative Agent’s or such Lender’s assets only.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or such Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

EXECUTED as of the date first written above.

ADMINISTRATIVE AGENT:	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation
By: /s/ Daniel Eppley Name: Daniel Eppley Title: A Duly Authorized Signatory

LENDERS:	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By: /s/ Daniel Eppley Name: Daniel Eppley Title: A Duly Authorized Signatory

[Signatures continue on the following page.]

BORROWERS:
ARHC CTCRCNV001, LLC,
a Delaware limited liability company

By: /s/ William M. Kahane
Name: William M. Kahane
Title:   President

ARHC DMLSVNV001, LLC,
a Delaware limited liability company

By: /s/ William M. Kahane
Name: William M. Kahane
Title:   President

ARHC BAPHXAZ001, LLC,
a Delaware limited liability company

By: /s/ William M. Kahane
Name: William M. Kahane
Title:   President

EXHIBIT A-1

Description of Projects

Borrower:	ARHC CTCRCNV001, LLC,
a Delaware limited liability company

Name of Facility:	Carson Tahoe Specialty Medical Center

Address of Facility:	775 Fleischmann Way, Carson City, NV 89703

Number of Parking Spaces:	Regular = 265, Handicap =27

Legal Description of Land:

All that certain real property situate in the County of Carson City, State of Nevada, described as follows:

All that certain real property situate within portions of the NE1/4 NE1/4 of Section 18 and the NW1/4 NW1/4 Section 17, T15N, R20E, M.D.B.&M., Carson City, Nevada, more particularly described as follows:

Commencing at the Northeast corner of Section 18;
Thence S 81°32’46” W, 647.13 feet to the TRUE POINT OF BEGINNING;
Thence S 89°51’50” E, 669.12 feet;
Thence S 00°28’36” W, 569.53 feet;
Thence S 88°35’17” W, 176.35 feet;
Thence S 89°05’51” W, 85.33 feet;
Thence N 00°48’56” E 109.93 feet;
Thence N 89°45’55” W, 405.77 feet;
Thence N 00°10’12” E, 465.21 feet to the TRUE POINT OF BEGINNING.

Said land is also shown on the Record of Survey for Carson-Tahoe Hospital filed in the Office of the County Recorder of Carson City, State of Nevada, on March 13, 2008 in Book 10, page 2683 as File No. 377291 Official Records.

Document No. 377734 is provided pursuant to the requirements of Section 6.NRS 111.312.

Excepting therefrom that portion dedicated to Carson City for public park purposes by document recorded April 14, 2009 as Document No. 388515, Official Records, being more particularly described as follows:

All that certain real property situate within portions of the NW1/4 NW1/4 Section 17 and the NE1/4 NE1/4 Section 18, T15N, R20N, M.D.B.&M., Carson City, Nevada, more particularly described as follows:

A-1-1

Commencing at the Northeast corner of said Section 18;
Thence S 23°44’23” W, 284.18 feet to the TRUE POINT OF BEGINNING;
Thence N 88°57’56” E, 142.11 feet;
Thence S 00°28’36” W, 258.08 feet;
Thence S 78°55’03” W, 9.77 feet;
Thence N 88°39’16” W, 24.38 feet;
Thence N 50°43’56” W, 78.87 feet;
Thence N 86°57’23” W, 48.05 feet;
Thence N 00°51’36” E, 204.36 feet to the TRUE POINT OF BEGINNING.

Document No. 388515 is provided pursuant to the requirements of Section 6.NRS 111.312.

Together with that portion of North Minnesota Street, abandoned by “Abandonment of Public Right-of-Way” recorded July 2, 2008 as Document No. 380788, Official Records, described as follows:

All that certain real property situate within a portion of the NW1/4 NW1/4 Section 17, T15N, R20E, M.D.B.&M., Carson City, Nevada, more particularly described as follows:

Commencing at the Northwest corner of Section 17, T15N, R20E, M.D.B.&M.;
Thence S 16°41’58” E, 100.99 feet to the TRUE POINT OF BEGINNING;
Thence S 89°51’50E, 33.00 feet along the Southerly right-of-way of Fleischmann Way;
Thence S 00°28’36” W, 166.18 feet;
Thence N 89°51’50” W, 33.00 feet along the extension of the Northerly right-of-way of john Street;
Thence N 00°28’36” E, 166.18 feet to the TRUE POINT OF BEGINNING.

Document No. 380788 is provided pursuant to the requirements of Section 6.NRS 111.312.

Together with that certain Reciprocal Access and Parking Easement Agreement executed by CCNV Venture, LP and The Gal Sal Company recorded July 2, 2008 as Document 380787, of Official Records.

APT: 1-201-30

A-1-2

EXHIBIT A-2

Description of Projects

Borrower:	ARHC DMLSVNV001, LLC,
a Delaware limited liability company

Name of Facility:	Durgano Medical Plaza

Address of Facility:	8530 W. Sunset Dr., Las Vegas, Nevada 89703

Number of Parking Spaces:	Regular = 298, Handicap = 36

Legal Description of Land:

ALL THAT LAND SITUATED IN THE COUNTY OF CLARK, STATE OF NEVADA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

THE EAST HALF (E 1/2) OF THE SOUTHWEST QUARTER (SW 1/4) OF THE SOUTHWEST QUARTER (SW 1/4) OF THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 33, TOWNSHIP 21 SOUTH, RANGE 60 EAST, M.D.M.

EXCEPTING THEREFROM THE SOUTH SIXTY (60) FEET FOR ROAD PURPOSES AS DESCRIBED IN DEDICATION BY CLARK COUNTY RECORDED JANUARY 22, 2001 IN BOOK 20010122 AS DOCUMENT 01831, OFFICIAL RECORDS.

TOGETHER WITH THAT PORTION AS VACATED BY THAT CERTAIN ORDER OF VACATION, RECORDED NOVEMBER 01, 2006, IN BOOK 20061101 AS DOCUMENT NO. 0005626, OF OFFICIAL RECORDS.

EXCEPTING THEREFROM THAT PORTION OF LAND DEDICATED TO COUNTY OF CLARK BY A GRANT, BARGAIN SALE AND DEDICATION DEED, RECORDED NOVEMBER 01, 2006 ON FILE IN BOOK 20061101 AS DOCUMENT NO. 0005628, OFFICIAL RECORDS OF CLARK COUNTY NEVADA.

SAID PARCEL BEING FURTHER DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING AT INTERSECTION OF THE WEST LINE OF THE EAST HALF (E 1/2) OF THE SOUTHWEST QUARTER (SW 1/4) OF THE SOUTHWEST QUARTER (SW 1/4) OF THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 33, TOWNSHIP 21 SOUTH, RANGE 60 EAST, M.D.M. AND THE NORTH RIGHT OF WAY OF SUNSET ROAD AS DEDICATED IN BOOK 20010122, DOCUMENT NO. 01831, CLARK COUNTY OFFICIAL RECORD, FROM WHICH THE SOUTHWEST CORNER OF SAID SECTION 33 BEARS SOUTH 80°41'00"” WEST FOR 351.50 FEET; THENCE ALONG SAID WEST LINE NORTH 00°22'22"” EAST, 584.51 FEET TO A POINT ON THE SOUTH LINE OF A RIGHT OF WAY DEDICATION RECORDED IN BOOK 20061101, RECORDING NO. 5628 OF OFFICIAL

A-2-1

RECORDS OF CLARK COUNTY, NEVADA; THENCE SOUTH 89°26'57" EAST ALONG A LINE 30 FEET SOUTH AND PARALLEL TO THE NORTH LINE OF THE AFORESAID EAST HALF (E 1/2) FOR 345.49 FEET; THENCE ALONG THE EAST BOUNDARY OF SAID EAST HALF (E 1/2) SOUTH 00°17'02"” WEST, FOR 589.29' TO A POINT ON THE NOW PRESENT NORTH RIGHT OF WAY LINE OF SUNSET ROAD PER AN ORDER OF VACATION RECORDED IN BOOK 20061101, RECORDING NO. 5626 OF OFFICIAL RECORDS OF CLARK COUNTY, NEVADA; THENCE NORTH 89°29'18"”WEST ALONG SAID PRESENT NORTH RIGHT OF WAY LINE, SAID LINE BEING 5.00 FEET SOUTH OF AND PARALLEL TO AFOREMENTIONED FORMER NORTH RIGHT OF WAY OF SUNSET ROAD, FOR 346.40 FEET; THENCE NORTH 00°22'22" EAST ALONG AFOREMENTIONED WEST LINE FOR 5.00 FEET TO THE POINT OF BEGINNING.

A-2-2

EXHIBIT A-3

Description of Projects

Borrower:	ARHC BAPHXAZ001, LLC,
a Delaware limited liability company

Name of Facility:	Bridges of Arcadia

Address of Facility:	5301 E. Thomas Road, Phoenix, AZ 85008

Number of Parking Spaces:	Regular = 25, Handicap = 2

Legal Description of Land:

The land situated in the County of Maricopa, State of Arizona and described as follows:

PARCEL 1

The North 350 feet of the East half of Lot 3, ORANGEDALE PLACE, according to Book 16 of Maps, page 41, records of Maricopa County, Arizona.

PARCEL 2

That portion of Edgemont Avenue, abandoned by Resolution recorded in Docket 8432, page 387, being more particularly described as follows:

The North 25 feet of the South 50 feet of the North 400 feet of the East half of Lot 3, ORANGEDALE PLACE, according to Book 16 of Maps, page 41, records of Maricopa County, Arizona.

Tax Parcel No. 126-25-069Q

A-3

EXHIBIT B

Borrowers

1.            ARHC CTCRCNV001, LLC, a Delaware limited liability company

2.           ARHC DMLSVNV001, LLC, a Delaware limited liability company

3.            ARHC BAPHXAZ001, LLC, a Delaware limited liability company

B-1

EXHIBIT C

Loan Commitment

Tranche A Loan Commitment

Lender’s Name	Lender’s Address for Notices	Lender’s Loan Commitment	Lender’s Pro Rata Share
General Electric Capital Corporation	500 West Monroe Street Chicago, Il. 60661	$45,859,148	100%

Tranche B Loan Commitment

Lender’s Name	Lender’s Address for Notices	Lender’s Loan Commitment	Lender’s Pro Rata Share
General Electric Capital Corporation	500 West Monroe Street Chicago, Il. 60661	$45,040,852	100%

Tranche C Loan Commitment

Lender’s Name	Lender’s Address for Notices	Lender’s Loan Commitment	Lender’s Pro Rata Share
General Electric Capital Corporation	500 West Monroe Street Chicago, Il. 60661	$20,600,000	100%

Tranche D Loan Commitment

Lender’s Name	Lender’s Address for Notices	Lender’s Loan Commitment	Lender’s Pro Rata Share
General Electric Capital Corporation	500 West Monroe Street Chicago, Il. 60661	$38,500,000	100%

C-1

EXHIBIT D

Names of Operating Tenants

Project	Operating Tenant
Bridges of Arcadia	CareMeridian, LLC
Carson Tahoe Specialty Medical Center	ContinueCare Hospital of Carson Tahoe, Inc.
Carson Tahoe Specialty Medical Center	Carson Tahoe Regional Healthcare
Carson Tahoe Specialty Medical Center	Western Nevada Surgical Center, Inc.
Durgano Medical Plaza	Anson & Higgins Plastic Surgery Associates, LLP
Durgano Medical Plaza	Bess Chang, M.D.
Durgano Medical Plaza	Bonnie Frasier, M.D.
Durgano Medical Plaza	Ear, Nose & Throat Consultants of Nevada, LLP
Durgano Medical Plaza	Las Vegas Radiology, LLC
Durgano Medical Plaza	Raja S. Mehdi, M.D. PLLC
Durgano Medical Plaza	Kevin Rayls, M.D., Professional Corporation
Durgano Medical Plaza	San Martin Surgery Center, LLC
Durgano Medical Plaza	M. Paul Singh M.D. PC
Durgano Medical Plaza	Duke/Forage/Anson, LLP

D-1

SCHEDULE I

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of ____________, 20___, is delivered pursuant to Section 12.40 of that certain Loan Agreement dated as of __________, 2011, by and among ______________________ and the Affiliates of the Borrowers from time to time joined as additional Borrowers and General Electric Capital Corporation, a Delaware corporation, as Administrative Agent and a Lender (the “Loan Agreement”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.

1.           Joinder of Additional Borrower to Loan Agreement.

(a)           By executing and delivering this Joinder Agreement, the undersigned hereby becomes a party to the Loan Agreement as a Borrower thereunder with the same force and effect as if originally named as a Borrower therein.  The undersigned hereby agrees to be bound as a Borrower for the purposes of the Loan Agreement.  The undersigned hereby joins in and assumes and agrees to pay and perform all obligations and liabilities of a Borrower under the Loan Documents, and hereby remakes and reaffirms all terms, conditions, liabilities and obligations set forth in the Loan Documents, as if fully set forth herein.  All covenants and default provisions contained in the Loan Documents shall be construed as if the undersigned were an original Borrower thereunder.  The execution and delivery hereof shall not constitute a novation of the indebtedness evidenced by the Loan Agreement or a modification or amendment of any covenant of any Borrower under the Loan Documents.

(b)           The information set forth in Annex 1-A is hereby added to the information set forth in the Schedules to the Loan Agreement.  By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agrees that this Joinder Agreement may be attached to the Loan Agreement.

(c)           The undersigned hereby represents and warrants that each of the representations and warranties contained in Article 6 of the Loan Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

(d)           From and after the date hereof, the term "Borrowers" in any Loan Document shall refer to the undersigned and the other Borrowers under the Loan Agreement.  The undersigned and the other Borrowers hereby, jointly and severally agree to pay any perform all liabilities and obligations set forth in the Loan Documents, as if fully set forth herein.

2.           Release of Claims.  Borrowers, on behalf of themselves, and any person or entity claiming by or through any or all of them (hereinafter collectively referred to as the "Releasors"), hereby unconditionally remise, release and forever discharge Administrative Agent and Lenders, their past and present officers, directors, shareholders, agents, parent corporation, subsidiaries, affiliates, trustees, administrators, attorneys, predecessors, successors and assigns and the heirs, executors, administrators, successors and assigns of any such person or entity, as releasees (hereinafter collectively referred to as the "Releasees"), of and from any and all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, promises, warranties, guaranties, representations, liens, mechanics' liens, judgments, claims, counterclaims, crossclaims, defenses, claims for damages (whether direct or indirect, consequential, special, exemplary, or punitive) and/or demands whatsoever, including claims for contribution and/or indemnity, whether now known or unknown, past or present, asserted or unasserted, contingent or liquidated, at law or in equity, or resulting from any assignment, if any (hereinafter collectively referred to as the "Claims"), which any of the Releasors ever had, now have, or may have against any of the Releasees, for or by reason of any cause, matter or thing whatsoever, arising from the beginning of time to the date of execution of this Joinder Agreement, including, without limitation, any and all Claims relating to or arising from the lending or any other relationship between Administrative Agent, Lenders and any one or more of the Borrowers in connection with the Obligations.

Schedule I-1

Each Borrower each hereby represents and warrants that it has not assigned, pledged, hypothecated and/or otherwise divested itself and/or encumbered all or any part of the Claims being released and waived hereby and that it hereby agrees to defend, indemnify, and hold harmless any and all of Releasees against whom any Claim so assigned, pledged, hypothecated, divested and/or encumbered is asserted.  Each Borrower hereby further covenants and agrees never to commence, voluntarily aid in any way, foment, prosecute or cause to be commenced or prosecuted against any of the Releasees any action or other proceeding based upon any of the Claims which may have arisen at any time on or prior to the date of this Joinder Agreement and were in any manner related to any of the Obligations.

If facts now exist which would or could give rise to any defense or Claim against arising out of, or with respect to the enforcement of this Joinder Agreement or any other Loan Document, as amended by this Joinder Agreement, each Borrower hereby unconditionally, irrevocably and unequivocally waives and fully releases any and all such defenses and Claims as if such defenses and Claims were the subject of a lawsuit, adjudicated to the final judgment from which no appeal could be taken, and therein dismissed with prejudice.  Each Borrower waives the provisions of any applicable Laws restricting the waiver or release of Claims which the waiving or releasing party does not know or suspect to exist at the time of release, which if known, would have materially affected such Borrower's decision to agree to this release.  In this regard, each Borrower hereby agrees, represents, and warrants to Administrative Agent and Lenders that each Borrower realizes and acknowledges that factual matters now unknown to a Borrower may have given or may hereafter give rise to causes of action, Claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and each Borrower further agrees, represents and warrants that the release provided hereunder has been negotiated and agreed upon in light of that realization, and that each Borrower nevertheless, hereby intends to release, discharge and acquit Administrative Agent and Lenders from any such unknown causes of action, Claims, demands, debts, controversies, damages, costs, losses, and expenses which are in any manner set forth in or related to the Loan Documents, the Obligations, and all dealings in connection therewith.

For purposes of negotiating and finalizing this Joinder Agreement any signed document transmitted by facsimile machine, PDF or other electronic method of distribution shall be treated in all manner and respects as an original document.

Schedule I-2

IN WITNESS WHEREOF, THE UNDERSIGNED HAS CAUSED THIS JOINDER AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DATE FIRST ABOVE WRITTEN.

[BORROWER] By: Name: Title: __________________________________

Schedule I-3

ACKNOWLEDGED AND AGREED
as of the date first above written:

BORROWERS:

ARHC CTCRCNV001, LLC,
a Delaware limited liability company

By: _______________________________
Name: _____________________________
Title: ______________________________

ARHC DMLSVN001, LLC,
a Delaware limited liability company

By: _______________________________
Name: _____________________________
Title: ______________________________

ARHC BAPHXAZ001, LLC,
a Delaware limited liability company

By: _______________________________
Name: _____________________________
Title: ______________________________

Schedule I-4

ADMINISTRATIVE AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION

By: ________________________________
Name:
Title:

Schedule I-5

Annex 1-A

Updates to Schedules to Loan Agreement

Annex 1-A

SCHEDULE II

REQUIRED REPAIRS/POST CLOSING MATTERS

See Schedule 12.37 to the Loan Agreement.

Schedule II-1

Loan No. 07-0004403

SCHEDULE III

FORM OF BORROWER’S CERTIFICATE

BORROWER’S CERTIFICATE

The undersigned, _________________________________________________ the ___________________________________ of ______________________________________, a ______________________________________ (“Borrower”), hereby represents, warrants and certifies to GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, Administrative Agent on behalf of the financial institutions from time to time party to the Loan Agreement (as defined below) as Lenders (in such capacity, the “Administrative Agent”) and the Lenders as follows:

1.
Borrower is a “Borrower” under that certain Loan Agreement dated __________, 2011 (“the “Loan Agreement”) by and among Administrative Agent, the financial institutions from time to time party thereto as “Lenders” and the other borrower parties named therein or who hereinafter become parties thereto (the “Other Borrower Parties”).

2.
Borrower is a ______________________ organized under the laws of the State of _______________________.  Attached hereto as Exhibit A is a true and complete copy of the Certificate of Formation and Limited Liability Company Agreement under which Borrower was formed, and all amendments thereto, and such documents are complete, in full force and effect, and have been filed with all required authorities.

3.
The names of each member of the Borrower and such member’s percentage interest in such Borrower are as set forth on Exhibit B attached hereto.  All such interests are free and clear of all liens, claims, encumbrances and rights of others.

4.	Borrower’s (a) principal place of business is at [insert address], (b) Organizational ID Number is _______________________ and (c) Tax Identification Number is __________________________.

5.
There has been no material adverse change in the financial condition, credit rating, business, operations or affairs of Borrower since the date of Borrower’s last financial statement submitted to Administrative Agent, if any such financial statements were submitted.

6.	All of Borrower’s obligations to any creditors are current.

7.
There is no action, proceeding or claim pending or threatened against Borrower or its members before any court, administrative agency, or arbitrative panel of any kind, which if adversely decided would result in a materially adverse change in the business or financial condition of Borrower or its members.

Schedule III-1

8.
No brokerage commission or finder’s fee is owing by Borrower or Guarantor to any broker or finder in collection with loan contemplated by the Loan Agreement or in connection with acquisition of Borrower’s undivided interest in the Projects (as defined in the Loan Agreement) except for securities commissions payable to securities brokers, all of which will be paid by Borrower prior to or at Closing.

9.	There are no outstanding judgments, arbitration awards, decrees, or orders of any kind pending against Borrower or its members.

10.
No petition for bankruptcy, whether voluntary or involuntary, nor assignment for the benefit of creditors, nor any other action involving debtors’ or creditors’ rights, has been filed under the laws of the United States or any state thereof, or threatened, by or against Borrower or its members.  Each of Borrower and its members is solvent and is not contemplating any such proceedings.

This certificate is made with the knowledge that the Administrative Agent and Lenders will rely upon the statements herein made in entering into the Loan Agreement with Borrower and to consummate and close the transaction contemplated thereby.

Dated this _______ day of __________________,20____.

______________________________________________________________
______, a ______________________________________________________

By: ____________________________________
Name: __________________________________
Title: ___________________________________

Schedule III-2

EXHIBIT A
TO
BORROWER’S CERTIFICATE

Organizational Documents

[Follows This Page]

EXHIBIT B
TO
BORROWER’S CERTIFICATE

Members of Borrower

Members	Percentage Ownership
_____%
_____%

SCHEDULE 2.1

CONDITIONS TO ADVANCE OF TRANCHE A LOAN PROCEEDS

The advance of the Loan proceeds shall be subject to the terms of the Term Sheet, and Administrative Agent’s receipt, review, approval and/or confirmation of the following items set forth in this Schedule 2.1 and in the items specified in the Term Sheet, at Borrowers’ cost and expense, each in form and content satisfactory to Administrative Agent in its sole discretion:

1.	Loan Documents. The Loan Documents and Environmental Indemnity Agreement executed by Borrowers, any Borrower Party and/or Operator, as applicable.

2.
Title Insurance Policy.  An ALTA (or equivalent) mortgagee policy or policies of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Administrative Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Administrative Agent, and insuring that the Mortgage creates a first-priority Lien on the Projects and related collateral (the “Title Policy”).

3.
Organizational and Authority Documents.  Certified copies of all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for each Borrower and each Borrower Party for the execution, delivery, and performance of the Loan Documents and the Environmental Indemnity Agreement by each Borrower and each Borrower Party, as applicable.

4.
Legal Opinions.  Legal opinions issued by counsel for Borrowers and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrowers and each Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents and Environmental Indemnity Agreement with respect to Borrowers and each Borrower Party; that the Loan, as reflected in the Loan Documents, is not usurious; and as to such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify, including, with limitation, non-consolidation opinions.

5.	Searches. Current Uniform Commercial Code, tax, judgment lien and litigation searches for Borrowers and each Borrower Party, and the immediately preceding owner of the Projects.

6.	Insurance. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Administrative Agent.

7.
Survey.  Three (3) originals of a current “as built” survey of each Project, dated or updated to a date not earlier than forty-five (45) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the American Land Title Association American Congress on Surveying and Mapping Standards and containing Administrative Agent’s approved form of certification in favor of Administrative Agent (on behalf of itself and the Lenders) and the title insurer (collectively, the “Survey”).  The Survey shall conform to Administrative Agent’s current survey requirements and shall be sufficient for the title insurer to remove the general survey exception.

8.
Property Condition Report.  A current engineering report or architect’s certificate with respect to each Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards (the “Property Condition Report,” whether one or more).  As requested by Administrative Agent, the Property Condition Report shall also include an assessment of each Project’s tolerance for earthquake and seismic activity.

9.	Environmental Reports. A current Site Assessment (as defined in the Environmental Indemnity Agreement) for each Project.

10.
Rent Roll.  A current rent roll or Census Report for each Project, certified by Borrowers or the current owner of each Project.  Such rent roll and/or Census Report shall include such information as reasonably required by Administrative Agent.

11.	Operating Agreements. A copy of each fully executed Operating Agreement in form and substance satisfactory to Administrative Agent, certified by Borrowers as being true, correct and complete.

12.
Tax and Insurance Impounds.  Borrowers’ deposit with Administrative Agent of the amount required under this Agreement to impound for taxes and assessments, insurance premiums and to fund any other required escrows or reserves.

13.
Compliance With Laws.  Evidence that each Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any Governmental Authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters.  If title insurance with respect to the Projects described in item 3 above does not include a Zoning 3.1 (with parking) endorsement because such an endorsement is not available in the state where each Project is located, then Borrowers shall furnish to Administrative Agent a zoning letter from the applicable municipal agency with respect to such Project or a zoning report that verifies the zoning classification of each Project and such Project’s compliance with such zoning classification (the “Zoning Report”).

14.
No Casualty or Condemnation.  No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any Governmental Authority, which would have, in Administrative Agent’s judgment, a material adverse effect on Borrowers, any Borrower Party or the Projects.

15.
Broker’s Fees.  All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or lenders in connection with the Loan or the acquisition of the Projects have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent.

16.
Costs and Expenses.  Payment of Administrative Agent’s and each Lender’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s and such Lender’s inspecting engineers, consultants and counsel.

17.	Representations and Warranties. The representations and warranties contained in this Loan Agreement and in all other Loan Documents and Environmental Indemnity Agreement are true and correct.

18.	No Defaults. No Potential Default or Event of Default or default shall have occurred or exist.

19.
Appraisal.  Administrative Agent shall obtain an appraisal report for each Project, in form and content acceptable to Administrative Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”) and the regulations promulgated pursuant to such act.

20.	Management. The Operator and any Operators’ Agreement for the Projects shall be satisfactory to Administrative Agent in its sole discretion.

21.	Minimum Adjusted Net Operating Income. Borrower shall have Adjusted Net Operating Income of not less than $4,750,000.

22.	Debt Service Coverage; Project Yield. The Projects shall have achieved a Debt Service Coverage Ratio of at least 1.50 to 1.0 and a Project Yield of at least nine percent (9.0%).

23.	Loan Origination Fee. Borrowers shall have paid the Loan Origination Fee (the pro rata portion thereof) to Administrative Agent (for the benefit of Lenders).

24.	Borrowers’ Equity in Projects. Borrowers’ equity interest in the Projects shall consist of one hundred percent (100%) cash on the Closing Date.

25.	Other Items. Administrative Agent and Lenders shall have received such other items as Administrative Agent and the Lenders may reasonably require.

SCHEDULE 2.1(a)

CONDITIONS TO ADVANCE OF TRANCHE B LOAN, TRANCHE C LOAN AND TRANCHE D LOAN PROCEEDS

The advance of the Tranche B Loan proceeds, Tranche C Loan proceeds and Tranche D Loan proceeds, as the case may be, shall be subject to the terms of the Term Sheet, and Administrative Agent’s receipt, review, approval and/or confirmation of the following items set forth in this Schedule 2.1(a) and in the items specified in the Term Sheet, at Borrowers’ cost and expense, each in form and content satisfactory to Administrative Agent in its sole discretion:

1.	Loan Documents. The Loan Documents and Environmental Indemnity Agreement executed by Borrowers, any Borrower Party and/or Operator, as applicable, to be joined as a party thereunder.

2.	Title Insurance Policy. The Title Policy for the applicable Projects.

3.
Organizational and Authority Documents.  Certified copies of all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for each Borrower and each Borrower Party for the execution, delivery, and performance of the Loan Documents and the Environmental Indemnity Agreement by each Borrower and each Borrower Party, as applicable.

4.
Legal Opinions.  Legal opinions issued by counsel for Borrowers and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrowers and each Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents and Environmental Indemnity Agreement with respect to Borrowers and each Borrower Party; that the Loan, as reflected in the Loan Documents, is not usurious; and as to such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify, including, with limitation, non-consolidation opinions.

5.	Searches. Current Uniform Commercial Code, tax, judgment lien and litigation searches for Borrowers and each Borrower Party, and the immediately preceding owner of the Projects.

6.	Insurance. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Administrative Agent.

7.
Survey.  Three (3) original Surveys for the applicable Projects.  The Survey shall conform to Administrative Agent’s current survey requirements and shall be sufficient for the title insurer to remove the general survey exception.

8.
Property Condition Report.  The Property Condition Report for the applicable Projects.  As requested by Administrative Agent, the Property Condition Report shall also include an assessment of each Project’s tolerance for earthquake and seismic activity.

9.	Environmental Reports. A current Site Assessment (as defined in the Environmental Indemnity Agreement) for each Project.

10.
Rent Roll.  A current rent roll or Census Report for each Project, certified by Borrowers or the current owner of each Project.  Such rent roll and/or Census Report shall include such information as reasonably required by Administrative Agent.

11.	Operating Agreements. A copy of each fully executed Operating Agreement in form and substance satisfactory to Administrative Agent, certified by Borrowers as being true, correct and complete.

12.
Tax and Insurance Impounds.  Borrowers’ deposit with Administrative Agent of the amount required under this Agreement to impound for taxes and assessments, insurance premiums and to fund any other required escrows or reserves.

13.	Compliance With Laws. The Zoning Reports for the Projects.

14.
No Casualty or Condemnation.  No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any Governmental Authority, which would have, in Administrative Agent’s judgment, a material adverse effect on Borrowers, any Borrower Party or the Projects.

15.
Broker’s Fees.  All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or lenders in connection with the Loan or the acquisition of the Projects have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent.

16.
Costs and Expenses.  Payment of Administrative Agent’s and each Lender’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s and such Lender’s inspecting engineers, consultants and counsel.

17.	Representations and Warranties. The representations and warranties contained in this Loan Agreement and in all other Loan Documents and Environmental Indemnity Agreement are true and correct.

18.	No Defaults. No Potential Default or Event of Default or default shall have occurred or exist.

19.
Appraisal.  Administrative Agent shall obtain an appraisal report for each Project, in form and content acceptable to Administrative Agent, prepared by an independent MAI appraiser in accordance with FIRREA and the regulations promulgated pursuant to such act.

20.	Management. The Operator and any Operators’ Agreement for the Projects shall be satisfactory to Administrative Agent in its sole discretion.

21.
Minimum Adjusted Net Operating Income.  Borrower shall have Adjusted Net Operating Income of not less than: (i) $4,500,000 (as to Tranche B Closing); (ii) (i) $3,750,000 (as to Tranche C Closing); and (iii) $7,000,000 (as to Tranche D Closing).

22.
Debt Service Coverage; Project Yield.  The Projects shall have achieved a Debt Service Coverage Ratio of: (i) for the Tranche B Closing, at least 1.65 to 1.0 and a Project Yield of at least nine and 50/100 percent (9.50%); (ii) for the Tranche C Closing, at least 2.70 to 1.0 and a Project Yield of at least sixteen and no/100 percent (16.0%); and (iii) for the Tranche D Closing, at least 3.0 to 1.0 and a Project Yield of at least seventeen and 50/100 percent (17.50%).

23.	Loan Origination Fee. Borrowers shall have paid the Loan Origination Fee (the pro rata portion thereof) to Administrative Agent (for the benefit of Lenders).

24.	Borrowers’ Equity in Projects. Borrowers’ equity interest in the Projects shall consist of one hundred percent (100%) cash on the Closing Date.

25.	Other Items. Administrative Agent and Lenders shall have received such other items as Administrative Agent and the Lenders may reasonably require.

SCHEDULE 2.7

SOURCES AND USES

Sources		Uses
Initial Funding	$45,859,0000	Acquisition	$60,892,000
Borrowers’ Equity	$15,853,000	Closing Costs	$820,000

Total	$61,712,000		$61,712,000

SCHEDULE 6.22

DISCLOSURES REGARDING HEALTHCARE MATTERS

None.

SCHEDULE 7.2

COMPLIANCE CERTIFICATE

Compliance Certificate

Date: ________________, ______

General Electric Capital Corporation,
as Administrative Agent
500 West Monroe Street
Chicago, Illinois 60661
Attention: Managing Director, HFS Real Estate Portfolio Management Group

Re: Compliance Certificate – Loan No. 07-0004403

Ladies and Gentlemen:

This certificate is given in accordance with Section 7.2 and Section 9.10 of the Loan Agreement dated __________________ (as amended from time to time, the “Loan Agreement”), among _____________________ (each a “Borrower” and collectively, the “Borrowers”) and General Electric Capital Corporation, as collateral agent and Administrative Agent on behalf of the financial institutions from time to time party to the Loan Agreement (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

I hereby certify that:

1.	I am an officer of each Borrower, and

2.
Based on my review of the financial statements delivered with this certificate in accordance with the Section 7.1 of the Loan Agreement, such (a) financial statements fairly present the financial condition of the Borrowers as the dates of such financial statements in all material respects and (b) have been prepared in accordance with GAAP consistently applied.  There have been no material changes in accounting policies or financial reporting practices of any Borrower Party since ____________, 200_ [insert date of last year-end financial statement provided by Borrowers], or, if any such change has occurred, I have attached a description of such changes.

3.
I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrowers during the accounting period covered by such financial statements.

4.
Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge whether arising out of such review or otherwise, of the existence during or at the end of such accounting period or as of the date hereof, of any condition or event that constitutes a Potential Default or an Event of Default, or if any Potential Default or Event or Default existed or exists, attached as Schedule 1 hereto is a description of the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

5.
Guarantor is in compliance with the covenants contained in the Recourse Guaranty Agreement constituting a part of the Loan Documents, as demonstrated by the calculation of such covenant(s) below [, except as set forth in Schedule 4 attached hereto].

6.
Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against any Borrower, Guarantor, any Operator or all or any portion of the Project.

7.
Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any failure of any Borrower, Guarantor or any Operator to make required payments of withholding or other tax obligations of such Borrower, Guarantor or Operator during the accounting period to which the attached statements pertain or any subsequent period.

8.
Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any failure of any Operating Tenant to make any payment of rent, real estate taxes, insurance or maintenance/repairs required to be paid by it under the terms of such Operator’s Operating Lease.

9.	With respect to each of the Projects:

(a)	there are no current, pending or threatened proceedings relating to a condemnation or other public taking of the Project;

(b)	the Project has suffered no casualty or other damage or loss of the type typically covered by hazard insurance;

(c)
all insurance required to be maintained by Borrowers, Guarantor or any Operator under the Loan Agreement is in force and premiums therefor have been paid as and when due and Borrowers, Guarantor or any Operator have made no claims thereunder;

(d)
all real estate taxes, insurance, maintenance and repairs or other assessments pertaining to the Project have been paid as and when due and Borrowers maintain adequate reserves or escrows to pay all such taxes and assessments as they come due; and

(e)	the undersigned has no knowledge of any current, pending or threatened changes to the zoning classification or permitted uses of the Project.

10.
All of the other covenants (i.e., those not specifically described in the prior paragraphs above) set forth in the Loan Agreement and Loan Documents are fully performed and the representations and warranties set forth in the Loan Agreement and Loan Documents are and remain true, correct, and complete (except as set forth on Schedule 3 attached hereto).

11.
Except as set forth in the Loan Agreement or on Schedule 4 attached hereto, no Borrower has received (a) any notice of default under other obligations relating to the Project or otherwise material to such Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (b) any notice of threatened or pending legal, judicial or regulatory proceedings, including any dispute between any Borrower and any Governmental Authority, materially adversely affecting any Borrower, any Borrower Party or any Project; (c) Healthcare Investigations; (d) any notice of default or termination given or made to any Operator by any Borrower or received from any Operator; and (e) any notice of default or termination under any license or permit necessary for the operation of any Project in the manner required by the Loan Agreement.  If any such notices or Healthcare Investigations have been received or commenced, they are listed on Schedule 4 and Borrowers have provided (or are providing concurrently with this Certificate) Administrative Agent with copies of such notices and relevant materials referred to herein.  With respect to any such notices or Healthcare Investigations, Borrowers are providing the following information:  (a) number of records requested, (b) dates of service, (c) dollars at risk, (d) date records submitted, (e) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (f) additional remedies proposed or imposed, (g) status update, including appeals, and (h) any other pertinent information related thereto.

The forgoing certification and computations are made as of _____________, 20___ and delivered this _____day of _____________, 20___.

Sincerely,

ARHC CTCRCNV001, LLC,
a Delaware limited liability company

By: _________________________________
Name: _______________________________
Title: ________________________________

ARHC DMLSVNV001, LLC,
a Delaware limited liability company

By: _________________________________
Name: _______________________________
Title: ________________________________

ARHC BAPHXAZ001, LLC,
a Delaware limited liability company

By: _________________________________
Name: _______________________________
Title: ________________________________

[Other Borrowers]

By: _________________________________
Name: _______________________________
Title: ________________________________

SCHEDULE 1

Description of Defaults or Potential
Defaults and Cures Being Undertaken

SCHEDULE 2

Tax Liens or Withholding Obligations

SCHEDULE 3

Exceptions to Covenant Compliance

Schedule 4

Schedule of Notices of Default, Litigation, etc.

SCHEDULE 12.20

ALLOCATED LOAN AMOUNTS

1.           Durango Medical Plaza - $17,171,669

2.           Carson Tahoe Specialty Medical Center - $21,751,174

3.           Bridges of Arcadia - $6,936,305

SCHEDULE 12.37

POST-CLOSING OBLIGATIONS

Description of Post Closing Obligation	Required Completion Date

Carson Tahoe Specialty Medical Center:
damaged and cracked areas of asphalt	Within ninety (90) days of
pavement require full depth repairs -	the Tranche A Closing Date
per the Property Condition Report,
estimated repairs are $15,000